UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Abercrombie & Fitch Co.
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2021 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 26, 2021

Dear Fellow Stockholders:

You are cordially invited to join us for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Abercrombie & Fitch Co. (the “Company,” “we” or “our”) to be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, June 9, 2021. The Annual Meeting will be held as a virtual meeting of stockholders, to be conducted exclusively online via live webcast.

You will be able to participate in the Annual Meeting, submit questions during the Annual Meeting and vote your shares electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ANF2021. Because the Annual Meeting is being conducted electronically, you will not be able to attend the Annual Meeting in person. Details regarding how to participate in the live webcast of the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.

In Fiscal 2020, our global teams remained agile and responded quickly and effectively to the unprecedented near-term challenges posed by the COVID-19 pandemic. As a result, despite the difficult environment, we made progress executing against our four key transformation initiatives: Optimizing our global store network; Enhancing our digital and omnichannel capabilities; Increasing the speed and efficiency of our concept-to-customer product life cycle; and Improving our customer engagement through our loyalty programs and marketing optimization. We increased our digital penetration from 33% of annual revenue in Fiscal 2019 to 54% in Fiscal 2020. We have thoughtful plans in place to continue to invest in digital and omnichannel capabilities and enhancements to create best-in-class customer experiences while growing profitably across channels. On our path to strategically refine our global footprint, we removed 1.1 million underproductive gross square feet, or 17% of our global base, reflecting the closure of 137 locations, including 129 non-flagship stores and eight flagship stores. As the COVID-19 pandemic reshaped customer behaviors, we flexed our model to fulfill elevated digital demand and utilized data and analytics to offer the right products, at the right time, and the right price. We also leveraged data, including our loyalty programs, to engage with customers across channels and drive more efficient and effective marketing spend. These actions were supported by key investments in senior talent, including building our user experience and data and analytics teams.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain stockholders over the Internet instead of mailing printed copies to each stockholder. By doing so, we save costs and reduce our impact on the environment. If you have received the Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice of Internet Availability of Proxy Materials.

It is important that your shares be represented at the Annual Meeting, whether or not you plan to participate in the Annual Meeting online. Accordingly, after reading the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by telephone, by mail or over the Internet as described in the Proxy Statement. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via e-mail, and we encourage you to do so.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 or directly at (412) 232-3651. Banks and brokers may call collect at (212) 750-5833.

Fran Horowitz, Chief Executive Officer	Terry L. Burman, Non-Executive Chairman of the Board

Notice of Annual Meeting of Stockholders

To Our Stockholders:

The Proxy Statement accompanying this Notice of Annual Meeting of Stockholders is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Abercrombie & Fitch Co. (the “Company,” “we” or “our”) for use at the Annual Meeting to be held virtually and exclusively online via live webcast on Wednesday, June 9, 2021, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect eleven directors, each to serve for a term of one year to expire at the 2022 Annual Meeting of Stockholders;
2.	To vote on a non-binding advisory resolution to approve executive compensation;
3.	To approve an amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to authorize 1,100,000 additional shares;
4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022; and
5.	To transact any other business which properly may be brought before the Annual Meeting.

The Proxy Statement describes each of these items in detail. The Company has not received notice of any other matters that properly may be presented at the Annual Meeting.

We began mailing a Notice of Internet Availability of Proxy Materials on or about April 26, 2021, to holders of record of shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company at the close of business on April 12, 2021. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains information on how to access this Notice of Annual Meeting of Stockholders, the Proxy Statement, the form of proxy and our Annual Report 2020, which includes our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, over the Internet, as well as instructions on how to request a paper copy of the proxy materials.

Only stockholders of record at the close of business on April 12, 2021, the date established by the Board as the record date, are entitled to receive notice of, and vote at, the Annual Meeting. All stockholders are invited to attend the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ANF2021. To participate in and vote at the Annual Meeting, you will need the unique 16-digit control number printed in the box on your Notice of Internet Availability of Proxy Materials or proxy card (if you requested a printed copy of the proxy materials). Even if you plan to participate in the Annual Meeting, we urge you to vote as soon as possible by telephone, by mail or over the Internet as described in the Proxy Statement.

By Order of the Board of Directors, Gregory J. Henchel Senior Vice President, General Counsel and Corporate Secretary April 26, 2021

Benefits	49

Process of our Compensation and Organization Committee	49

Setting Executive Compensation	50

Executive Severance Agreements and Change-in-Control Benefits	51

Clawback Policy	52

Stock Ownership Guidelines	53

Tax Deductibility of Compensation under Internal Revenue Code Section 162(m)	53

Compensation Considerations Related to Accounting	54

Report of the Compensation and Organization Committee on Executive Compensation	54

Executive Officer Compensation	55

Summary Compensation Table	55

Grants of Plan-Based Awards	57

Outstanding Equity Awards	58

Restricted Stock Units Vested and Performance Share Awards Earned	59

Nonqualified Deferred Compensation	59

Potential Payments Upon Termination or Change of Control	61

CEO Pay Ratio	64

Ownership of Our Shares	65

Equity Compensation Plans	68

Proposal 3 — Approval of an Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 1,100,000 Additional Shares	70

Background of the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates	70

Reasons to Approve the Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates	71

Summary of the 2016 Associates LTIP, as Proposed to be Amended	72

United States Federal Income Tax Consequences	78

Audit and Finance Committee Matters	81

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm	84

Stockholder Proposals for 2022 Annual Meeting	85

Questions and Answers About Our Annual Meeting and Voting	86

Other Matters	92

Appendix A — Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan For Associates [as proposed to be amended]	A-1

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

About Abercrombie & Fitch Co.

Abercrombie & Fitch Co. (the “Company,” “A&F,” “we” or “our”) is a global multi-brand omnichannel specialty retailer. Our products are sold primarily through our digital channels and Company-owned stores, as well as through various third-party arrangements. We offer a broad assortment of apparel, personal care products and accessories for men, women and kids under our two brand-based operating segments: Hollister, which includes our Hollister and Gilly Hicks brands; and Abercrombie, which includes our Abercrombie & Fitch and abercrombie kids brands. The brands share a commitment to offering unique products of enduring quality and exceptional comfort that allow customers around the world to express their own individuality and style. We operate primarily in North America, Europe and Asia. Our principal executive offices are located at 6301 Fitch Path, New Albany, Ohio 43054.

2021 Annual Meeting Of Stockholders

Annual Meeting Date: June 9, 2021, 10:00 a.m., Eastern Daylight Time	Virtual Stockholder Meeting: www.virtualshareholdermeeting.com/ANF2021
Record Date: April 12, 2021

Stockholders as of the record date are entitled to one vote per share. Each share of Class A Common Stock, $0.01 par value per share (the “Common Stock”), is entitled to one vote for each director nominee and one vote with respect to each of the other proposals to be voted on.

Even if you plan to participate in the Annual Meeting online, please vote as soon as possible and, in any event, prior to 11:59 p.m., Eastern Daylight Time, on June 8, 2021. Only registered stockholders as of the record date may vote during the Annual Meeting. Any beneficial owner of shares must follow the procedures provided by the brokerage firm, bank, or other registered holder of such shares for obtaining a legal proxy to vote such shares at the Annual Meeting. You can also vote prior to the Annual Meeting in one of the following ways:

Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card (if you requested a printed copy of the proxy materials) or Notice of Internet Availability of Proxy Materials in hand when you access the website and follow the instructions.	Call 1-800-690-6903: You can use any touch-tone telephone. Have your proxy card (if you requested a printed copy of the proxy materials) or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.	If you received a printed copy of the proxy materials, you may submit your vote by completing, signing, and dating your proxy card and returning it in the postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Proxy Statement or made by the Company, our management or our spokespeople involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Proxy Statement will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, including the uncertainty surrounding COVID-19, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements included herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

YOUR VOTE IS IMPORTANT

Please carefully review the proxy materials for the 2021 Annual Meeting of Stockholders and follow the instructions above to cast your vote on all voting matters.

Abercrombie & Fitch Co. 2021 Proxy Statement	1

Items of Business

Proposal	Board Vote Recommendation	For More Information, See Page
Proposal 1 – Election of Eleven Directors	FOR each director nominee	8
Proposal 2 – Non-Binding Advisory Resolution to Approve Executive Compensation	FOR	36
Proposal 3 – Approval of an Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 1,100,000 Additional Shares	FOR	70
Proposal 4 – Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending January 29, 2022	FOR	84

Proposal 1 – Election of Eleven Directors to a One-Year Term

Upon the unanimous recommendation of our Nominating and Board Governance Committee, the Board of Directors of the Company (the “Board”) has unanimously nominated and unanimously recommends a vote “FOR” each of the following nominees for election as a director to the Board for a one-year term, eligible for re-election in 2022:

Nominee, Age	Director Since	Committees	Independent

Kerrii B. Anderson, 63	February 2018	Audit and Finance (Chair); Nominating and Board Governance

Terry L. Burman, 75 Non-Executive Chairman of the Board	January 2014	Executive (Chair)

Felix J. Carbullido, 54	August 2019	Compensation and Organization; Corporate Social Responsibility

Susie Coulter, 55	May 2020	Corporate Social Responsibility

Sarah M. Gallagher, 69	June 2014	Nominating and Board Governance; Corporate Social Responsibility

James A. Goldman, 62	May 2020	Compensation and Organization; Nominating and Board Governance

Michael E. Greenlees, 74	February 2011	Audit and Finance; Compensation and Organization

Fran Horowitz, 57 Chief Executive Officer	February 2017	Executive	No

Helen E. McCluskey, 66	February 2019	Compensation and Organization (Chair); Audit and Finance

Kenneth B. Robinson, 66	February 2021	Audit and Finance

Nigel Travis, 71	February 2019	Nominating and Board Governance (Chair); Audit and Finance; Executive

Proposal 2 – Non-Binding Advisory Resolution to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution to approve the compensation of our named executive officers for the fiscal year ended January 30, 2021 (“Fiscal 2020”). The Board recommends a vote “FOR” this proposal because we believe our executive compensation policies and practices are effective in aligning the interests of our named executive officers (sometimes referred to herein as our “NEOs”) with the achievement of our financial goals and the creation of long-term stockholder value.

Abercrombie & Fitch Co. 2021 Proxy Statement	2

Proposal 3 – Approval of an Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 1,100,000 Additional Shares

We are asking stockholders to approve an amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to authorize 1,100,000 additional shares of Common Stock needed to continue to make grants to executive officers and employees, or as referred to by the Company, “associates,” of the Company and our subsidiaries consistent with historic grant practices. The Board recommends a vote “FOR” this proposal to enable the Company to continue to pay competitively and assist in attracting, retaining and motivating highly talented executive officers and other associates.

Proposal 4 – Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending January 29, 2022

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022 (“Fiscal 2021”). The Board recommends a vote “FOR” this proposal.

Executive Compensation Highlights

The following compensation decisions and practices demonstrate how the Company’s executive compensation program reflects best practices and reinforces the Company’s culture and values:

Practices We Employ	Practices We Avoid

Emphasis on at-risk pay	No excise tax gross-up payments

Rigorous performance metrics	No hedging of equity securities

Stock ownership guidelines	No pledging of equity securities

Benchmark NEO pay against a compensation peer group	No modification of out-of-the money stock options or stock appreciation rights

Incentive compensation clawback policy

Annual “say on pay” vote

The following table summarizes the compensation elements provided for our NEOs in Fiscal 2020:

Element	Purpose	Metric
Base Salary	Fixed annual cash compensation to attract and retain executive officers	Established after review of base salaries of executive officers of companies in our compensation peer group and the performance of each of our NEOs
Annual Cash Incentive Program	Performance-based variable pay that delivers cash incentives when the Company meets or exceeds key financial results	Based on an assessment of Operating Cash Flow (as defined on page 44) performance against pre-established goals
Long-Term Incentive Awards	Performance-based, market-based and service-based equity compensation to reward executive officers for a balanced combination of the Company meeting or exceeding key financial results and creating long-term stockholder value

50% Performance-based Performance Share Awards (“PSAs”) based 100% on Relative Total Shareholder Return (“TSR”) performance compared to our compensation peer group

50% Service-based Restricted Stock Units (“RSUs”) that vest ratably over three years

Compensation Program Changes for Fiscal 2020 in Response to COVID-19

We entered Fiscal 2020 optimistic about the significant progress made in the fiscal year ended February 1, 2020 (“Fiscal 2019”) to optimize our global store network, enhance digital and omnichannel capabilities, increase the speed and efficiency of our product life cycle, and improve customer engagement. In January 2020, we began to experience

Abercrombie & Fitch Co. 2021 Proxy Statement	3

business disruptions in the Asia-Pacific (“APAC”) region as a result of COVID-19 and in February 2020, the situation escalated as the scope of COVID-19 worsened beyond the APAC region, with the United States, and the Europe, Middle East and Africa (“EMEA”) region experiencing significant outbreaks. As a result, in January 2020, we temporarily closed the majority of our stores in the APAC region and in March 2020, we temporarily closed our stores across brands in North America and the EMEA region. In addition, we recommended associates who were able to perform their role remotely do so. In parallel to implementing a temporary reduction in work schedules and furloughing North America and EMEA region store associates, we implemented a temporary reduction in pay for our most senior leaders. While we did place some associates on temporary furlough, we funded 100% of the health premiums for eligible associates impacted by those measures for a period of time.

In the midst of these difficult decisions, our priority throughout the pandemic has been the well-being of our associates, our customers and our communities. We proactively closed our global stores in response to the pandemic. Similarly, we quickly pivoted to a work from home model to reduce the risk of spreading COVID-19 within our home offices. Throughout our global stores and global offices, we followed local government-mandated guidelines to mitigate the spread of COVID-19 and to keep our customers, our associates and our communities safe. Across our global operations, we put in place a range of additional measures to provide safe working environments. We provided increased cleaning and sanitizing of equipment and common areas, as well as temperature and wellness checks, and adjusted shifts, break times and facilities set up to support appropriate social distancing at all times, among other things. We continued to follow local government and health organizations’ recommendations and made changes to our operations as and when the situation required them. As our stores began to reopen, we followed a similar approach of increasing our health and safety protocols, including requiring masks for all associates and customers (depending on geographic region), reducing hours, increasing cleaning, and managing occupancy limits.

We leaned into our omnichannel capabilities and introduced Curbside Pickup where possible to give our customers another safe option of shopping our brands. As the situation evolved, we remained committed to providing relevant updates to our associates and our customers. This included providing ongoing resources to our associate population to help them manage the unprecedented situation through activations including Wellness Wednesday sessions, access to tele-health services, mental wellness resources, parenting resources, and more.

We acted decisively to adopt a COVID-19 operating playbook focused on optimizing digital operations, preserving liquidity, and managing cash flows. Ultimately, we grew digital penetration to 54% of annual revenue in Fiscal 2020 from 33% in Fiscal 2019, expanded our gross profit rate by 110 basis points and fortified our balance sheet to end the year with $1.3 billion of liquidity. Our Compensation and Organization Committee also adopted a number of changes to our compensation programs for Fiscal 2020 to support our updated operating playbook and reflect the extraordinary and uncertain operating environment for Fiscal 2020. Typically, our Compensation and Organization Committee approves the structure and goals for the annual and long-term incentive awards in February and March of each fiscal year. As the impact of the COVID-19 pandemic spread in February and March 2020, our Compensation and Organization Committee closely monitored its impact on the business and the associated implications for the Fiscal 2020 incentive plans – including the selection of metrics critical to a successful navigation of the pandemic and the Company’s ability to set performance goals that were both rigorous and realistic. Due to the substantial uncertainty in the global business environment created by the COVID-19 pandemic, our Compensation and Organization Committee determined to postpone decision-making with respect to most aspects of the Fiscal 2020 incentive design until more was known of the depth and breadth of the pandemic’s impacts on the Company’s operations (particularly with respect to the duration of mandated and voluntary store closures around the globe). In March 2020, our Compensation and Organization Committee approved grants of service-based RSUs only, generally in amounts equal to 40% of the NEOs’ overall target long-term incentive award value for Fiscal 2020 (an equivalent proportion to the overall long-term incentive award value as was issued in service-based RSUs for Fiscal 2019). All remaining decisions relating to the establishment of an annual cash incentive program for Fiscal 2020 and the form and structure of the remaining 60% of the NEOs’ overall long-term incentive award value for Fiscal 2020 were postponed to the second half of the year for approval at our Compensation and Organization Committee’s August 2020 meeting. The decision to grant a portion of the Fiscal 2020 long-term incentive award value in service-based RSUs in March 2020 reflected our Compensation and Organization Committee’s desire to provide a degree of continuity and stability to participating associates, including the NEOs, at a time when the nature, form and timing of the Company’s remaining incentive programs were yet to be determined.

Over the course of Summer 2020, our Compensation and Organization Committee evaluated a variety of possible approaches to the Fiscal 2020 annual cash incentive program in light of the uncertainties created by the COVID-19 pandemic. At that point, the duration and severity of the pandemic were unknown, and it was difficult to predict whether

Abercrombie & Fitch Co. 2021 Proxy Statement	4

(and to what extent) the Company’s digital business would offset lost revenues from store closures. Accordingly, the Company quickly shifted its focus to ensuring that adequate financial resources were in place to sustain operations and emerge from the economic downturn in a competitive position, regardless of the timeline for recovery. After careful consideration, our Compensation and Organization Committee ultimately determined that the Company’s ability to generate operating cash flow would be the best measure of performance for Fiscal 2020 in light of the ongoing focus on liquidity and the role that both sales performance and expense control play in driving operating cash flow. Our Compensation and Organization Committee viewed each of these objectives as critical to motivating leaders to navigate through the pandemic in a way that would position the Company for sustained, long-term success in Fiscal 2021 and beyond. Additional considerations included: (i) the difficulty of setting Adjusted EBIT goals when it was not clear whether, and at what capacity, stores would remain open around the globe; and (ii) the potential for unintended consequences in measuring relative sales performance over the short-term (e.g., promotional activity by a comparator company to clear excess inventory could distort relative results). As discussed further below, our Compensation and Organization Committee also sought to elevate the importance of relative measurement in the long-term incentive award by increasing the weighting of Relative TSR to 100% of the Fiscal 2020 to Fiscal 2022 PSAs.

In August 2020, our Compensation and Organization Committee granted the remainder of the Fiscal 2020 long-term incentive award value, including the performance-based component, and approved the Fiscal 2020 annual cash incentive program. The final incentive compensation program design reflected the following changes relative to the Fiscal 2019 incentive compensation program design:

Element	Change for Fiscal 2020	Rationale
Annual Cash Incentive Program	Replaced Adjusted EBIT with Operating Cash Flow as the sole metric	Reinforced the Company’s focus on liquidity and expense management in light of the pandemic’s impact on Company operations, including significant and prolonged store closures
Replaced seasonal measurement (previously 30% Spring, 70% Fall) with an annual measurement

Reflected both: (i) the timing of the program’s approval; and (ii) the emphasis on efforts to ensure an end-of-year liquidity position that would serve as a foundation for future Company success in Fiscal 2021 and beyond

  Added a scorecard of controllable and uncontrollable factors expected to impact Operating Cash Flow results to serve as the basis for Compensation and Organization Committee discretion at year-end (if / as applicable)

Established a framework for our Compensation and Organization Committee to assess the quality and sustainability of Operating Cash Flow results in light of the extraordinary circumstances of the COVID-19 pandemic

  Increased the weighting of the overall long-term incentive award value delivered in service-based RSUs to 50% (from 40%), with a corresponding reduction in the weighting of performance-based PSAs to 50% (from 60%)

     With consideration to the 40% of overall long-term incentive award value delivered in service-based RSUs in March 2020, an additional 10% of overall long-term incentive award value was granted in service-based RSUs in August 2020 and 50% of the overall long-term incentive award value was granted in performance-based PSAs in August 2020

Modestly increased the retentive orientation of the program during a period of extraordinary uncertainty while maintaining at least a 50% weighting for performance-based PSAs

Long-Term Incentive Awards

  Focused performance-based PSA measurement exclusively on relative TSR (previously relative TSR was equally weighted alongside Average Return on Invested Capital (“Average ROIC”) and Net Sales Compound Annual Growth Rate (“Net Sales CAGR”))

     Note: Maintained a three-year performance period and requirement for 55th percentile TSR performance for a target payout

Reflected the Company’s inability to establish meaningful and appropriate goals for Average ROIC and Net Sales CAGR metrics due to uncertainty about the depth and duration of the pandemic’s impact on the Company’s operations over a multi-year period

Ensured continued alignment with stockholder returns

	Replaced relative TSR comparator group with the publicly-traded peers within the Company’s compensation peer group (previously measured against the S&P Retail Select Index)	Reflected the divergent impacts of the COVID-19 pandemic on “non-essential” and “essential” retailers and focused relative measurement on other “non-essential” retailers

Abercrombie & Fitch Co. 2021 Proxy Statement	5

Compensation Program Changes for Fiscal 2021

Looking ahead to Fiscal 2021, we will continue to prioritize the health and safety of our associates and our customers, and we believe the decisions made during Fiscal 2020 have positioned the Company’s business for long-term growth and future value creation. Our Compensation and Organization Committee approved several changes to the Company’s compensation program for Fiscal 2021, which reflect a transition back toward an incentive design approach more similar to the incentive design framework that was in place prior to Fiscal 2020, while also acknowledging that significant economic uncertainty remains ahead:

Return to measuring 100% Adjusted EBIT in the annual cash incentive program;

Return to Spring and Fall seasonal measurement for the annual cash incentive program;

Continue to grant long-term incentive awards in a mix of 50% PSAs and 50% service-based RSUs; and

PSAs will be earned based on three equally weighted metrics: Three-Year Net Sales Growth Rate Over Base; Three-Year Average EBIT Margin Percent; and Three-Year Relative Total Shareholder Return.

The changes to the program in Fiscal 2020 were intended to reflect the immediate operational priorities and uncertainty around forecasting long-term performance. The changes approved for Fiscal 2021 shift back toward a focus on annual profitability and long-term growth.

Ongoing Commitment to Pay-for-Performance

We remain committed to aligning the outcomes of our short-term and long-term incentive compensation programs with the Company’s performance. For NEOs, the majority of their total compensation opportunity is at-risk, or contingent upon the Company’s financial performance and appreciation in the market price of the Company’s Common Stock.

Percentage of Chief Executive Officer’s compensation that was at-risk in Fiscal 2020	86%

Percentage of other NEOs’ compensation (on average) that was at-risk in Fiscal 2020	68%

We encourage engagement with our stockholders on compensation and other matters. This approach to stockholder outreach has driven high levels of support for the Company’s “Say on Pay” proposal in recent years.

Percentage of stockholder votes in favor of our executive compensation program at the 2020 Annual Meeting	89%

For a detailed discussion of our executive compensation program, please see the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement beginning on page 37.

COVID-19 Response

In response to the onset of the COVID-19 pandemic, we started implementing measures and practices to help keep our customers, our associates and our communities safe and healthy. We also deepened our community support to provide resources and funding to impacted communities. Our response to COVID-19 included the following actions:

Temporarily closed stores across brands at the onset of the pandemic to help limit the spread of COVID-19, and we continue to evaluate the need for store closures by region	Continued to offer purchase-online-pickup-in-store and introduced Curbside Pickup at a majority of our United States locations to give our customers another safe option of shopping our brands

Maximized work-from-home and digital collaboration alternatives to minimize in-person meetings whenever possible	Supported the health and well-being of our associates by providing access to tele-health services, mental wellness resources, and parenting resources

Enhanced cleaning routines and installed plexiglass barriers in the majority of store locations	Conducted associate wellness checks in accordance with local government direction and followed recommended cleaning and distancing measures in our distribution centers

As stores reopened, we reduced store hours in select locations, managed occupancy limits, and encouraged contactless payment to support social distancing

  Donated bottles of hand sanitizer to Operation Warm, volunteered time to support COVID-19 relief efforts, and sold face coverings through our brands, donating a portion of proceeds to our community partners

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Corporate Governance Highlights

We consistently seek to follow best practices in corporate governance and have made various changes to our policies and practices based on our commitment to high standards and in response to stockholder input. A few corporate governance highlights are as follows:

10 of 11 director nominees are independent	Diverse Board in terms of experience and skills

Directors elected annually by majority of votes cast	Separation of Chairman of the Board and Chief Executive Officer positions

64% of director nominees are diverse as to gender or race/ethnicity	Annual Board and Board committee self-assessments

Implemented “Proxy Access” by adopting amendments to our Amended and Restated Bylaws	Director resignation, retirement and confidentiality policies in effect

“Notice & Access” framework for delivery of proxy materials	Established management-led Enterprise Risk Management Committee

Established Corporate Social Responsibility Committee of the Board in Fiscal 2009	Adopted stock ownership guidelines for executive officers and directors

Stockholder Engagement Highlights

In Fiscal 2020, despite the limitations posed by the COVID-19 pandemic, we maintained ongoing and active dialogues with sell-side analysts and buy-side investors. We expect to continue to have discussions with the investment community prior to the Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on progress against the key transformation initiatives that will enable us to drive sustainable long-term operating margin expansion.

Environmental and Social Highlights

We operate and invest in our business with a focus on the long term, which requires taking into consideration environmental and social matters that are important to our stakeholders, including our customers, our associates and our partners. In our efforts to create positive impacts within our organization and within communities we operate in, we have implemented practices and established targets to promote environmental and social stewardship. A few environmental and social highlights are as follows:

Designated as a best place to work for the LGBTQ+ community for the 15th consecutive year by the Human Rights Campaign	Executed a 100% renewable electricity agreement for our global home office and two distribution centers in New Albany, Ohio, which is expected to begin in 2023

Formally launched two Associate Resource Groups for our BIPOC and LGBTQIA+ communities and allies	Trained third-party workers in Cambodia, India and Vietnam on life skills and anti-human trafficking

Donated over $5.3 million to charitable causes and $3.2 million through in-kind giving in Fiscal 2020, with the help of our partners, our customers and our associates	Established sustainability targets through 2030

Volunteered approximately 10,000 hours as our global associates remained committed to our communities	Participates in the United Nations Global Compact

Refer to “Environmental and Social Matters” within this Proxy Statement for further discussion.

Questions and Answers

Refer to the “QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND VOTING” section of this Proxy Statement beginning on page 86 for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit stockholder proposals and other pertinent information. Additional questions may be directed to Innisfree M&A Incorporated (“Innisfree”), our proxy solicitor, toll-free at (888) 750-5834 or directly at (412) 232-3651. Banks and brokers may call collect at (212) 750-5833.

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Proposal 1 — Election of Directors

There are currently thirteen directors serving on the Board, all of whose terms expire at the Annual Meeting.

On February 4, 2021, the Board, upon the unanimous recommendation of our Nominating and Board Governance Committee, unanimously approved the increase in the size of the Board from twelve to thirteen directors and unanimously elected Kenneth B. Robinson to fill the vacancy created by the increase. Mr. Robinson was recommended to our Nominating and Board Governance Committee as a result of a director search conducted by a third-party global executive search firm retained by our Nominating and Board Governance Committee.

Archie M. Griffin and Charles R. Perrin, both current directors whose terms on the Board will end immediately prior to the Annual Meeting, are not standing for re-election. Upon the unanimous recommendation of our Nominating and Board Governance Committee, the Board took action to decrease the size of the Board from thirteen to eleven directors, effective immediately prior to the Annual Meeting upon the expiration of the terms of Messrs. Griffin and Perrin. As a result, a total of eleven directors will be elected at the Annual Meeting.

Upon the unanimous recommendation of our Nominating and Board Governance Committee, the Board has unanimously nominated Kerrii B. Anderson, Terry L. Burman, Felix J. Carbullido, Susie Coulter, Sarah M. Gallagher, James A. Goldman, Michael E. Greenlees, Fran Horowitz, Helen E. McCluskey, Kenneth B. Robinson and Nigel Travis (altogether, the “Nominees”) for election as directors at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a one-year term expiring at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) or until their respective successors are elected and qualified, subject to prior death, resignation or removal. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the Nominees, unless otherwise instructed on the form of proxy. It is expected that all of the Nominees will be able to serve. However, if before the election, one or more of the Nominees are unable to serve or for good cause will not serve, the proxy holders will vote the proxies for the remaining Nominees and for any substitute nominee(s) chosen by the Board, unless the Board reduces the number of directors to be elected. If any substitute nominee(s) are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the amended proxy statement and to serve if elected, and includes certain biographical and other information about such nominee(s) required by the rules of the Securities and Exchange Commission (the “SEC”). The individuals named as proxies cannot vote for more than eleven nominees for election as directors at the Annual Meeting.

Majority Vote Standard in Uncontested Director Election

In an uncontested election of directors, which we expect to be the case at the Annual Meeting, each nominee must be elected by a majority of the votes cast. Broker non-votes and abstentions will not be treated as votes cast. Proxies may not cast votes for more than eleven nominees. If an incumbent director does not receive a majority of votes cast in an uncontested election, he or she must tender his or her resignation to the Board. Our Nominating and Board Governance Committee and the Board would evaluate such resignation in light of the best interests of the Company and our stockholders and may consider any factors they deem relevant in making such determination. If the Board does not accept the resignation, the director who offered to resign will continue to serve on the Board until the next annual meeting of stockholders or until the director’s successor is elected and qualified, subject to the director’s prior death, resignation or removal. If the Board accepts the resignation, our Nominating and Board Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. The Board will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified.

Director Nominations

Identifying director candidates

Our Nominating and Board Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. The process for seeking and vetting additional director candidates is ongoing and is not dependent upon the existence of a vacancy on the Board. Accordingly, the Board believes that this ongoing pursuit of qualified

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candidates functions as an appropriate director succession plan. Pursuant to its charter, our Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. In the retention of any third-party global executive search firm to assist in the search for Board candidates, the Company emphasizes that diversity is a priority. In each of Fiscal 2019, Fiscal 2020 and Fiscal 2021, our Nominating and Board Governance Committee used third-party global executive search firms to help identify and evaluate director candidates.

The Board, taking into account the recommendations of our Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders.

Stockholder recommendations for director candidates

Stockholders may recommend director candidates for consideration by our Nominating and Board Governance Committee by giving written notice of the recommendation to the Chair of our Nominating and Board Governance Committee, in care of the Company, at the Company’s principal executive offices at 6301 Fitch Path, New Albany, Ohio 43054. In considering candidates recommended by stockholders, our Nominating and Board Governance Committee will take into consideration the needs of the Board and the qualifications of each candidate.

In addition, following thoughtful engagement with our stockholders, the Board has adopted a “Proxy Access” for director nominations bylaw that permits a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years, shares of the Company’s Common Stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in Section 2.04 of the Company’s Amended and Restated Bylaws. See page 86 in our “QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND VOTING” section of this Proxy Statement for more information.

Director Qualifications and Consideration of Director Candidates

When considering candidates for the Board, our Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and, other than the age guidelines mentioned in the “CORPORATE GOVERNANCE – Board Refreshment” section of this Proxy Statement on page 29, does not have specific eligibility requirements or minimum qualifications that must be met by a candidate. However, our Corporate Governance Guidelines provide that no member of the Board may simultaneously serve on the boards of directors of more than three public companies other than the Company unless the Board has determined, upon recommendation by our Nominating and Board Governance Committee, that the aggregate number of directorships held by the individual would not interfere with the individual’s ability to carry out his or her responsibilities as a director of the Company.

In considering director candidates, our Nominating and Board Governance Committee considers those factors it deems appropriate, including:

•	The nominee’s independence, judgment, strength of character, ethics and integrity;

•	The nominee’s business or other relevant experience and skills and knowledge useful to the oversight of the Company’s business;

•	The Company’s strong commitment to diversity and inclusion at all levels of the Company; and

•	Such other factors as the members of our Nominating and Board Governance Committee conclude are appropriate in light of the needs of the Board.

The Company believes that the Board as a whole should have competency in the following areas:

•	Audit, accounting and finance;

•	Business judgment;

•	Management;

•	Industry knowledge;

•	Leadership; and

•	Strategy/vision.

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Depending on the current needs of the Board, our Nominating and Board Governance Committee may weigh certain factors more or less heavily. Our Nominating and Board Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

Board tenure and diversity

The Board and our Nominating and Board Governance Committee believe that, as a group, the directors should have diverse backgrounds and qualifications. The Company believes that the members of the Board, as a group, have such diversity in terms of backgrounds and qualifications, including varied racial, ethnicity, gender, age, experience and other attributes. During the past few years, our Nominating and Board Governance Committee has focused on ensuring continued diversity in terms of backgrounds and qualifications during refreshment activities by requiring that director candidate pools include diverse individuals meeting the recruitment criteria. The Board also benefits from directors having a range of tenures as this provides continuity and institutional knowledge. Our Nominating and Board Governance Committee continues to assess the effectiveness of this policy through monitoring the change in the composition of the Board, as reflected below.

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Director Nominees Skills Matrix

The Company has identified the following experience, qualifications and skills from questionnaires completed by each Nominee. The list below is not exhaustive as each Nominee has a broad array of knowledge, experience and skills.

Information regarding each Nominee is set forth below as of April 12, 2021. In addition to the information presented below, the Company believes that each of the Nominees has a reputation for the highest character and integrity and that our current directors have worked cohesively and constructively with each other and with management of the Company. The Nominees have each demonstrated business acumen and an ability to exercise sound judgment.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED BELOW.

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Kerrii B. Anderson
Age: 63 Independent Tenure: 3 years Committees: Audit and Finance (Chair); Nominating and Board Governance

Executive Role:

•  Former President and Chief Executive Officer of Wendy’s International, Inc. (now The Wendy’s Company), a restaurant operating and franchising company, until that company merged with a subsidiary of Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc. (November 2006 to September 2008)

Other Public Company Boards:

•  Laboratory Corporation of America® Holdings, a global life sciences company (May 2006 to present), Audit Committee (Chair); Nominating and Governance Committee

•  Worthington Industries, Inc., an industrial manufacturing company (September 2010 to present), Audit Committee; Compensation Committee

•  The Sherwin-Williams Company, a company engaged in the development, manufacture, distribution and sale of paint, coatings and related products (April 2019 to present), Compensation and Management Development Committee

Previous Public Company Boards (Past Five Years): None

Key Qualifications:

	• Technology & Information Security	• Risk Management and Compliance
	• Environmental & Social	• Supply Chain and Logistics
	• Finance, Audit & Accounting	• Public Company Board Experience
	• Global Business Experience	• Corporate Governance
	• Marketing	• Executive Leadership Experience
	• Operations and Strategy	• Consumer Facing Business

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Terry L. Burman, Non-Executive Chairman of the Board
Age: 75 Independent Tenure: 7 years Committee: Executive (Chair)

Executive Roles:

•  Non-Executive Chairman of the Board of the Company (since February 2018) and Chair of the Company’s Executive Committee (since February 2018), former Lead Independent Director of the Company (March 2017 to February 2018), former Chair of the Company’s Nominating and Board Governance Committee (June 2015 to February 2018), and former member of the Company’s Compensation and Organization Committee (February 2014 to February 2018)

•  Former Chief Executive Officer of Signet Jewelers Limited, a specialty jewelry retailer (March 2001 to January 2011)

Other Public Company Boards: None

Previous Public Company Board (Past Five Years):

•  Tuesday Morning Corporation, a closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts in the United States (February 2013 to December 2020), Chairman of the Board (December 2015 to December 2020); Nominating and Governance Committee (Chair) (September 2015 to December 2020)

Other Leadership Roles:

•  Director of Learning Care Group, a privately-held company operating over 900 learning and daycare centers in the United States (July 2014 to present)

•  Member of the St. Jude Children’s Research Hospital Board of Governors (July 2004 to present), Chairman of the Board (July 2013 to June 2015 and July 2020 to present)

•  Board member of ALSAC, the fundraising organization of St. Jude (July 2004 to present)

•  Member of the Board of Trustees of the Norman Rockwell Museum (September 2016 to present)

Key Qualifications:

	• Risk Management and Compliance	• Finance, Audit & Accounting
	• Public Company Board Experience	• Merchandising
	• Retail Business Experience	• Global Business Experience
	• Corporate Governance	• Executive Leadership Experience
• Operations and Strategy

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Felix J. Carbullido
Age: 54 Independent Tenure: 1 year Committees: Compensation and Organization; Corporate Social Responsibility

Executive Roles:

•  Executive Vice President and Chief Marketing Officer for Williams-Sonoma, Inc. (“WSI”), a specialty retailer of home products (August 2014 to present), where he oversees marketing strategy & operations across all seven WSI Brands – Pottery Barn, PB Kids, Pottery Barn Teen, Williams-Sonoma, West Elm, Rejuvenation, and Mark and Graham

•  Former Senior Vice President of Pottery Barn Direct, overseeing all aspects of the online and catalog business and former Vice President, Pottery Barn E-Commerce (April 2009 to August 2014)

•  Former Senior Vice President of Smith & Hawken, responsible for Retail and Direct-to-Consumer channels and overseeing all aspects of merchandising, marketing and creative (February 2006 to November 2008)

Other Public Company Boards/Previous Public Company Boards (Past Five Years): None

Other Leadership Roles:

•  Executive sponsor of WSI’s Inclusion and Diversity programs (February 2015 to December 2019)

•  Member of Gap Inc.’s Diversity Council (January 2004 to December 2005)

Key Qualifications:

	• Environmental & Social	• Merchandising
	• Retail Business Experience	• Marketing
	• Executive Leadership Experience	• Operations and Strategy
• Consumer Facing Business

Susie Coulter
Age: 55 Independent Tenure: Less than 1 year Committee: Corporate Social Responsibility

Executive Roles:

•  Founder of Arq Botanics LLC, a personal care company specializing in all-natural skin care products (January 2021 to present)

•  Co-Founder and Chief Executive Officer of Bronty Beauty LLC, a beauty company specializing in all-natural skin care products (January 2017 to December 2020)

•  Former President, Beauty – Victoria’s Secret Beauty, L Brands, Inc., the beauty division of a specialty retailer of women’s intimate and other apparel (November 2012 to March 2016)

•  Former President, Polo Ralph Lauren Retail Stores, a subsidiary of an apparel retailer (November 2007 to October 2012)

Other Public Company Boards/Previous Public Company Boards (Past Five Years): None

Key Qualifications:

	• Supply Chain and Logistics	• Merchandising
	• Retail Business Experience	• Global Business Experience
	• Marketing	• Executive Leadership Experience
	• Operations and Strategy	• Consumer Facing Business

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Sarah M. Gallagher
Age: 69 Independent Tenure: 6 years Committees: Nominating and Board Governance; Corporate Social Responsibility

Executive Roles:

•  Former Executive Chairperson of Rebecca Taylor, a women’s apparel division of Kellwood Company (August 2014 to August 2015)

•  Former President of Ralph Lauren North America e-Commerce, a subsidiary of a lifestyle brand (April 2007 to April 2013)

•  Former President of Ralph Lauren Media LLC, a subsidiary of a lifestyle brand (November 2001 to March 2007)

Other Public Company Board:

•  La-Z-Boy Incorporated, a leading residential furniture manufacturer with wholesale and retail distribution (August 2016 to present), Compensation Committee; Nominating and Governance Committee

Previous Public Company Boards (Past Five Years): None

Other Leadership Roles:

•  Member of the Advisory Board of ActionIQ, Inc., a customer data platform service provider (September 2018 to present)

•  Executive Advisor of FitforCommerce, retail consultants (August 2016 to present)

Key Qualifications:

	• Public Company Board Experience	• Merchandising
	• Retail Business Experience	• Corporate Governance
	• Marketing	• Executive Leadership Experience
	• Operations and Strategy	• Consumer Facing Business

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James A. Goldman
Age: 62 Independent Tenure: Less than 1 year Committees: Compensation and Organization; Nominating and Board Governance

Executive Roles:

•  Senior Advisor at Eurazeo SE, a global investment firm (December 2016 to present)

•  Former Chief Executive Officer and member of the Board of Directors of Godiva Chocolatier, Inc., an international premium chocolate company and retailer (February 2004 to May 2014)

•  Former President of Food & Beverage Division at Campbell Soup Company, manufacturer and marketer of soup, sauces, beverages, biscuits, confectionary and prepared branded consumer food products (September 2001 to February 2004)

Other Public Company Board:

•  Domino’s Pizza, Inc., a global restaurant chain and pizza delivery corporation (March 2010 to present), Nominating and Corporate Governance Committee (Chair); Audit Committee

Previous Public Company Boards (Past Five Years): None

Other Leadership Roles:

•  Board Member of Q Mixers, a privately-held United States beverage company specializing in premium branded mixers (April 2019 to present)

•  Board Member of Waterloo Sparkling Water Corp., a privately-held United States company specializing in carbonated sparkling water products (September 2020 to present)

•  Board Member of Dewey’s Bakery, a privately-held United States company specializing in premium cookie and cracker products (October 2020 to present)

•  Member of Board of Governors, International Tennis Hall of Fame, a nonprofit institution dedicated to preserving tennis history and honoring tennis greats (September 2012 to present)

Key Qualifications:

	• Public Company Board Experience	• Global Business Experience
	• Corporate Governance	• Marketing
	• Executive Leadership Experience	• Operations and Strategy
	• Consumer Facing Business	• Finance, Audit & Accounting
	• Merchandising	• Supply Chain and Logistics

Michael E. Greenlees
Age: 74 Independent Tenure: 10 Years Committees: Audit and Finance; Compensation and Organization

Executive Roles:

•  Chairman of Scoota, a privately-held programmatic advertising business based in the United Kingdom (August 2013 to present)

•  Former member of the Board of Directors and an Executive Director of Ebiquity plc, a U.K.-based company providing data-driven insights to the global media and marketing community and listed on the London Stock Exchange’s AIM market (December 2015 to April 2016)

•  Former Chief Executive Officer of Ebiquity plc (October 2007 to December 2015)

•  Former Executive Vice President of Omnicom Group Inc., a holding company for a number of advertising and marketing services businesses (March 2001 to March 2003)

Other Public Company Boards/Previous Public Company Boards (Past Five Years): None

Key Qualifications:

	• Technology & Information Security	• Public Company Board Experience
	• Retail Business Experience	• Global Business Experience
	• Corporate Governance	• Marketing
	• Executive Leadership Experience	• Operations and Strategy
• Consumer Facing Business

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Fran Horowitz, Chief Executive Officer
Age: 57 Not Independent Tenure: 4 years Committee: Executive

Executive Roles:

•  Chief Executive Officer and Principal Executive Officer of the Company (February 2017 to present)

•  Former President and Chief Merchandising Officer for all brands of the Company (December 2015 to February 2017), former member of the Office of the Chairman of the Company (December 2014 to February 2017) and former Brand President of Hollister (October 2014 to December 2015)

Other Public Company Boards/Previous Public Company Boards (Past Five Years): None

Other Leadership Roles:

•  Member of the Board of Directors of SeriousFun Children’s Network, Inc., a non-profit corporation that provides specially-adapted camp experiences for children with serious illnesses and their families, free of charge (March 2017 to present)

•  Member of Columbus Partnership, a non-profit organization of chief executive officers from leading businesses and institutions in Columbus, Ohio, with the goal of improving economic development in the city that is home to the Company (May 2018 to present)

•  Member of the Board of Directors of Chief Executives for Corporate Purpose (CECP), a CEO-led coalition that helps companies transform their social strategy by providing customized resources (October 2019 to present)

Key Qualifications:

	• Public Company Board Experience	• Retail Business Experience
	• Global Business Experience	• Marketing
	• Executive Leadership Experience	• Merchandising
• Operations and Strategy

Helen E. McCluskey
Age: 66 Independent Tenure: 2 years Committees: Compensation and Organization (Chair); Audit and Finance

Executive Roles:

•  Former independent director of PVH Corporation, which position she assumed following the acquisition of The Warnaco Group, Inc. (February 2013 to June 2014)

•  Former President, Chief Executive Officer and a member of the Board of Directors of The Warnaco Group, Inc., a company which designed, sourced, marketed, licensed and distributed a broad line of intimate apparel, sportswear and swimwear products worldwide (February 2012 to February 2013)

•  Former Chief Operating Officer of The Warnaco Group, Inc. (September 2010 to February 2012)

Other Public Company Board:

•  Signet Jewelers Limited, retailer of diamond jewelry (August 2013 to present), Nomination and Corporate Governance Committee (Chair); Audit Committee; Finance Committee

Previous Public Company Boards (Past Five Years):

•  Dean Foods Company, food and beverage company (November 2015 to May 2020), Audit Committee

•  Avon Products, Inc., beauty products company (July 2014 to January 2020), Compensation and Management Development Committee (Chair))

Key Qualifications:

	• Risk Management and Compliance	• Environmental & Social
	• Supply Chain and Logistics	• Finance, Audit & Accounting
	• Public Company Board Experience	• Merchandising
	• Retail Business Experience	• Global Business Experience
	• Marketing	• Executive Leadership Experience
• Operations and Strategy

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Kenneth B. Robinson
Age: 66 Independent Tenure: Less than one year Committee: Audit and Finance

Executive Roles:

•  Former Senior Vice President, Audit and Controls for Exelon Corporation, a Fortune 100 energy company with the largest number of electricity and natural gas customers in the United States (August 2016 to March 2020)

•  Former Vice President, Global Diversity & Inclusion (July 2015 to June 2016); Former Vice President, Finance; Global Internal Audit & Governance, Risk & Compliance Leader (July 2006 to June 2015); and Former Chief Audit Executive (July 2002 to June 2006) with The Procter & Gamble Company, a leading consumer goods company

Other Public Company Board:

•  Paylocity Holding Corporation, a leading provider of payroll and human capital management software solutions (March 2020 to present), Audit Committee

Previous Public Company Boards (Past Five Years): None

Other Leadership Role:

•  Member of Board of Directors of Morgan Stanley US Banks, National Association, national banks (August 2015 to present), Audit Committee (Chair); Risk Committee

Key Qualifications:

	• Technology & Information Security	• Risk Management and Compliance
	• Environmental & Social	• Supply Chain and Logistics
	• Finance, Audit & Accounting	• Public Company Board Experience
	• Global Business Experience	• Corporate Governance
	• Executive Leadership Experience	• Consumer Facing Business
• Operations and Strategy

Nigel Travis
Age: 71 Independent Tenure: 2 years Committees: Nominating and Board Governance (Chair); Audit and Finance; Executive

Executive Roles:

•  Former Non-Executive Chairman of the Board of Dunkin’ Brands Group, Inc., a quick-service restaurant franchisor (January 2019 to December 2020)

•  Former Executive Chairman of the Board of Dunkin’ Brands Group, Inc. (May 2013 to December 2018) and former Chief Executive Officer of Dunkin’ Brands Group, Inc. (January 2009 to July 2018)

Other Public Company Board:

•  Advance Auto Parts, Inc., automotive aftermarket parts provider (August 2018 to present), Audit Committee

Previous Public Company Boards (Past Five Years):

•  Dunkin’ Brands Group, Inc. (July 2011 to December 2020)

•  Office Depot, Inc. (now known as The ODP Corporation), provider of business services and supplies, products and technology solutions (March 2012 to May 2020), Audit Committee; Compensation Committee

Key Qualifications:

	• Technology & Information Security	• Risk Management and Compliance
	• Environmental & Social	• Supply Chain and Logistics
	• Public Company Board Experience	• Retail Business Experience
	• Global Business Experience	• Corporate Governance
	• Marketing	• Executive Leadership Experience
	• Operations and Strategy	• Consumer Facing Business

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Corporate Governance

The following section discusses the Company’s corporate governance, including the role of the Board and Board committees. Our Corporate Governance Guidelines, which were adopted to promote the effective functioning of the Board and Board committees and to reflect the Company’s commitment to high standards of corporate governance, are periodically reviewed by the Board to verify they reflect its evolving corporate governance practices, policies and procedures. In addition, we have a Code of Business Conduct & Ethics, which applies to all associates and directors worldwide (including members of the Board) and incorporates an additional Code of Ethics applicable to our Chief Executive Officer, our Chief Financial Officer and other designated financial associates. Additional information regarding corporate governance (including a copy of our Corporate Governance Guidelines), a copy of the charter of each of our Board committees and a copy of our Code of Business Conduct & Ethics, may be found on our Investors website at corporate.abercrombie.com on the “Corporate Governance” page within the “Our Company” section.

Role of the Board

The business and affairs of the Company are managed by, and under the direction of, the Board, which serves as the ultimate decision-making body of the Company, except for those matters reserved to (or shared with) our stockholders. The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate governance and compliance, as well as evaluating management and guiding changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to Board committees, which are responsible for reporting to the Board on their activities and actions. Please refer to the “CORPORATE GOVERNANCE – Committees of the Board and Meeting Attendance” section of this Proxy Statement beginning on page 19 for additional information on the Board committees.

Board Leadership Structure

The Board is currently comprised of twelve non-associate directors, all of whom are independent, and Fran Horowitz, the Company’s Chief Executive Officer. The Chairman of the Board of the Company (also known as the Company Chairman) is selected from the independent members of the Board and elected annually by a majority of the independent directors of the Company. Terry L. Burman has served as the Company’s Non-Executive Chairman of the Board (“Non-Executive Chairman”) since February 3, 2018.

As the Non-Executive Chairman, Mr. Burman has the primary responsibility for presiding over meetings of the Board and executive sessions of our independent directors and for managing the Board. The Non-Executive Chairman’s specific duties and responsibilities are specified in our Corporate Governance Guidelines, and include, without limitation: (i) organizing Board discussion items and workflow; (ii) establishing procedures to govern the Board’s work and agendas for all Board meetings; (iii) facilitating the communication between and among the independent directors and management of the Company; (iv) leading the Board’s review of the succession plan for our Chief Executive Officer and other key members of our senior management team; and (v) coordinating periodic Board input and review of management’s strategic plan for the Company and the Company’s ongoing transformation.

The Company believes that the service of Mr. Burman as our Non-Executive Chairman and Ms. Horowitz as our Chief Executive Officer has allowed for effective management of the Company’s business. In addition, the Company believes that the independent Non-Executive Chairman, together with a Board whose members (other than Ms. Horowitz) all qualify as independent including the chairs for each of our Board committees, represents the most appropriate Board leadership structure for the Company at this time. Regularly-scheduled executive sessions of the independent directors, as well as written duties and responsibilities for our Non-Executive Chairman and for each of our standing committees, support this Board leadership structure.

Committees of the Board and Meeting Attendance

During Fiscal 2020, the Board held seven regularly-scheduled meetings of the full Board and thirteen meetings of the non-management directors (in the form of executive sessions scheduled as agenda items at regularly-scheduled meetings of the Board as well as separate meetings of the non-management directors). In addition, the Board held eight special meetings during Fiscal 2020. All of the incumbent directors attended at least 75% of the Board and Board committee meetings they were eligible to attend during Fiscal 2020 and 100% of the incumbent directors then standing for re-election attended the Company’s last annual meeting of stockholders held virtually on May 20, 2020.

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In accordance with the Company’s Corporate Governance Guidelines and applicable rules of the New York Stock Exchange (“NYSE”) set forth in the NYSE Listed Company Manual (the “NYSE Rules”), the non-management directors of the Company meet (without management present) at regularly-scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Executive sessions of the non-management directors are scheduled as an agenda item at each regularly-scheduled in-person meeting of the Board. All meetings of non-management or independent directors are presided over by the Non-Executive Chairman.

Committees of the Board

The Board’s five standing committees and their current members are as follows:

Director	Audit and Finance	Compensation and Organization	Nominating and Board Governance	Corporate Social Responsibility	Executive

Kerrii B. Anderson	C		X

Terry L. Burman					C

Felix J. Carbullido		X		X

Susie Coulter				X

Sarah M. Gallagher			X	X

James A. Goldman		X	X

Michael E. Greenlees	X	X

Archie M. Griffin				C

Fran Horowitz					X

Helen E. McCluskey	X	C

Charles R. Perrin		X	X

Kenneth B. Robinson	X

Nigel Travis	X		C		X

X   =   Member    C   =   Committee Chair       =   Audit Committee Financial Expert

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Audit and Finance Committee

Met 11 times in Fiscal 2020

Committee Members

•  Kerrii B. Anderson (Chair)

•  Michael E. Greenlees

•  Helen E. McCluskey

-  Became a member May 20, 2020

•  Kenneth B. Robinson

-  Became a member February 4, 2021

•  Nigel Travis

James B. Bachmann, a former director, served as a member during Fiscal 2020 from February 2, 2020 until May 20, 2020.

Financial Expertise and Independence

The Board has determined that each current member of the Audit and Finance Committee meets, and during his period of service in Fiscal 2020, James B. Bachmann met, all applicable independence and financial literacy and expertise requirements under the NYSE listing standards and applicable SEC rules.

Primary Responsibilities:

To assist the Board in the oversight of:

•  The integrity of the Company’s consolidated financial statements, including the review of major issues regarding accounting principles and financial statement presentation;

•  The effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting, including reviewing and discussing with management of the Company, the Company’s independent registered public accounting firm, and the Company’s head of the Internal Audit Department, significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls, and any special audit steps adopted in response to such significant deficiencies or material weaknesses;

•  The compliance by the Company and its subsidiaries with legal and regulatory requirements, including the financial reporting and disclosure process;

•  The qualifications and independence of the Company’s independent registered public accounting firm;

•  The performance of the Company’s internal audit function and the Company’s independent registered public accounting firm, including the resolution of disagreements between management of the Company and the Company’s independent registered public accounting firm regarding financial reporting;

•  Compliance with the Company’s Code of Business Conduct & Ethics;

•  The Company’s enterprise risk management framework, the risk tolerance of the Company, the Company’s major financial risk exposures, including those related to cybersecurity and the COVID-19 pandemic, and the steps management has taken to monitor and control such exposures;

•  The appointment, compensation and retention of the Company’s independent registered public accounting firm on at least an annual basis;

•  The appointment, compensation and retention of the chief audit executive, the head of the Company’s internal audit function;

•  The annual independent audit of the Company’s consolidated financial statements; and

•  The review and approval, as appropriate, of the financial plans and policies of the Company.

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Compensation and Organization Committee

Met 11 times in Fiscal 2020

Committee Members

•  Helen E. McCluskey (Chair)

-  Became Chair May 20, 2020

•  Felix J. Carbullido

-  Became a member May 20, 2020

•  James A. Goldman

-  Became a member May 20, 2020

•  Michael Greenlees

•  Charles R. Perrin

Independence

The Board has determined that each member of the Compensation and Organization Committee meets all applicable independence requirements under the NYSE listing standards and applicable SEC rules.

Primary Responsibilities:

To assist the Board in the oversight of:

•  The Company’s overall compensation structure, policies and programs, discharging the Board’s responsibilities relating to our Chief Executive Officer and other officers of the Company identified in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Section 16 Officers”), including the Company’s executive officers, as well as other officers as determined by our Compensation and Organization Committee;

•  The review and approval of metrics to be used for the determination of payouts under cash-based and equity-based incentive programs, and the administration of such programs;

•  The assessment of the results of the most recent non-binding advisory vote(s) on executive compensation by the Company’s stockholders;

•  The assessment of the independence of consultants, outside counsel and other advisors that provide advice to our Compensation and Organization Committee and whether the work performed by compensation consultants or other advisors who are involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in the Company’s annual proxy statement;

•  The assessment of the incentives and risks arising from or related to the Company’s compensation programs and plans;

•  The recommendations made to the Board regarding compensation of the non-associate directors of the Company;

•  The review and monitoring of the Company’s organizational development strategies and practices relating to recruitment, retention and development of the Company’s associates;

•  The periodic review and approval of the “peer companies” used in evaluating the compensation of our Chief Executive Officer, the other Section 16 Officers and the non-associate directors;

•  The review of the succession plans for our Chief Executive Officer and the other Section 16 Officers, including the executive officers of the Company; and

•  Any and all welfare and retirement benefit plans for associates of the Company.

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Nominating and Board Governance Committee

Met 7 times in Fiscal 2020

Committee Members

•  Nigel Travis (Chair)

-  Became a member/Chair May 20, 2020

•  Kerrii B. Anderson

-  Became a member May 20, 2020

•  Sarah M. Gallagher

•  James A. Goldman

-  Became a member May 20, 2020

• Charles R. Perrin

Archie M. Griffin served as a member during Fiscal 2020 from February 2, 2020 until May 20, 2020.

Independence

The Board has determined that each member of the Nominating and Board Governance Committee meets, and during his period of service in Fiscal 2020, Archie M. Griffin met, all applicable independence requirements under the NYSE listing standards and applicable SEC rules.

Primary Responsibilities:

To provide oversight on a broad range of issues surrounding the composition and operation of the Board, including:

•  Identifying individuals qualified to become Board members;

•  Recommending to the Board director nominees for the next annual meeting of stockholders or for appointment to fill any vacancy on the Board;

•  Making recommendations to the Board and our Chairman of the Board in the area of Board committee membership selection, including Board committee chairs, and overseeing the evaluation of the Board and Board committees;

•  Reviewing issues related to the Company’s governance structure, corporate governance matters and processes and risks arising from related person transactions;

•  Developing and recommending to the Board a set of corporate governance principles applicable to the Company;

•  Implementing the Company’s Related Person Transaction Policy;

•  Reviewing and making recommendations to the Board regarding orientation for new directors and continuing education for all directors;

•  Reviewing and approving the use of Company funds or property by any associate or officer, including our Chief Executive Officer, in support of any political party, organization or committee, or any candidate for public office, as permitted by law;

•  Reviewing and approving any requests from an officer to serve on the board of directors of a public company or of a company at which a director of the Company serves as an officer; and

•  Reviewing and approving any requests from any associate, officer or director of the Company, to provide managerial or consulting services or serve on the board of directors (or similar body) of any entity that competes or has business relations with the Company, with any such approval to be reported to the Board.

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Corporate Social Responsibility Committee

Met 2 times in Fiscal 2020

Committee Members

•  Archie M. Griffin (Chair)

•  Felix J. Carbullido

•  Susie Coulter

-  Became a member May 20, 2020

•  Sarah M. Gallagher

James B. Bachmann, a former director, served as a member during Fiscal 2020 from February 2, 2020 until May 20, 2020.

Primary Responsibilities:

To provide oversight of the Company’s attention to issues of social responsibility, including diversity and inclusion, health and safety, human rights, environmental and philanthropic and the Company’s policies, practices and progress with respect to such issues, including:

•  Monitoring issues and practices relating to the Company’s corporate social responsibility on a global basis, health and safety matters, environmental matters, human rights matters, significant philanthropic matters, and significant community relations;

•  Reviewing the prudence of having the Company prepare and publish a “Corporate Social Responsibility” report and, in the event our Corporate Social Responsibility Committee determines such a report is prudent, overseeing the preparation of such report;

•  Monitoring significant programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations;

•  Reviewing and monitoring the support by the Company of charitable, educational and business organizations and approving any donation by the Company or one of its affiliates in excess of an amount to be determined by our Corporate Social Responsibility Committee;

•  Reviewing and consulting with our Nominating and Board Governance Committee on any stockholder proposals that relate to social responsibility issues;

•  Overseeing, making recommendations and evaluating the success of the Company’s diversity and inclusion policies and programs and monitoring current trends and opportunities in corporate diversity outreach; and

•  Monitoring and making recommendations to the Board with respect to the Company’s compliance with the Conflict Minerals Policy of the Company and filing necessary reports with the SEC.

Executive Committee

Met 1 time in Fiscal 2020

Committee Members

•  Terry L. Burman (Chair)

•  Fran Horowitz

•  Nigel Travis

-  Became a member May 20, 2020

Charles R. Perrin served as a member during Fiscal 2020 from February 2, 2020 until May 20, 2020.

Primary Responsibilities:

•  Act on behalf of the Board in between Board meetings with respect to matters that, in the opinion of our Company Chairman, should not be postponed until the next scheduled meeting of the Board, subject to such limitations as the Board and/or applicable law may impose; and

•  Take any action deemed necessary under exigent circumstances when a quorum of the Board cannot be satisfied, subject to any limitation imposed under applicable law or by the Board.

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Board Role in Risk Oversight

The Board oversees the management of risks related to the operation of our Company. As part of its oversight, the Board receives periodic reports from members of our Enterprise Risk Management Committee, which is comprised of senior management of the Company, on various aspects of risk, including our enterprise risk management program. The committees of the Board also oversee the management of risks that fall within their respective areas of responsibility. In performing this function, each Board committee has full access to management, as well as the ability to engage advisors. The Chair of each Board committee reports on the applicable committee’s activities at each Board meeting and has the opportunity to discuss risk management with the full Board at that time.

Examples of Areas of Risk Oversight

Board	• Global pandemics, including COVID-19 • Operational Risks • Strategy • Significant Reputational and Legal Risk • Cybersecurity
Audit and Finance	• Oversight of Enterprise Risk Management Committee • Accounting and Financial Disclosure • Financing Strategy • Compliance Programs • Information Technology Risks
Compensation and Organization	• Executive Compensation Design • Company Incentive Plans • Human Capital Management
Nominating and Board Governance	• Corporate Governance • Discrimination and Harassment Policy
Corporate Social Responsibility	• Environmental Matters and Sustainability • Diversity and Inclusion

The above list does not include all areas of risk management overseen by the Board and the Board committees.

COVID-19 Risk Oversight

Throughout Fiscal 2020, the Board and relevant committees received updates from management on the COVID-19 pandemic, including elevated enterprise risks resulting from the impact to the operations of the Company. The Board held special meetings and dedicated portions of its regularly scheduled meetings to review and discuss specific COVID-19 risk topics in detail. In addition to discussions during Board and committee meetings, management also provided the Board with regular updates on COVID-19’s impact to the business through frequent written communications and teleconferences. The Board continues to receive updates and will continue to address COVID-19-related risks as part of its management of risks related to the operation of our Company.

Compensation Programs Risk Assessment

Management of the Company and our Compensation and Organization Committee have assessed the Company’s compensation programs and based upon all of the facts and circumstances available to the Company at the time of the filing of this Proxy Statement, management of the Company and our Compensation and Organization Committee have concluded that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This assessment was overseen by our Compensation and Organization Committee, in consultation with its independent counsel and independent compensation consultant and considered, among other factors:

•

The Company’s compensation policies and practices in effect for our executive officers, our senior management team and our associates (e.g., metrics selected and the weighting of those metrics, performance measurement periods for incentive compensation, mix of pay, stock ownership guidelines);

•	The features we have built into the Company’s compensation programs to discourage excessive risk-taking (e.g., incentive caps, clawback provisions);

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•	The Compensation and Organization Committee’s review of market data for the senior management team and certain other designated officers when making all related pay decisions;

•

The Compensation and Organization Committee’s approval of all annual cash incentive program and performance-based RSU goals and the Compensation and Organization Committee’s associated certification of performance achievement at the conclusion of the performance period; and

•	The Company’s enterprise risks, the degree to which those enterprise risks may be exacerbated by compensation, and the associated controls to manage enterprise risks.

Our performance-based executive compensation program, as described more fully in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement beginning on page 37, coupled with our stock ownership guidelines and implemented clawback provisions, aligns the interests of our executive officers with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.

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Environmental and Social Matters

We operate and invest in our business with a focus on the long term, which requires taking into consideration environmental and social matters that are important to our stakeholders, including our customers, our associates and our partners. In our efforts to create positive impacts within our organization and within communities we operate in, we have implemented practices and established targets to promote environmental and social stewardship.

Human Capital

We strive to create a culture that drives strategic and key business priorities forward, and also encourages associates to create a positive impact in their global communities. We believe that the strength of our unique culture is a competitive advantage, and we intend to continue building upon that culture to improve performance across our business. Therefore, we believe that the attraction, retention, and management of qualified talent representing diverse backgrounds, experiences, and skill sets, and fostering a diverse, equitable and inclusive work environment are integral to our success. Below are highlights of our key human capital management programs and efforts:

Compensation & Benefits	Offers competitive compensation and benefits, including cash-based and equity-based incentive awards in order to align the interests of our associates and our stockholders.
Associate Engagement	Improving associate engagement through open communication channels and focusing on development.
Regularly holds all-company meetings to communicate with our associates and collecting feedback through surveys to better understand associate experience and drive improvements.
Provides a wide variety of development opportunities throughout associates’ careers to be able to pivot resources to align with overall corporate strategies when necessary.
Diversity & Inclusion	Embraces diversity and inclusion in all forms, including gender, race, ethnicity, disability, nationality, religion, age, veteran, LGBTQIA+ status and other factors.
Continuously reviews representation, pay and promotion among associates with diverse backgrounds, including those in senior leadership positions.

Encourages associates to enhance their understanding of diversity and inclusion through our various associate resource groups which allow associates from different business functions around the world to discuss relevant topics and help address regional-specific needs.

Invests in year-round competency building training for associates on topics of bias, allyship and advocacy.
Recognized as a best place to work for the LGBTQ+ community by the Human Rights Campaign, receiving a 100% rating on their corporate equality index for the 15th consecutive year.
Health and Safety	Focusing on the health and safety of our associates by investing in various wellness programs that are designed to enhance the physical, financial, and mental well-being of our associates globally.

Implemented a range of precautionary health and safety measures to address the risks of the COVID-19 pandemic, including requiring face coverings for customers and associates (depending on geographic region), conducting associate temperature and wellness checks, enhancing cleaning routines, installing plexiglass barriers, and following social distancing measures.

Community Involvement

We give back to the global communities in which we do business by providing support to organizations in the form of donations, volunteerism, and in-kind support. In partnership with our customers and our associates, we are proud to support community partners with a focus on youth mental health and wellness, diversity, equity and inclusion and environmental advocacy. Our associates are highly motivated and community minded, and despite challenges posed by the COVID-19 pandemic, in Fiscal 2020 our global associates volunteered approximately 10,000 hours. Also, with the help of our partners, our customers, and our associates, in Fiscal 2020 we donated over $5.3 million to charitable causes and donated $3.2 million through in-kind giving.

In response to the COVID-19 pandemic, we deepened our community support, providing resources and funding to impacted communities. We also donated bottles of hand sanitizer to Operation Warm and sold face coverings through each of our brands, donating a portion of the proceeds from the sales to our community partners.

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Additionally, to make further progress in diversity and inclusion and in support of social justice and equity, we made financial commitments and developed programs with organizations serving our global BIPOC communities. We also continued our historical support of our global LGBTQIA+ communities in Fiscal 2020, furthering education, resources and suicide prevention efforts through our product campaigns, financial donations and embedded programming for both customers and associates.

Social, Labor and Environmental Conditions

We strive to create a positive impact on our community by advancing sustainability efforts in our global home offices, stores network and supply chain. In Fiscal 2019, we became a participant of the United Nations Global Compact (“UNGC”), the world’s largest corporate citizenship and sustainability initiative, and we publicly committed to the UNGC’s Ten Principles in the areas of human rights, labor, environment and anti-corruption. As part of our commitment to the UNGC, in August 2019, we announced specific sustainability targets that build on our existing global social and environmental sustainability programs, some of which have been in place at the Company for almost 20 years. These targets align with the United Nation’s Sustainable Development Goals, which address global challenges such as poverty, inequality, climate change, environmental degradation, prosperity and peace and justice.

In Fiscal 2020, we reaffirmed our commitment to the UNGC’s Ten Principles, and we closely tracked our performance against our previously announced sustainability targets. We made important progress in Fiscal 2020, achieving several sustainability targets ahead of our 2025 timeline, and establishing additional sustainability targets through 2030. In furtherance of our overall energy goals, we signed a 13-year, 100% renewable energy supply agreement for our global home office and two distribution centers in New Albany, Ohio, which is expected to begin in 2023. We know there is no finish line to these efforts, and we aspire to raise the bar for ourselves and our peers as we continue to make further progress across our global operations.

Outside of our global store network and global home offices, we continue to invest in improving our supply chain processes by partnering with vendors, suppliers, manufacturers, contractors and subcontractors and their respective agents who respect local laws and have committed to follow the standards set forth in our Vendor Code of Conduct. Our Vendor Code of Conduct details our intentions to employ leading practices in labor and social rights, environmental responsibility and workplace safety. We also support empowerment programs such as P.A.C.E. (Personal Advancement & Career Enhancement) and PALS (Pacific Links) which provide opportunities for women in the supply chain to advance their career, education and life skills. In addition, we have provided training to third-party factory workers on a variety of topics, including life skills, anti-human trafficking, and health and safety management.

The Board’s Role in Environmental and Social Matters

Our Corporate Social Responsibility Committee, established in Fiscal 2009, is responsible for overseeing issues of social responsibility including: diversity and inclusion; health and safety matters; labor and social matters; environmental matters; significant philanthropic matters; and significant community relations. Certain of our Corporate Social Responsibility Committee’s responsibilities include the following:

•	Making recommendations and evaluating the success of the Company’s diversity and inclusion policies and programs and monitoring current trends and opportunities in corporate diversity outreach;

•	Participating in conversations with management’s Enterprise Risk Management Committee in order to assess environmental and social risks and oversee risk mitigation strategies;

•	Overseeing the Company’s development of programs and initiatives related to environmental matters, labor and social matters and reviewing our progress on our sustainability targets; and

•

Reviewing significant legal matters, if any, that involve the Company or one of its affiliates that could significantly affect the Company’s performance, business activities or reputation as a global corporate citizen.

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Board Evaluation Process

On an annual basis, the members of the Board and each Board committee conduct a confidential assessment of their performance which entails a two-part evaluation process managed by outside counsel. Our Nominating and Board Governance Committee oversees the evaluation process and reviews the procedures, which may vary from year to year. The Board believes it is important to assess its overall performance, the performance of the Board committees and the individual performance of each director. In order to serve the best interests of our stockholders and position the Company for future success, the Board reviews its overall composition, including director tenure, Board leadership structure, diversity and individual skill sets as part of the evaluation process.

Board Refreshment

Under our Corporate Governance Guidelines, no director is to be nominated by the Board to stand for election or re-election after reaching age 75. However, the Board may nominate such a director for election or re-election if the Board believes that such director’s service on the Board is in the best interests of the Company and our stockholders. On April 17, 2021, based on a recommendation from our Nominating and Board Governance Committee, the full Board unanimously approved the nomination of Terry L. Burman for re-election to the Board and believes his continued service is in the best interests of the Company and our stockholders. Directors who have served for a varied amount of time on the Board contribute to a range of perspectives. We have a good mix of new and long-standing directors that ensures the sharing of knowledge and experience. The Board recognizes the importance of Board refreshment and the benefits to the Company from new directors and perspectives. Our commitment to Board refreshment is demonstrated by the fact that six new independent directors have joined the Board since the beginning of Fiscal 2019 — Felix J. Carbullido (age 54), Susie Coulter (age 55), James A. Goldman (age 62), Helen E. McCluskey (age 66), Kenneth B. Robinson (age 66), and Nigel Travis (age 71). In addition to years of experience as executives in the retail or consumer products industries, these individuals bring a fresh perspective to the Board.

Directors Who Substantially Change Their Job Responsibility

A director must inform our Company Chairman and the Chair of our Nominating and Board Governance Committee as promptly as feasible, in advance, if the director is contemplating a change in employment, membership on another public company board of directors, or any other board membership or other change in status or circumstances that might cause the Board to conclude that the director is no longer independent, is no longer qualified to serve on the Board or might not be able to continue to serve effectively or that such service otherwise is no longer appropriate. Such prior notice is intended to permit management of the Company to conduct a preliminary analysis of the potential impact of the proposed change on the director’s independence and/or service. If the determination is made that the potential change constitutes a conflict of interest or interferes with the director’s ability to carry out his or her responsibilities as a director of the Company, the director must immediately submit a letter of resignation or not proceed with the potential change.

If sufficient prior notice cannot be given, the director must immediately submit a letter of resignation to our Company Chairman and the Chair of our Nominating and Board Governance Committee. Upon receipt of such a letter of resignation, our Company Chairman and the Chair of our Nominating and Board Governance Committee will duly consider the matter and make a timely recommendation to the full Board of the appropriate action, if any, to be taken with respect to the resignation.

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Director Independence and Related Person Transactions

Independence determinations

The Board has reviewed, considered and discussed the relationships with the Company, both direct and indirect, of (i) each current director and (ii) James B. Bachmann, who served as a director of the Company during Fiscal 2020 from February 2, 2020 until May 20, 2020, in order to determine whether such individual meets the independence requirements of the applicable NYSE Rules. The Board has determined that twelve of the thirteen current directors of the Company as well as James B. Bachmann qualify as independent under the applicable NYSE Rules. Specifically, the Board has determined that each of Kerrii B. Anderson, Terry L. Burman, Felix J. Carbullido, Susie Coulter, Sarah M. Gallagher, James A. Goldman, Michael E. Greenlees, Archie M. Griffin, Helen E. McCluskey, Charles R. Perrin, Kenneth B. Robinson, and Nigel Travis has, and that during his period of service as a director of the Company, James B. Bachmann had, no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable NYSE Rules. Fran Horowitz does not qualify as independent because she is an executive officer of the Company.

The table below summarizes the relationships that were considered in connection with the independence determinations. None of the relationships described below was considered a material relationship that impacted the applicable director’s independence.

Director	Description of Relationship
James B. Bachmann

Mr. Bachmann, who served as a director of the Company during Fiscal 2020 from February 2, 2020 until May 20, 2020, is a former partner with Ernst & Young (“EY”), having retired in 2003. The Company and our subsidiaries from time to time engage EY for non-audit services, primarily associated with compliance and valuation services. In Fiscal 2020, Fiscal 2019 and the fiscal year ended February 2, 2019 (“Fiscal 2018”), the Company and its subsidiaries paid EY and its affiliate, Ernst & Young (China) Advisory Limited, the aggregate amount of approximately $172,700, $312,800 and $192,200, respectively, in fees. As a retired partner with respect to EY, Mr. Bachmann had no direct or indirect interest in the business relationship or transactions between EY or any of EY’s affiliates and the Company and its subsidiaries.

Nigel Travis

Mr. Travis served on the Board of Directors of Office Depot, Inc. (now known as The ODP Corporation) from March 2012 to May 2020. The Company and its subsidiaries have, from time to time, had ordinary course business transactions with Office Depot, Inc. and subsidiaries of Office Depot, Inc., in both the United States and the United Kingdom. In these transactions, the Company and its subsidiaries made payments that in the aggregate have not exceeded $122,500 in any year since the beginning of Fiscal 2018. Mr. Travis’ only interest in the underlying business relationship arose from his service as a director of Office Depot, Inc. The service by Mr. Travis on the Board while also serving as a director of Office Depot, Inc., which has a business relationship with the Company, was approved by our Nominating and Board Governance Committee.

Since the beginning of Fiscal 2018, the Company has made charitable contributions to certain charitable organizations with which one or more of the independent directors of the Company or their immediate family members are affiliated. None of these charitable contributions has exceeded $50,000 in any year within this period.

There are no family relationships among any of the current directors, director nominees and executive officers of the Company. Please see the text under the caption “INFORMATION ABOUT OUR EXECUTIVE OFFICERS” at the end of “ITEM 1. BUSINESS” in Part I of our Annual Report on Form 10-K for Fiscal 2020 (our “Fiscal 2020 Form 10-K”) for information about the Company’s executive officers.

Related Person Transaction Policy and Process and Conflicts of Interest

The Board has adopted the Abercrombie & Fitch Co. Related Person Transaction Policy (the “Related Person Transaction Policy”), which is administered by our Nominating and Board Governance Committee and the Company’s General Counsel. A copy of the Related Person Transaction Policy is posted on the “Corporate Governance” page within the “Our Company” section of our Investors website at corporate.abercrombie.com. The Related Person Transaction Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates or will participate, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest.

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On an annual basis, each director, director nominee, executive officer and key influencer of the Company completes a questionnaire designed to elicit information about potential related person transactions. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with the Company’s management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship constitutes a related person transaction requiring compliance with the Related Person Transaction Policy.

Pursuant to the Related Person Transaction Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Related Person Transaction Policy) will be referred to our Nominating and Board Governance Committee for approval (or disapproval), ratification, revision or termination. Our Nominating and Board Governance Committee may only approve or ratify those transactions that our Nominating and Board Governance Committee determines to be in the Company’s best interests. In making this determination, our Nominating and Board Governance Committee will review and consider all relevant information available to it. Any related person transaction previously approved or ratified by our Nominating and Board Governance Committee or otherwise already existing that is ongoing in nature is to be reviewed by our Nominating and Board Governance Committee annually.

The Code of Business Conduct & Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, an officer or an associate has an interest in a transaction to which the Company or one of its subsidiaries is a party. If a potential conflict of interest arises concerning an officer or a director of the Company, all information regarding the issue is to be reported to the Company’s Chief Ethics and Compliance Officer and the Company’s General Counsel for review and, if appropriate or required under the Company’s policies (including the Company’s Related Person Transaction Policy), submitted to our Nominating and Board Governance Committee for review and disposition.

Transactions with Related Persons in Fiscal 2020
SeriousFun Children’s Network, Inc. (“SFCN”)

The Company had a five-year arrangement with SFCN, in which the Company committed a total pledge of no less than $7,500,000 over a five-year period from January 2016 to December 2020, in-kind products donations and a donation of service hours. Due to the COVID-19 pandemic, the arrangement was extended through December 2021. In Fiscal 2020, the Company donated $900,000 to SFCN representing proceeds from the A&F Challenge, the Company’s annual fundraising campaign (the fundraising event was held virtually in Fiscal 2020 due to the COVID-19 pandemic), and in-store campaigns and $1,300,000 in goods and services. Of this donation to SFCN, $338,000 in cash and $88,000 of in-kind products were distributed to Flying Horse Farms, Inc. (“FHF”), a member camp of SFCN. Ms. Horowitz joined the Board of Directors of SFCN in March 2017 and her spouse joined the Board of Directors of FHF in April 2017. In addition, John M. Gabrielli, who served as an executive officer of the Company during Fiscal 2020 until October 3, 2020, joined the Board of Directors of FHF in March 2018. Under the Company’s Related Person Transaction Policy, any transaction where the related person’s interest derives solely from her or his position as a director of another corporation or organization that is a party to the transaction is considered pre-approved. To address any potential conflict of interest concerns, Ms. Horowitz has been advised (and during his period of service as an executive officer of the Company, Mr. Gabrielli had been advised) not to participate in any discussions, negotiations or decisions by the Company’s Board, our Corporate Social Responsibility Committee or any other persons associated with the Company with respect to contributions or donations proposed to be made to SFCN or FHF by or on behalf of the Company or its subsidiaries.

Gregory J. Henchel Senior Vice President, General Counsel and Corporate Secretary

Gregory J. Henchel has served as the Company’s Senior Vice President, General Counsel and Corporate Secretary since October 1, 2018. Mr. Henchel’s spouse is a partner in the law firm of Jones Day, which provided legal services to the Company and its subsidiaries in Fiscal 2020 and continues to do so. For providing these services, Jones Day received fees in Fiscal 2020 totaling approximately $179,000 and fees in Fiscal 2021 through March 25, 2021 totaling approximately $23,000. Mr. Henchel’s spouse does not receive any direct compensation from the fees paid to Jones Day by the Company, her ownership in Jones Day is significantly less than 1%, and the fees paid by the Company to Jones Day in Fiscal 2020 were less than 1% of Jones Day’s annual revenues. The engagement of Jones Day was reviewed and approved in accordance with the Related Person Transaction Policy.

Indemnification Arrangements with Directors and Executive Officers

The Company indemnifies the directors and the executive officers of the Company to the fullest extent permitted by the laws of Delaware against personal liability in connection with their service to the Company. This indemnification is required under the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and

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Restated Bylaws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

Anti-Hedging Policy

The Company’s Policy Statement Regarding Trading in Company Securities and Compliance with Federal Securities Laws (the “Insider Trading Policy”) applies to directors, officers and certain associates, or “insiders,” designated by the Company’s General Counsel. Under the Insider Trading Policy, transactions that shift the economic consequences of ownership of Company securities to any third party, including the purchase or sale of puts, calls or listed options and hedging transactions, such as cap and collars, are prohibited. In addition, under the Company’s Associate Handbook, associates, whether or not considered an insider, may not at any time engage in transactions which shift the economic consequences of ownership of Company securities to any third party, including the purchase or sale of puts or calls, or hedging transactions, such as caps and collars.

Compensation and Organization Committee Interlocks and Insider Participation

With respect to Fiscal 2020 and from January 31, 2021 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers serves or served on our Compensation and Organization Committee or the Board, or any other relationship required to be disclosed in this section under the applicable SEC rules.

Our Compensation and Organization Committee is currently comprised of Helen E. McCluskey (Chair), Felix J. Carbullido, James A. Goldman, Michael E. Greenlees and Charles R. Perrin. Each of Messrs. Greenlees and Perrin and Ms. McCluskey served as a member of our Compensation and Organization Committee throughout Fiscal 2020. Mr. Carbullido and Mr. Goldman were appointed to our Compensation and Organization Committee on May 20, 2020.

Communications with the Board

Communications by stockholders and other interested parties to individual directors or the Board can be addressed to 6301 Fitch Path, New Albany, Ohio 43054.

All such letters must identify the author as a stockholder or other interested party and clearly state the intended recipient. Copies of all such letters will be circulated to the appropriate director or directors. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party — Board Communication,” “Stockholder/Interested Party — Independent Director Communication,” or “Stockholder/Interested Party — Non-Executive Chairman of the Board Communication,” as appropriate.

Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from stockholders or other interested parties.

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Compensation of Directors

The Board believes that compensation paid to our non-associate directors should be competitive with other retailers of comparable size and should enable us to attract and retain individuals of the highest quality to serve as our directors. To align director interests with the long-term interests of our stockholders, non-associate directors receive a combination of cash and equity-based compensation for their service. In Fiscal 2020, the independent compensation consultant to our Compensation and Organization Committee reviewed and evaluated the Company’s compensation program for the non-associate directors and determined that average director compensation for the Board was within a competitive range of median for our peer group. As such, no changes were initially made to the non-associate director compensation program for Fiscal 2020.

Non-Associate Director Compensation Program

Any officer of the Company who is also a director receives no additional compensation for services rendered as a director. The annual cash retainer program for Fiscal 2020 was structured as follows (cash retainers were pro-rated for directors who did not serve the full year during Fiscal 2020):

Board Annual Cash Retainer Program

Non-associate director	$65,000

Board Committee Annual Cash Retainer Program	Chair	Member

Audit and Finance Committee	$40,000	$25,000

Compensation and Organization Committee	$30,000	$12,500

Nominating and Board Governance, Corporate Social Responsibility or Executive Committees	$25,000	$12,500

Each of the cash retainers is paid quarterly in arrears. In addition to cash retainers, all non-associate directors receive an annual grant of RSUs as follows (pro-rated for a year of partial service):

Annual Grant of RSUs

Grant date fair value (1)	$150,000

(1)

Granted on the date of the Company’s annual meeting of stockholders or upon the appointment of the director. These RSUs become fully vested on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of death or total disability or upon termination of service in connection with a change of control of the Company.

The Company also maintains two deferred compensation plans referred to collectively as the “Directors’ Deferred Compensation Plan.” Under the Directors’ Deferred Compensation Plan, a non-associate director may voluntarily elect to defer all or a part of his or her retainers, meeting fees (which are no longer paid) and stock-based incentives the Company would otherwise pay him or her and/or the shares of our Common Stock he or she would otherwise receive upon settlement of his or her RSUs. The amount deferred by a non-associate director under the Directors’ Deferred Compensation Plan is credited to a deferred stock unit account where it is converted into a share equivalent. Dividend equivalents will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account (at the same rate as cash dividends are paid in respect of outstanding shares of Common Stock) and converted into a share equivalent. Participating non-associate directors may elect the time of deferral and whether distribution of the deferred amounts will be in the form of a single lump-sum transfer or annual installments. If a non-associate director makes no election, all amounts deferred under the Directors’ Deferred Compensation Plan will be distributed upon termination of service and in a lump sum. Regardless of any election made by a non-associate director, all amounts deferred will be distributed in a single lump sum in the event of a change in control of the Company. Shares of Common Stock will be distributed under the Company’s long-term incentive plans.

All non-associate directors are reimbursed for their expenses for attending meetings of the Board and Board committees and receive the discount on purchases of the Company’s merchandise extended to all Company associates.

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Non-Executive Chairman Compensation

In connection with Mr. Burman’s assumption of the role of Non-Executive Chairman of the Board, he receives additional compensation to reflect the scope of this role including: (i) his active Board leadership and collaboration with management during the Company’s ongoing transformation; and (ii) the Board’s large workload and high meeting frequency as a result of the Company’s continued commitment to proactive and strong governance practices. The additional compensation to the Non-Executive Chairman for Fiscal 2020 was structured as follows:

Non-Executive Chairman Compensation

Additional Annual Cash Retainer	$100,000

Additional Annual Grant of RSUs, Grant date fair value (1)	$100,000

(1)

Granted on the date of the Company’s annual meeting of stockholders. These RSUs become fully vested on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of death or total disability or upon termination of service in connection with a change of control of the Company.

COVID-19 Director Compensation Reduction

We made the decision to temporarily reduce the Board cash retainer paid to our non-associate directors by 50% for the second quarter of Fiscal 2020. This temporary reduction was in line with our decision to reduce base salaries for our senior management team. All of the foregoing discussion of director cash retainers reflects the ongoing program and does not reflect the impact of the temporary reduction.

Director Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by, each individual who served as a non-associate director of the Company at any time during Fiscal 2020 for service on the Board.

Director Compensation for Fiscal 2020*

Name(1) (2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total

Kerrii B. Anderson(4)	$105,666	$150,000	$255,666

James B. Bachmann(5)	$28,894	—	$28,894

Terry L. Burman	$181,875	$250,000	$431,875

Felix J. Carbullido	$78,750	$150,000	$228,750

Susie Coulter(6)	$47,898	$150,000	$197,898

Sarah M. Gallagher	$81,875	$150,000	$231,875

James A. Goldman(4) (6)	$56,690	$150,000	$206,690

Michael E. Greenlees	$100,268	$150,000	$250,268

Archie M. Griffin	$85,584	$150,000	$235,584

Helen E. McCluskey	$99,265	$150,000	$249,265

Charles R. Perrin	$89,293	$150,000	$239,293

Nigel Travis	$108,249	$150,000	$258,249

*The aggregate value of the perquisites and other personal benefits received by each of the individuals named in this table for Fiscal 2020 was less than $10,000 and is not included in this table.

(1)	Fran Horowitz is not included in the table above since, as an officer of the Company, she receives no compensation for her services as a director of the Company.

(2)	Kenneth B. Robinson is not included in the table above since he did not become a director of the Company until February 4, 2021, which was after the end of Fiscal 2020.

(3)

Each of the current non-associate directors, other than Kenneth B. Robinson who was not then serving as a non-associate director, was granted an award of RSUs covering 13,205 shares of Common Stock on May 20, 2020, the date of the 2020 Annual Meeting. The amount of $150,000 included in the total amount shown in this column for each of the current non-associate directors (other than Mr. Robinson) is reported using the grant date fair value of the award, as computed in accordance with generally accepted accounting principles (“GAAP”), of $11.36 per RSU, based upon the closing price of the Company’s Common Stock on the grant date ($11.36) and adjusted for anticipated dividend payments during the one-year vesting period. See “Note 14. Share-Based Compensation” of the Notes to Consolidated Financial Statements included within “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2020 Form 10-K for the assumptions used in calculating the amounts shown and information regarding the

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Company’s share-based compensation. Each award of RSUs granted on the date of the 2020 Annual Meeting remained outstanding at January 30, 2021. Mr. Bachmann was not granted an award of RSUs since he was no longer serving as a director of the Company after the 2020 Annual Meeting.

Mr. Burman was granted RSUs covering an additional 8,803 shares of Common Stock on May 20, 2020, the date of the 2020 Annual Meeting. The amount of $100,000 included in the total amount shown in this column for Mr. Burman is reported using the grant date fair value of the award, as computed in accordance with GAAP, of $11.36 per RSU, based upon the closing price of the Company’s Common Stock on the grant date ($11.36) and adjusted for anticipated dividend payments during the one-year vesting period. See “Note 14. Share-Based Compensation” of the Notes to Consolidated Financial Statements included within “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2020 Form 10-K for the assumptions used in calculating the amount shown and information regarding the Company’s share-based compensation. This award of RSUs granted to Mr. Burman on the date of the 2020 Annual Meeting remained outstanding at January 30, 2021.

The aggregate number of RSUs outstanding as of January 30, 2021 held by each individual who served as a non-associate director of the Company at any time during Fiscal 2020 is provided under the table captioned “Directors’ Outstanding RSUs” below.

(4)

During Fiscal 2020, Ms. Anderson and Mr. Goldman deferred $10,567 and $56,690 of their respective retainers, pursuant to the Directors’ Deferred Compensation Plan. The deferred portion of each of Ms. Anderson’s and Mr. Goldman’s retainer is included in the amount shown in the “Fees Earned or Paid in Cash” column.

(5)	Mr. Bachmann’s term as a director of the Company ended immediately prior to the Company’s 2020 Annual Meeting.

(6)	Each of Ms. Coulter and Mr. Goldman first became a director of the Company upon their election at the 2020 Annual Meeting on May 20, 2020.

Directors’ Outstanding RSUs

The following table summarizes outstanding RSUs as of January 30, 2021 held by each individual who served as a non-associate director of the Company at any time during Fiscal 2020.

Name (1) (2)	Number of Outstanding RSUs

Kerrii B. Anderson	13,205

James B. Bachmann	—

Terry L. Burman	22,008

Felix Carbullido	13,205

Susie Coulter	13,205

Sarah M. Gallagher	13,205

James A. Goldman	13,205

Michael E. Greenlees	13,205

Archie M. Griffin	13,205

Helen E. McCluskey	13,205

Charles R. Perrin	13,205

Nigel Travis	13,205

(1)	Fran Horowitz is not included in the table above since, as an officer of the Company, she receives no compensation for her services as a director of the Company.

(2)	Kenneth B. Robinson is not included in the above table since he did not become a director of the Company until February 4, 2021, which was after the end of Fiscal 2020.

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Proposal 2 — Non-Binding Advisory Resolution to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. As described below in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement beginning on page 37, the Company made modest changes to our executive compensation program in Fiscal 2020, which were intended to further align our incentive plans with key financial metrics and Company strategy.

Stockholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS,” which describes in more detail how the Company’s executive compensation policies and procedures achieve the Company’s compensation objectives and how and why our Compensation and Organization Committee arrived at its executive compensation decisions for Fiscal 2020 and beyond. Stockholders are also encouraged to review the “Fiscal 2020 Summary Compensation Table” beginning on page 55 of this Proxy Statement and the related compensation tables, notes and narrative, which provide detailed information on the compensation of the NEOs.

In accordance with Rule 14a-21(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Abercrombie & Fitch Co. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Fiscal 2020 Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “Say-on-Pay” vote, is non-binding on the Board. Although non-binding, the Board and our Compensation and Organization Committee will carefully review and consider the voting results when evaluating our executive compensation programs for Fiscal 2022 and future years. The Board’s current policy is to include a non-binding advisory resolution regarding approval of the compensation of our NEOs as an agenda item for each annual meeting of stockholders.

OUR COMPENSATION AND ORGANIZATION COMMITTEE AND THE FULL BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

The approval of this proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides important information on our executive compensation programs and on the amounts shown in the executive compensation tables that follow. In this Proxy Statement, the term “named executive officers” or “NEOs” means the individuals named in the executive compensation tables that follow and who are listed below.

NEO	Position During Fiscal 2020

Fran Horowitz	Chief Executive Officer

Scott Lipesky	Senior Vice President, Chief Financial Officer

Kristin Scott	President, Global Brands

Gregory J. Henchel	Senior Vice President, General Counsel and Corporate Secretary

John M. Gabrielli (1)	Former Senior Vice President, Chief Human Resources Officer
(1)	Mr. Gabrielli left the Company on October 3, 2020.

Executive Summary

We entered Fiscal 2020 optimistic about the significant progress made in Fiscal 2019 to optimize our global store network, enhance digital and omnichannel capabilities, increase the speed and efficiency of our product life cycle, and improve customer engagement. In January 2020, we began to experience business disruptions in the APAC region as a result of COVID-19 and in February 2020, the situation escalated as the scope of COVID-19 worsened beyond the APAC region, with the United States, and the EMEA region experiencing significant outbreaks. As a result, in January 2020, we temporarily closed the majority of our stores in the APAC region and in March 2020, we temporarily closed our stores across brands in North America and the EMEA region. In addition, we recommended associates who were able to perform their role remotely do so. In parallel to implementing a temporary reduction in work schedules and furloughing North America and EMEA region store associates, we implemented a temporary reduction in pay for our most senior leaders. While we did place some associates on temporary furlough, we funded 100% of the health premiums for eligible associates impacted by those measures for a period of time.

In the midst of these difficult decisions, our priority throughout the pandemic has been the well-being of our associates, our customers and our communities. We proactively closed our global stores in response to the pandemic. Similarly, we quickly pivoted to a work from home model to reduce the risk of spreading COVID-19 within our home offices. Throughout our global stores and global offices, we followed local government-mandated guidelines to mitigate the spread of COVID-19 and to keep our customers, our associates and our communities safe. Across our global operations, we put in place a range of additional measures to provide safe working environments. We provided increased cleaning and sanitizing of equipment and common areas, as well as temperature and wellness checks, and adjusted shifts, break times and facilities set up to support appropriate social distancing at all times, among other things. We continued to follow local government and health organizations’ recommendations and made changes to our operations as and when the situation required them. As our stores began to reopen, we followed a similar approach of increasing our health and safety protocols, including requiring masks for all associates and customers (depending on geographic region), reducing hours, increasing cleaning, and managing occupancy limits.

We leaned into our omnichannel capabilities and introduced Curbside Pickup where possible to give our customers another safe option of shopping our brands. As the situation evolved, we remained committed to providing relevant updates to our associates and our customers. This included providing ongoing resources to our associate population to help them manage the unprecedented situation through activations including Wellness Wednesday sessions, access to tele-health services, mental wellness resources, parenting resources, and more.

We acted decisively to adopt a COVID-19 operating playbook focused on optimizing digital operations, preserving liquidity, and managing cash flows. Ultimately, we grew digital penetration to 54% of annual revenue in Fiscal 2020 from 33% in Fiscal 2019, expanded our gross profit rate by 110 basis points and fortified our balance sheet to end the year with $1.3 billion of liquidity. Our Compensation and Organization Committee also adopted a number of changes to our compensation programs for Fiscal 2020 to support our updated operating playbook and reflect the extraordinary and uncertain operating environment for Fiscal 2020. Typically, our Compensation and Organization Committee approves the structure and goals for the annual and long-term incentive awards in February and March of each fiscal year. As the impact of the COVID-19 pandemic spread in February and March 2020, our Compensation

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and Organization Committee closely monitored its impact on the business and the associated implications for the Fiscal 2020 incentive plans – including the selection of metrics critical to a successful navigation of the pandemic and the Company’s ability to set performance goals that were both rigorous and realistic. Due to the substantial uncertainty in the global business environment created by the COVID-19 pandemic, our Compensation and Organization Committee determined to postpone decision-making with respect to most aspects of the Fiscal 2020 incentive design until more was known of the depth and breadth of the pandemic’s impacts on the Company’s operations (particularly with respect to the duration of mandated and voluntary store closures around the globe). In March 2020, our Compensation and Organization Committee approved grants of service-based RSUs only, generally in amounts equal to 40% of the NEOs’ overall target long-term incentive award value for Fiscal 2020 (an equivalent proportion to the overall long-term incentive award value as was issued in service-based RSUs for Fiscal 2019). All remaining decisions relating to the establishment of an annual cash incentive program for Fiscal 2020 and the form and structure of the remaining 60% of the NEOs’ overall long-term incentive award value for Fiscal 2020 were postponed to the second half of the year for approval at our Compensation and Organization Committee’s August 2020 meeting. The decision to grant a portion of the Fiscal 2020 long-term incentive award value in service-based RSUs in March 2020 reflected our Compensation and Organization Committee’s desire to provide a degree of continuity and stability to participating associates, including the NEOs, at a time when the nature, form and timing of the Company’s remaining incentive programs were yet to be determined.

Over the course of Summer 2020, our Compensation and Organization Committee evaluated a variety of possible approaches to the Fiscal 2020 annual cash incentive program in light of the uncertainties created by the COVID-19 pandemic. At that point, the duration and severity of the pandemic were unknown, and it was difficult to predict whether (and to what extent) the Company’s digital business would offset lost revenues from store closures. Accordingly, the Company quickly shifted its focus to ensuring that adequate financial resources were in place to sustain operations and emerge from the economic downturn in a competitive position, regardless of the timeline for recovery. After careful consideration, our Compensation and Organization Committee ultimately determined that the Company’s ability to generate operating cash flow would be the best measure of performance for Fiscal 2020 in light of the ongoing focus on liquidity and the role that both sales performance and expense control play in driving operating cash flow. Our Compensation and Organization Committee viewed each of these objectives as critical to motivating leaders to navigate through the pandemic in a way that would position the Company for sustained, long-term success in Fiscal 2021 and beyond. Additional considerations included: (i) the difficulty of setting Adjusted EBIT goals when it was not clear whether, and at what capacity, stores would remain open around the globe; and (ii) the potential for unintended consequences in measuring relative sales performance over the short-term (e.g., promotional activity by a comparator company to clear excess inventory could distort relative results). As discussed further below, our Compensation and Organization Committee also sought to elevate the importance of relative measurement in the long-term incentive award by increasing the weighting of Relative TSR to 100% of the Fiscal 2020 to Fiscal 2022 PSAs.

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In August 2020, our Compensation and Organization Committee granted the remainder of the Fiscal 2020 long-term incentive award value, including the performance-based component, and approved the Fiscal 2020 annual cash incentive program. The final incentive compensation program design reflected the following changes relative to the Fiscal 2019 incentive compensation program design:

Element	Change for Fiscal 2020	Rationale
Annual Cash Incentive Program	Replaced Adjusted EBIT with Operating Cash Flow as the sole metric	Reinforced the Company’s focus on liquidity and expense management in light of the pandemic’s impact on Company operations, including significant and prolonged store closures
Replaced seasonal measurement (previously 30% Spring, 70% Fall) with an annual measurement

Reflected both: (i) the timing of the program’s approval; and (ii) the emphasis on efforts to ensure an end-of-year liquidity position that would serve as a foundation for future Company success in Fiscal 2021 and beyond

Added a scorecard of controllable and uncontrollable factors expected to impact Operating Cash Flow results to serve as the basis for Compensation and Organization Committee discretion at year-end (if / as applicable)

Established a framework for our Compensation and Organization Committee to assess the quality and sustainability of Operating Cash Flow results in light of the extraordinary circumstances of the COVID-19 pandemic

Long-Term Incentive Awards

Increased the weighting of the overall long-term incentive award value delivered in service-based RSUs to 50% (from 40%), with a corresponding reduction in the weighting of performance-based PSAs to 50% (from 60%)

With consideration to the 40% of overall long-term incentive award value delivered in service-based RSUs in March 2020, an additional 10% of overall long-term incentive award value was granted in service-based RSUs in August 2020 and 50% of the overall long-term incentive award value was granted in performance-based PSAs in August 2020

Modestly increased the retentive orientation of the program during a period of extraordinary uncertainty while maintaining at least a 50% weighting for performance-based PSAs

Focused performance-based PSA measurement exclusively on relative TSR (previously relative TSR was equally weighted alongside Average ROIC and Net Sales CAGR)

Note: Maintained a three-year performance period and requirement for 55th percentile TSR performance for a target payout

Reflected the Company’s inability to establish meaningful and appropriate goals for Average ROIC and Net Sales CAGR metrics due to uncertainty about the depth and duration of the pandemic’s impact on the Company’s operations over a multi-year period

Ensured continued alignment with stockholder returns

	Replaced relative TSR comparator group with the publicly-traded peers within the Company’s compensation peer group (previously measured against the S&P Retail Select Index)	Reflected the divergent impacts of the COVID-19 pandemic on “non-essential” and “essential” retailers and focused relative measurement on other “non-essential” retailers

Looking ahead to Fiscal 2021, we will continue to prioritize the health and safety of our associates and our customers, and we believe the decisions made during Fiscal 2020 have positioned the Company’s business for long-term growth and future value creation. Our Compensation and Organization Committee approved several changes to the Company’s compensation program for Fiscal 2021, which reflect a transition back toward an incentive design approach more similar to the incentive design framework that was in place prior to Fiscal 2020, while also acknowledging that significant economic uncertainty remains ahead:

Return to measuring 100% Adjusted EBIT in the annual cash incentive program;

Return to Spring and Fall seasonal measurement for the annual cash incentive program;

Continue to grant long-term incentive awards in a mix of 50% PSAs and 50% service-based RSUs; and

PSAs will be earned based on three equally weighted metrics: Three-Year Net Sales Growth Rate Over Base; Three-Year Average EBIT Margin Percent; and Three-Year Relative Total Shareholder Return.

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The changes to the program in Fiscal 2020 were intended to reflect the immediate operational priorities and uncertainty around forecasting long-term performance. The changes approved for Fiscal 2021 shift back toward a focus on annual profitability and long-term growth.

Pay-for-Performance Culture

We remain committed to: (i) creating sustainable, long-term value for stockholders by increasing accountability for the performance of the Company’s brands; and (ii) aligning the outcomes of the Company’s short-term and long-term compensation programs with the Company’s performance. In Fiscal 2020, we successfully implemented liquidity and expense management efforts in response to COVID-19, managed significant growth and had a very strong performance in our digital business and had a strong holiday season in terms of sales and gross margin. As a result of these efforts, Fiscal 2020 Operating Cash Flow exceeded expectations and the maximum goal established by our Compensation and Organization Committee (which had been set to be roughly equal to the average Operating Cash Flow achieved for Fiscal 2017 through Fiscal 2019), despite a significant decline in net sales primarily due to the adverse impact of COVID-19 on store sales. Over a longer time horizon, Fiscal 2018 to Fiscal 2020 Return on Invested Capital was negatively impacted by COVID-19 in Fiscal 2020 and resulted in below-threshold performance while share price performance resulted in achievement at the 53rd percentile of the comparator group. Thus, payouts for the Fiscal 2018 to Fiscal 2020 PSAs were earned between threshold and target. The Company’s pay-for-performance culture is evidenced by those incentive outcomes in Fiscal 2020:

Fiscal 2020 Annual Cash Incentive Program Achievement
Overall Company Operating Cash Flow (100% weighting)	200%

Fiscal 2018 to Fiscal 2020 PSA Achievement
Fiscal 2018 to Fiscal 2020 Average ROIC (50% weighting)	0%
Fiscal 2018 to Fiscal 2020 Relative TSR vs. S&P Retail Select Index (50% weighting)	94.3%
Weighted Average	47.2%

Our commitment to rigorous goal-setting, even during a challenging retail environment, is further evidenced by the trending performance levels for our outstanding PSA cycles following a year in which we adjusted our operating playbook as we grappled with the impacts of COVID-19 on our business and continued to execute on our operational priorities. COVID-19 created significant headwinds for the Average ROIC and Net Sales CAGR metrics measured in the Fiscal 2019 to Fiscal 2021 cycle. As a result, we are unlikely to achieve threshold Average ROIC and Net Sales CAGR goals. That said, both outstanding PSA cycles measure Relative TSR performance (33% weighting in the Fiscal 2019 to Fiscal 2021 cycle and 100% in the Fiscal 2020 to Fiscal 2022 cycle). Strong share price performance over the second half of Fiscal 2020 has resulted in the following trending performance relative to the respective PSA goals:

Trending Performance of Outstanding PSA Cycles

Performance Period	Net Sales CAGR Tranche	Average ROIC Tranche	Relative TSR Tranche
Fiscal 2019 to Fiscal 2021	Trending below threshold	Trending below threshold	Trending between threshold and target
Fiscal 2020 to Fiscal 2022	N/A	N/A	Trending between target and maximum

Impact of Stockholder Outreach

In Fiscal 2020, despite the limitations posed by the COVID-19 pandemic, we maintained ongoing and active dialogues with sell-side analysts and buy-side investors. These efforts resulted in discussions with approximately 70% of our top ten actively managed stockholders and conversations with new investors. We expect to continue to have discussions with the investment community prior to the Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on progress against the key transformation initiatives that will enable us to drive sustainable long-term operating margin expansion. This approach to stockholder outreach has driven high levels of support for the Company’s “Say on Pay” proposal in recent years.

Percentage of stockholder votes in favor of our executive compensation program at the 2020 Annual Meeting	89%

The Company annually reviews and considers the outcome of the “Say on Pay” vote. In light of stockholders’ continued strong support for our executive compensation program and based on feedback received from our stockholders throughout the year, no changes were made as a direct result of the 2020 “Say on Pay” vote.

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Compensation Structure and Highlights

An overview of our compensation programs for our NEOs in Fiscal 2020 is shown below:

Element	Purpose	Metric

Base Salary	Fixed annual cash compensation to attract and retain executive officers	Established after review of base salaries of executive officers of companies in our compensation peer group and the performance of each of our NEOs

Annual Cash Incentive Program	Performance-based variable pay that delivers cash incentives when the Company meets or exceeds key financial results	Based on an assessment of Operating Cash Flow performance against pre-established goals

Long-Term Incentive Awards	Performance-based and service-based equity compensation to reward executive officers for a balanced combination of the Company meeting or exceeding key financial results and creating long-term stockholder value	50% Performance-based PSAs based 100% on Relative TSR performance compared to the compensation peer group 50% Service-based RSUs that vest ratably over three years

We remain committed to aligning the outcomes of our short-term and long-term incentive compensation programs with the Company’s performance. For NEOs, the majority of their total compensation opportunity is at-risk, or contingent upon the Company’s financial performance and appreciation in the market price of the Company’s Common Stock.

Percentage of Chief Executive Officer’s compensation that was at-risk in Fiscal 2020	86%
Percentage of other NEOs’ compensation (on average) that was at-risk in Fiscal 2020	68%

Key Objectives of the Compensation Program

We operate in a fast-paced and highly-competitive specialty retail environment that is experiencing transformational disruption. To be successful, we must attract and retain key creative and management talents who thrive in this environment. We set high goals and expect superior performance from these individuals. We design the structure of the executive compensation program to support this culture, encourage a high degree of teamwork, and reward individuals for achieving challenging financial and operational objectives that we believe lead to the creation of sustained, long-term stockholder value. As such, the primary objectives of our executive compensation and benefit programs are to:

    Drive high performance to achieve financial goals and create long-term stockholder value;

    Reflect our strong team-based culture; and

    Provide compensation opportunities that are competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent.

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Compensation Program Best Practices

The following compensation decisions and practices demonstrate how the Company’s executive compensation program reflects best practices and reinforces the Company’s culture and values:

✓	Emphasis on At- Risk Pay	For NEOs, the majority of their total compensation opportunity is contingent upon the Company’s financial performance and appreciation in the market price of the Company’s Common Stock.

✓	Rigorous Performance Metrics	Both the annual cash incentive payouts and the PSA awards are earned based on the Company meeting challenging financial results. Fiscal 2020 annual cash incentive payouts were based on single-year Operating Cash Flow results and Fiscal 2020 to Fiscal 2022 PSAs are based on Relative TSR over a three-year period. Further, our Relative TSR must be at the 55th percentile versus the compensation peer group in order for our Relative TSR-based PSAs to pay out at target.

✓	Stock Ownership Guidelines	Executive officers and directors are subject to stock ownership guidelines that align their long-term financial interests with those of the Company’s stockholders.

✓	Incentive Compensation Clawback Policy	Each of the plans pursuant to which annual and long-term incentive compensation may be paid to the Company’s executive officers includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid, without any requirement of misconduct on the part of the plan participant.

×	No Excise Tax Gross-Up Payments	None of the NEOs are entitled to gross-up payments in the event that any payments or benefits provided to the NEO by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code.

×	No Derivatives and Hedging	The Company prohibits associates (including the NEOs) and directors from engaging in hedging transactions with respect to any equity securities of the Company held by them.

×	No Pledging	The Company prohibits associates (including the NEOs) and directors from pledging any equity securities of the Company held by them.

×	No Modification of Out-of-the-Money Awards	The Company prohibits “repricing” of stock options or stock appreciation rights (“SARs”) and any other modification of out-of-the-money awards without stockholder approval.

Base Salary

We provide a base salary to each NEO to deliver a fixed component of compensation that reflects the NEO’s position and responsibilities.

Our Compensation and Organization Committee reviews the base salaries of the NEOs annually in the first quarter of the fiscal year, with additional reviews upon significant changes in an individual’s role. The base salaries of the NEOs are determined based upon an assessment of a number of factors, including the individual’s current base salary, job responsibilities, internal pay equity considerations, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executive officers, and base salaries for comparable positions within a compensation peer group. Our Compensation and Organization Committee established Fiscal 2020 base salaries with reference to market data published by the companies in the peer group described below and surveys published by Equilar.

Due to the business impact of COVID-19 in March and April 2020, our Compensation and Organization Committee elected to cancel all previously planned merit base salary raises and promotions for our senior management team. Our Compensation and Organization Committee made no changes to base salaries for the NEOs for Fiscal 2020. Base salaries in effect at the end of Fiscal 2020 are shown in the table below:

NEO	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percent Change
Fran Horowitz	$1,300,000	$1,300,000	0.0%
Scott Lipesky	$650,000	$650,000	0.0%
Kristin Scott	$925,000	$925,000	0.0%
Gregory J. Henchel	$575,000	$575,000	0.0%
John M. Gabrielli(1)	$600,000	$600,000	0.0%

(1)	Mr. Gabrielli left the Company on October 3, 2020.

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As previously disclosed, in April 2020, we initiated a range of expense management actions that included temporary reductions in base salaries for our senior management team (including all NEOs): 33% for Ms. Horowitz; 20% for the other NEOs; and 10% for other Vice Presidents and above. Salaries were restored for all members of our senior management team subject to temporary reductions (other than the NEOs) in July 2020. Salaries for the NEOs were subsequently restored in August 2020 after a majority of our stores were re-opened, home office associates had returned to full-time schedules, and early mitigation efforts had helped to preserve liquidity and financial stability. The actual base salaries received by the NEOs for Fiscal 2020 are listed in the “Fiscal 2020 Summary Compensation Table” beginning on page 55 of this Proxy Statement.

Annual Cash Incentive Program

Measurement of Annual Cash Incentive Program

As previously noted, our Compensation and Organization Committee made a number of adjustments to the annual cash incentive program for Fiscal 2020 in order to continue to drive operational results key to the business in a challenging retail environment.

Typically, our Compensation and Organization Committee considers and approves the structure and goals for the annual cash incentive program in the first quarter of the fiscal year. Historically, performance goals for the annual cash incentive program have been based on Company Adjusted EBIT.

For Fiscal 2020, our Compensation and Organization Committee was faced with the challenge of an uncertain year as the COVID-19 pandemic began to impact the APAC region in January 2020, and North America and the EMEA region in February and March 2020. In March 2020, our Compensation and Organization Committee determined to postpone the approval of the Fiscal 2020 annual cash incentive program until more was known of the depth and breadth of the pandemic’s impacts on the Company’s operations (particularly with respect to the duration of mandated and voluntary store closures around the globe).

Over the course of Summer 2020, our Compensation and Organization Committee evaluated a variety of possible approaches to the Fiscal 2020 annual cash incentive program in light of the uncertainties created by the COVID-19 pandemic. At that point, the duration and severity of the pandemic were unknown, and it was difficult to predict whether (and to what extent) the Company’s digital business would offset lost revenues from store closures. Accordingly, the Company quickly shifted its focus to ensuring that adequate financial resources were in place to sustain operations and emerge from the economic downturn in a competitive position, regardless of the timeline for recovery. After careful consideration, our Compensation and Organization Committee ultimately determined that the Company’s ability to generate operating cash flow would be the best measure of performance for Fiscal 2020 in light of the ongoing focus on liquidity and the role that both sales performance and expense control play in driving operating cash flow. Our Compensation and Organization Committee viewed each of these objectives as critical to motivating leaders to navigate through the pandemic in a way that would position the Company for sustained, long-term success in Fiscal 2021 and beyond. Additional considerations included: (i) the difficulty of setting Adjusted EBIT goals when it was not clear whether, and at what capacity, stores would remain open around the globe; and (ii) the potential for unintended consequences in measuring relative sales performance over the short-term (e.g., promotional activity by a comparator company to clear excess inventory could distort relative results). As discussed further below, our Compensation and Organization Committee also sought to elevate the importance of relative measurement in the long-term incentive award by increasing the weighting of Relative TSR to 100% of the Fiscal 2020 to Fiscal 2022 PSAs.

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In August 2020, our Compensation and Organization Committee approved the Fiscal 2020 annual cash incentive program with several adjustments to acknowledge the updated business priorities in a challenging environment:

Change for Fiscal 2020	Rationale

Replaced Adjusted EBIT with Operating Cash Flow as the sole metric	Reinforced the Company’s focus on liquidity and expense management in light of the pandemic’s impact on Company operations, including significant and prolonged store closures

Replaced seasonal measurement (previously 30% Spring, 70% Fall) with an annual measurement	Reflected both: (i) the timing of the program’s approval; and (ii) the emphasis on efforts to ensure an end-of-year liquidity position that would serve as a foundation for future Company success in Fiscal 2021 and beyond

Added a scorecard of controllable and uncontrollable factors expected to impact Operating Cash Flow results to serve as the basis for Compensation and Organization Committee discretion at year-end (if / as applicable)	Established a framework for our Compensation and Organization Committee to assess the quality and sustainability of Operating Cash Flow results in light of the extraordinary circumstances of the COVID-19 pandemic

Fiscal 2020 Achievement

Our Compensation and Organization Committee approved the Fiscal 2020 Operating Cash Flow performance goal range in August 2020 once more was known about the pandemic’s impact on the Company’s operations and the Company’s financial priorities for Fiscal 2020. At the time goals were set: (i) the target level of performance entailed improvement in store performance with rolling store closures and building further upon digital expansion through the holiday season, while continuing to implement tight expense management to offset sales losses; and (ii) the maximum level of performance reflected the average of the prior three fiscal years’ Operating Cash Flow results, and would require an extraordinary result given the context.

During the first half of Fiscal 2020, the Company’s management swiftly charted a course to navigate the immediate impact of COVID-19. In the second half of Fiscal 2020, the Company’s management continued tight expense control efforts, managed significant growth and had a very strong performance in our digital business and delivered a strong holiday season in terms of sales and gross margin. These significant efforts led to Fiscal 2020 Operating Cash Flow results that significantly exceeded expectations as well as the average of our prior three years’ Operating Cash Flow results and resulted in the annual cash incentive program being funded at 200% of target for the full year. Our Compensation and Organization Committee reviewed controllable and uncontrollable factors related to stores, inventory management, expense control, customer experience and loyalty, and digital growth as part of the scorecard evaluation to confirm the quality of Operating Cash Flow achievement. Based on this evaluation, our Compensation and Organization Committee determined to make no adjustment to the 200% payout achievement.

Fiscal 2020 Operating Cash Flow(1) Goals and Achievement	Threshold ($MM)	Target ($MM)	Maximum ($MM)	Actual ($MM)	Payout Percentage
Fiscal 2020	($150)	$75	$315	$405	200%

(1)

The term “Operating Cash Flow” as used throughout this Proxy Statement refers to net cash provided by operating activities as reported in the Company’s Consolidated Statements of Cash Flows within “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2020 Form 10-K.

As disclosed in the Company’s Fiscal 2020 Form 10-K, a classification error was identified within the Company’s Condensed Consolidated Statements of Cash Flows in the Condensed Consolidated Financial Statements as of and for the periods ended May 2, 2020, August 1, 2020, and October 31, 2020, related to the presentation of the withdrawal of excess funds from over-funded assets held in the Company’s irrevocable rabbi trust (the “Rabbi Trust”) that occurred during the fiscal quarter ended May 2, 2020. The Fiscal 2020 Operating Cash Flow disclosed within the Consolidated Financial Statements of the Company’s Fiscal 2020 Form 10-K reflects the corrected presentation and the identified error did not impact management’s compensation.

Determination of Fiscal 2020 NEO Award Amounts

We provide the annual cash incentive to our senior management team (including the NEOs) under the Abercrombie & Fitch Co. Short-Term Cash Incentive Compensation Performance Plan (the “Short-Term Cash Incentive Plan”). Our Compensation and Organization Committee approved annual incentive target opportunities as a percentage of base salary for the NEOs in March 2020. In August 2020, our Compensation and Organization Committee reviewed Mr. Henchel’s target opportunity and increased his target award (as a % of base salary) from 60% to 75% to align within a competitive range for general counsels in the compensation peer group.

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Each NEO is eligible to receive an award opportunity established as a percentage of base salary. Maximum award opportunities continue to be capped at two times target levels. Potential award opportunities, and actual payouts, for the NEOs in Fiscal 2020 are detailed below. The annual cash incentive awards made to the NEOs are listed in the “Fiscal 2020 Summary Compensation Table” beginning on page 55 of this Proxy Statement in the column captioned “Non-Equity Incentive Plan Compensation.”

NEO	Target Award (% of Base Salary)	Actual Payout (% of Target)	Actual Payout ($)
Fran Horowitz	150%	200%	$3,900,000
Scott Lipesky	100%	200%	$1,300,000
Kristin Scott	115%	200%	$2,127,500
Gregory J. Henchel	75%	200%	$862,500
John M. Gabrielli (1)	75%	135%	$605,700

(1)

Mr. Gabrielli left the Company on October 3, 2020. Under the terms of his Severance Agreement, as amended by his Separation Agreement, Mr. Gabrielli received a pro-rated payout based on the Company’s actual performance for the full year.

Amendment of Short-Term Cash Incentive Plan

Effective March 21, 2021, the Board adopted and approved an amendment and restatement of the Short-Term Cash Incentive Plan in the form of the “Amended and Restated Abercrombie & Fitch Co. Short-Term Cash Incentive Compensation Performance Plan” (as so amended, the “A&R Short-Term Cash Incentive Plan”). Amendments included in the A&R Short-Term Cash Incentive Plan: (i) increase the cap on a participating associate’s potential annual incentive compensation target opportunity from 150% to 175% of that participating associate’s base salary; and (ii) expand the definition of performance goals to include, in addition to those business criteria that had been specifically identified in the Short-Term Cash Incentive Plan, any other objective or subjective performance criteria set by our Compensation and Organization Committee. These changes were adopted to ensure our Compensation and Organization Committee’s continued ability to provide market competitive short-term cash incentive opportunities and to establish metrics in the A&R Short-Term Cash Incentive Plan that are aligned to the Company’s strategic, operational, and financial objectives and priorities.

Long-Term Equity Incentives

We provide long-term equity incentive awards to the NEOs to balance the focus of the annual cash incentive program by tying a significant portion of total compensation to performance achieved by the Company over multi-year periods. While the annual cash incentive program rewards the NEOs for the achievement of annual financial goals, the long-term equity incentive awards encourage the NEOs to deliver long-term financial results and to create and sustain stockholder value over longer periods. The structure and design of our long-term equity incentive awards directly link the value of the awards granted to the NEOs with the Company’s long-term financial performance and increases in stockholder value.

Award Mix

We granted long-term equity incentive awards to our NEOs for Fiscal 2020 in the form of 50% PSAs and 50% service-based RSUs.

Fiscal 2020 Long-Term Incentive Award Mix
PSAs	50%
Service-based RSUs	50%

Our Compensation and Organization Committee typically approves and grants the long-term incentive awards to the NEOs in March of each fiscal year. As previously noted, our Compensation and Organization Committee met in March 2020 and determined that the uncertain business environment made it overly difficult, and potentially risky, to establish long-term performance targets at that time. Further, the Company’s management was still in the process of re-calibrating the long-term strategy to reflect COVID-19’s significant impact. As such, our Compensation and Organization Committee only approved grants of service-based RSUs in March 2020, generally in amounts equal to 40% of the NEOs’ overall long-term incentive award value for Fiscal 2020 (an equivalent proportion to the overall long-term incentive award value as was issued in service-based RSUs for Fiscal 2019). All remaining decisions

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relating to the form and structure of the remaining 60% of the NEOs’ overall long-term incentive award value for Fiscal 2020 were postponed for approval at our Compensation and Organization Committee’s August 2020 meeting. The decision to grant a portion of the Fiscal 2020 long-term incentive award value in service-based RSUs in March 2020 reflected our Compensation and Organization Committee’s desire to provide a degree of continuity and stability to participants, including the NEOs, at a time when the nature, form and timing of the Company’s remaining incentive programs were yet to be determined.

In August 2020, our Compensation and Organization Committee determined to increase the weighting of the overall long-term incentive award value delivered in service-based RSUs to 50% from 40%, with a corresponding reduction in the weighting of performance-based PSAs to 50% from 60%. With consideration to the 40% of overall long-term incentive award value delivered in service-based RSUs in March 2020, an additional 10% of overall long-term incentive award value was granted in service-based RSUs in August 2020 and 50% of the overall long-term incentive award value was granted in performance-based PSAs in August 2020. For Ms. Horowitz, the March 2020 service-based RSU grant was approximately 35% of her anticipated Fiscal 2020 long-term incentive award value; thus, the weighting of her August 2020 grant was approximately 15% RSUs and 50% PSAs.

On balance, these actions modestly increased the retentive orientation of the program during a period of extraordinary uncertainty while maintaining at least a 50% weighting to performance-based PSAs.

Fiscal 2020 Long-Term Incentive Award Opportunities

The aggregate grant date fair value of the long-term equity incentive awards granted to the NEOs for Fiscal 2020 is shown below. The aggregate grant date fair value represents each NEO’s annual equity grant, determined based on her or his performance, market pay data, and considerations of the competitiveness of her or his overall compensation package.

NEO	Target Long-Term Incentive Award
Fran Horowitz	$6,864,973
Scott Lipesky	$1,362,568
Kristin Scott	$3,270,155
Gregory J. Henchel	$545,030
John M. Gabrielli(1)	$247,814
(1)	Mr. Gabrielli left the Company on October 3, 2020.

Performance Share Award Measurement

The PSAs granted in Fiscal 2020 may be earned based on the achievement of Relative TSR against the publicly-traded companies in our compensation peer group for the three-year performance period, Fiscal 2020 to Fiscal 2022.

Change for Fiscal 2020	Rationale

Removed Average ROIC and Net Sales CAGR as performance metrics and measured 100% Relative TSR

Reflected the Company’s focus on continued alignment with stockholder returns and performance relative to peers, as well as the inability to establish meaningful and appropriate goals for Average ROIC and Net Sales CAGR metrics due to uncertainty about the depth and duration of the pandemic’s impact on the Company’s operations over a multi-year period

      Replaced Relative TSR comparator group with the publicly-traded peers (i.e., all peers excluding Ascena Retail Group, Inc. given that company’s bankruptcy filing and excluding J. Crew Group, Inc. given that company’s privately-held status and bankruptcy filing) within the Company’s compensation peer group (previously measured against the S&P Retail Select Index)

Reflected the divergent impacts of the COVID-19 pandemic on “non-essential” and “essential” retailers and focused relative measurement on other “non-essential” retailers

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In support of our pay-for-performance philosophy, we sought to set aggressive goals for the PSA awards. In order to achieve a target payout for the PSAs, the Company must achieve three-year TSR at the 55th percentile of the compensation peer group. We believe these challenging performance goals will guide the execution of our updated operating playbook, and if achieved, will create value for our stockholders.

The number of PSAs earned for Relative TSR performance will range from 25% of target for performance at threshold and 0% for performance below threshold, up to 200% of target for performance at maximum. If the performance level falls between threshold and target or between target and maximum, the level of payout is determined through linear interpolation. PSA payouts are capped at target if absolute TSR is negative across the three-year performance period to ensure the awards align pay for the NEOs with value creation for our stockholders.

When deemed appropriate, our Compensation and Organization Committee considers any unusual circumstances that are likely to have a material impact on PSA performance measures as it sets the relevant targets after considering input from the Company’s independent advisors as well as the other independent directors and management of the Company. Historically, the Company has repurchased shares of its Common Stock from time to time, dependent on market and business conditions, with the objectives of offsetting dilution from issuances of Common Stock associated with the exercise of employee stock appreciation rights and the vesting of restricted stock units and returning excess cash to shareholders. The Company does not believe that share repurchases have had a material impact on the level of achievement with respect to the Relative TSR performance measures associated with the Company’s PSA awards and did not affect the manner in which our Compensation and Organization Committee set the relevant targets for awards granted under our long-term equity incentive programs or the determination of whether such targets were achieved.

Completed and Outstanding Performance Share Award Cycles

The final measurement period for the Fiscal 2018 to Fiscal 2020 PSA cycle was completed in Fiscal 2020. Our Compensation and Organization Committee determined that the Company’s Average ROIC of 13.0% for the Fiscal 2018 to Fiscal 2020 performance period reflected achievement below threshold and that the Company’s Relative TSR performance against the S&P Retail Select Industry Index was at the 53rd percentile of the compensation peer group for the Fiscal 2018 to Fiscal 2020 period. We will continue to evaluate performance for these awards based on the goals that were established at the time of grant. A summary of Average ROIC and Relative TSR achievement and payouts for the Fiscal 2018 to Fiscal 2020 PSAs is presented below:

Fiscal 2018 to Fiscal 2020 PSA Achievement	Threshold	Target	Maximum	Actual	Payout Percentage
Average ROIC (1) (50% weighting)	13.9%	14.3%	14.7%	13.0%	0%
Relative TSR vs. S&P Retail Select Index (50% weighting)	> 30TH PERCENTILE	55TH PERCENTILE	> 80TH PERCENTILE	53RD PERCENTILE	94.3%
Weighted Average					47.2%

(1)

The Average ROIC performance metric was measured (a) as the three-year average of the Return on Invested Capital results for the each of the three years (respectively) of the performance period; and (b) with a measurement assumption (as adopted by Moody’s Investors Service) that incorporates a 6x multiple of annual operating lease expense. “Return on Invested Capital” is defined as EBITDAR divided by Invested Capital for each such year; “EBITDAR” is defined as net income less depreciation, amortization, rent costs, interest and taxes as reported in the Company’s consolidated financial statements for each such year in accordance with GAAP as in effect on the date of grant (March 27, 2018) and “Invested Capital” is defined as working capital less cash, current portion of deferred lease credits and income taxes payable plus gross property and equipment and a 6x multiple of annual operating lease expense as reported in the Company’s consolidated financial statements for each such year in accordance with GAAP as in effect on the date of grant (March 27, 2018). The measurement of the level of achievement relative to the Average ROIC performance metric excluded the impact of certain long-lived asset impairment charges and net legal charges related to the settlement of two class actions which received final court approval and were paid in Fiscal 2018.

Performance periods associated with the outstanding Fiscal 2019 to Fiscal 2021 and Fiscal 2020 to Fiscal 2022 PSA cycles have not been completed. A summary of trending performance (as of the end of Fiscal 2020) for the Fiscal 2019 and Fiscal 2020 PSA grants is shown below:

Performance Period	Net Sales CAGR Tranche(1)	Average ROIC Tranche(2)	Relative TSR Tranche
Fiscal 2019 to Fiscal 2021	Trending below threshold	Trending below threshold	Trending between threshold and target
Fiscal 2020 to Fiscal 2022	N/A	N/A	Trending between target and maximum

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(1)

The Net Sales CAGR performance metric will be measured as the compound annual growth rate of net sales as reported in accordance with GAAP as in effect on the date of grant (March 26, 2019) in the Company’s consolidated financial statements for the three years in the performance period. The Net Sales CAGR formula is equal to ((Fiscal 2021 Net Sales/ Fiscal 2018 Net Sales)(1/3 Years)) – 1) * 100.

(2)

The Average ROIC performance metric will be measured as the three-year average of the Return on Invested Capital results for the each of the three years (respectively) of the performance period, where “Return on Invested Capital” is defined as EBITDAR divided by Invested Capital for each such year; “EBITDAR” is defined as net income less depreciation, amortization, rent costs, interest and taxes as reported in the Company’s consolidated financial statements for each such year in accordance with GAAP as in effect on the date of grant (March 26, 2019) and “Invested Capital” is defined as working capital less cash, current portion of deferred lease credits and income taxes payable plus gross property and equipment and a 6x multiple of annual operating lease expense as reported in the Company’s consolidated financial statements for each such year in accordance with GAAP as in effect on the date of grant (March 26, 2019). The measurement of the level of achievement relative to the Average ROIC performance metric will exclude or adjust for the impact of the following: impact of changes in accounting principles (i.e., cumulative effect of GAAP changes); impact from changes in accounting policies approved by our Audit and Finance Committee that were not contemplated in the initial targets; impact of changes in lease accounting; impacts from unanticipated changes in legal or tax structure or unanticipated changes in jurisdictional tax rates of a subsidiary; all items of gain, loss or expense for the performance period related to an exit activity (including flagship closures); all items of gain, loss or expense for the performance period related to discontinued operations as defined under GAAP as in effect on the date of grant (March 26, 2019); impacts of an acquired business’ income statement and balance sheet; any profit or loss item attributable to the business operations divested by the Company during the performance period; and impairment of long-lived assets.

Restricted Stock Units

Service-based RSUs granted to the NEOs in Fiscal 2020 will vest in three equal installments over a three-year period, subject to continued employment, beginning in March of the immediately following calendar year.

2020 Retention Awards to Ms. Scott, Mr. Lipesky and Mr. Henchel

Our senior management team has evolved considerably in recent years as we took steps to optimize the leadership of our brands and align the team with our global strategy. We believe we have an outstanding team currently in place, as evidenced by our responsiveness to the challenges of Fiscal 2020 and strong positioning for Fiscal 2021. Further, the disruption caused by COVID-19 in Fiscal 2020 placed a greater emphasis on preserving the continuity of the Company’s high-quality talent at a time when there was significant executive turnover across the industry. As such, our Compensation and Organization Committee, with input from our Chief Executive Officer, made the decision to grant a retention award of service-based RSUs to each of Ms. Scott, Mr. Lipesky and Mr. Henchel. The retention awards are intended to recognize their strong individual performances in recent years and their ongoing contributions to the Company’s strategy and operations.

2020 Retention Awards	Aggregate Grant Date Fair Value
Kristin Scott	$2,000,006
Scott Lipesky	$1,500,010
Gregory J. Henchel	$500,008

The 2020 retention awards were all delivered in service-based RSUs, subject to a three-year cliff vesting schedule, under which 100% of the retention RSUs awarded will vest on the third anniversary of the August  28, 2020 grant date.

Approved Compensation Design Changes for Fiscal 2021

Looking ahead to Fiscal 2021, we will continue to prioritize the health and safety of our associates and our customers, and we believe the decisions made during Fiscal 2020 have positioned the Company’s business for long-term growth and future value creation. Our Compensation and Organization Committee approved several changes to the Company’s compensation program for Fiscal 2021, which reflect a transition back toward an incentive design approach more similar to the incentive design framework that was in place prior to Fiscal 2020, while also acknowledging that significant economic uncertainty remains ahead:

Return to measuring 100% Adjusted EBIT in the annual incentive compensation program;

Return to Spring and Fall seasonal measurement for the annual incentive compensation program;

Continue to grant long-term incentive awards in a mix of 50% PSAs and 50% service-based RSUs; and

PSAs will be earned based on three equally weighted metrics: Three-Year Net Sales Growth Rate Over Base; Three-Year Average EBIT Margin Percent; and Three-Year Relative Total Shareholder Return.

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The changes to the program in Fiscal 2020 were intended to reflect the immediate operational priorities and uncertainty around forecasting long-term performance. The changes approved for Fiscal 2021 shift back toward a focus on annual profitability and long-term growth.

Equity Grant Policy

Our Compensation and Organization Committee follows an Equity Grant Policy pursuant to which our Compensation and Organization Committee reviews and approves individual grants for the NEOs, as well as the total number of shares covered by PSAs, RSUs and, if applicable, SARs granted to all associates. The annual equity grants typically are reviewed and approved at our Compensation and Organization Committee’s regular meeting during the first quarter of the fiscal year, although sign-on equity awards are generally approved by our Compensation and Organization Committee at the time an executive officer commences employment with the Company. The grant date for the annual equity grants is the date of our Compensation and Organization Committee meeting at which they are approved. Administration of PSAs and RSU and SAR awards is managed by the Company’s human resources department with specific instructions related to the timing of grants given by our Compensation and Organization Committee. The Company has no intention, plan or practice to select annual grant dates for awards to NEOs in coordination with the release of material, non-public information, or to time the release of such information because of award grant dates.

Benefits

As associates of the Company, the NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

In addition to the qualified Abercrombie & Fitch Co. Savings and Retirement Plan (the “401(k) Plan”), the Company has a nonqualified deferred compensation plan, the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan (the “Nonqualified Savings and Supplemental Retirement Plan”), that allows eligible associates to defer a portion of their compensation over and above the Internal Revenue Service (“IRS”) limits imposed on the 401(k) Plan. The Nonqualified Savings and Supplemental Retirement Plan allows participants the opportunity to save and invest their own money on a similar basis (as a percentage of their compensation) as other associates under the 401(k) Plan. Furthermore, the Nonqualified Savings and Supplemental Retirement Plan is competitive with members of the Company’s compensation peer group and other companies with which the Company competes for talent. The Company’s Nonqualified Savings and Supplemental Retirement Plan is further described, and Company contributions and the individual account balances for the NEOs are disclosed, under the section captioned “EXECUTIVE OFFICER COMPENSATION — Nonqualified Deferred Compensation” beginning on page 59 of this Proxy Statement. The Company previously provided matching contributions to the Nonqualified Savings and Supplemental Retirement Plan but ceased to provide such matching contributions for base salary earned after December 31, 2019 and with respect to bonus payments for periods ending after the end of Fiscal 2019.

The Company offers a life insurance benefit for all full-time associates in the United States. Starting in Fiscal 2021, for associates below Vice President, the benefit is equal to one times base salary, up to a maximum of $1,000,000 (previously two times base salary, up to a maximum of $2,000,000), and for Vice Presidents and above, the benefit is equal to two times base salary, up to a maximum of $2,000,000 (previously was four times base salary, up to a maximum of $4,000,000).

The Company offers a long-term disability benefit to all full-time associates which covers 60% of base salary for the disability period in the United States. In addition, the Company offers an Executive Long-Term Disability Plan for all associates earning over $200,000 in base salary which covers an additional 10% of base salary and 70% of target annual cash incentive opportunity for the disability period.

The Company does not offer perquisites to our executive officers that are not widely available to all full-time associates.

Process of our Compensation and Organization Committee

Decisions regarding the compensation of the NEOs are made by our Compensation and Organization Committee, which considers input from its independent advisors as well as the other independent directors and management of the Company. Our Company Chairman also provides input (in his capacity as a director) with respect to the

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recommended compensation of the NEOs. Our Compensation and Organization Committee often requests certain Company executive officers to be present at Compensation and Organization Committee meetings where executive compensation and Company and individual performance are discussed and evaluated so they can provide input into the decision-making process. Executive officers may provide insight, suggestions or recommendations regarding executive compensation during periods of general discussion, but are not present and do not have a vote when pay actions are determined.

In Fiscal 2020, Semler Brossy Consulting Group, LLC (“SBCG”) served as our Compensation and Organization Committee’s independent compensation consultant. Additionally, in Fiscal 2020, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) served as our Compensation and Organization Committee’s independent outside counsel. The only services that SBCG and Gibson Dunn perform for the Company are at the direction of our Compensation and Organization Committee. Neither SBCG nor Gibson Dunn provided any services to the Company in Fiscal 2020 other than executive and director compensation consulting and advisory services. In this regard, our Compensation and Organization Committee has adopted a policy regarding the use of outside compensation consultants that provides as follows:

“If the Committee retains a compensation consultant to provide advice, information and other services to the Committee relating to the compensation of the Company’s Chief Executive Officer, its officers identified in Rule 16a-1(f) under the Exchange Act or its non-associate directors or other matters within the responsibility of the Committee, such consultant may only provide services to, or under the direction of, the Committee and is prohibited from providing any other services to the Company.”

Our Compensation and Organization Committee has the right to terminate the services of the outside counsel and the independent compensation consultant at any time. While our Compensation and Organization Committee retains SBCG and Gibson Dunn directly, SBCG and Gibson Dunn interact with our Company Chairman, the Company’s Chief Human Resources Officer, and the Company’s General Counsel and their respective staffs in carrying out assignments in order to obtain compensation and performance data for the executive officers and the Company. In addition, our Compensation and Organization Committee’s advisors may, at their discretion, seek input and feedback from management of the Company regarding the advisors’ respective work product prior to presentation to our Compensation and Organization Committee in order to confirm information is accurate or address other similar issues. A representative from SBCG is generally present at all Compensation and Organization Committee meetings, and generally attends executive sessions of our Compensation and Organization Committee. Both SBCG and Gibson Dunn provide independent perspectives on any management proposals. In Fiscal 2020, our Compensation and Organization Committee reviewed and considered the independence standards prescribed by the SEC and NYSE and determined that each of SBCG and Gibson Dunn was independent and their respective work did not raise any conflict of interest.

Setting Executive Compensation

Pay Level — Determination of the Appropriate Pay Opportunity

Our Compensation and Organization Committee approves the pay levels for all associates of the Company, which includes each of the NEOs listed in the “Fiscal 2020 Summary Compensation Table” beginning on page 55 of this Proxy Statement. Pay levels for these individuals are established based on a number of factors, including each individual’s role and responsibilities within the Company, current compensation, experience and expertise, pay levels in the competitive market for similar positions, internal pay equity relationships, and the performance of the individual and the Company as a whole. Our Compensation and Organization Committee considers all elements of compensation and benefits when determining pay levels for the associates.

2020 Compensation Peer Group

The Company considers data from a compensation peer group to better understand market pay levels and competitive pay practices for the NEOs and non-associate directors. Our Compensation and Organization Committee reviews the compensation peer group periodically and, where appropriate, adjusts the compensation peer group to ensure robust market comparisons. For Fiscal 2020, we made no changes to the compensation peer group from that used for Fiscal 2019. The peer retail companies used by our Compensation and Organization Committee in determining the “competitive market” with respect to Fiscal 2020 compensation decisions are included in the table below.

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Fiscal 2020 Compensation Peer Group Companies
American Eagle Outfitters, Inc.	Fossil Group, Inc.	lululemon athletica inc.
Ascena Retail Group, Inc.	Guess? Inc.	Ralph Lauren Corporation
Carter’s, Inc.	J. Crew Group, Inc.	Tapestry Inc.
Chico’s FAS, Inc.	L Brands, Inc.	The Children’s Place, Inc.
Express, Inc.	Levi Strauss & Co.	Urban Outfitters, Inc.

The compensation peer group includes companies in the retail and apparel space of a comparable size. For purposes of determining comparable size, preference is given to revenue (as compared to market capitalization) to reflect our ongoing business transformation. Additionally, the Company gives preference to companies that are key talent competitors, have a mall-centric store strategy, have a significant e-commerce business, and have material international operations. At the time the compensation peer group was determined for Fiscal 2020, the Company’s revenues approximated the median of the compensation peer group.

In addition to the peer companies’ public proxy statement-disclosed information, we also reference Equilar survey data for the compensation peer group companies that participate in Equilar’s surveys when establishing pay levels. For each of our NEOs for whom we consider Equilar survey data, we reference data for positions that have similar responsibilities to those of our NEOs.

For Fiscal 2021, our Compensation and Organization Committee approved the removal of J. Crew Group, Inc. and Ascena Retail Group, Inc. from the compensation peer group due to both companies filing for bankruptcy during 2020.

Executive Severance Agreements and Change-in-Control Benefits

Our Compensation and Organization Committee carefully considers the use and conditions of employment agreements. Our Compensation and Organization Committee recognizes that, in certain circumstances, formal written employment agreements are necessary in order to successfully recruit and retain senior executive officers. Consistent with this approach, in connection with their commencement of employment with the Company, each of the NEOs entered into an offer letter with the Company that provided for certain benefits upon termination of employment and/or upon a change in control of the Company. Our Compensation and Organization Committee believed that it was in the best interest of the Company to enter into these offer letters as a means of securing the employment of each of these individuals and to provide them with a degree of security given the transition occurring at the Company.

On May 10, 2017, Abercrombie & Fitch Management Co., a subsidiary of the Company (“A&F Management”), executed and entered into executive severance agreements with a number of the Company’s executive officers, including Fran Horowitz, Kristin Scott and John M. Gabrielli (the “May 2017 Agreements”). In anticipation of his rejoining the Company, effective as of September 7, 2017, A&F Management executed and entered into an executive severance agreement with Scott Lipesky (the “Lipesky Agreement”). In anticipation of his joining the Company, effective as of September 13, 2018, A&F Management executed and entered into an executive severance agreement with Gregory J. Henchel (the “Henchel Agreement” and, collectively with the May 2017 Agreements and the Lipesky Agreement, the “Severance Agreements”).

In addition, all associates who participate in the Company’s stock-based compensation plans, including the NEOs, are entitled to certain benefits in the event of termination due to death or disability or in connection with a change of control as set forth in the plan documents for the Company’s stock-based compensation plans. The terms and conditions of these arrangements are discussed in further detail in the section captioned “EXECUTIVE OFFICER COMPENSATION — Potential Payments Upon Termination or Change of Control” beginning on page 61 of this Proxy Statement.

The discussion of the terms of the Severance Agreements later in this Proxy Statement in the section captioned “EXECUTIVE OFFICER COMPENSATION — Potential Payments Upon Termination or Change of Control — Executive Severance Agreements” beginning on page 61 of this Proxy Statement, does not include Mr. Gabrielli. The consequences of Mr. Gabrielli’s separation from service as an associate of the Company are discussed separately under the section below captioned “Gabrielli Separation from Service.”

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Gabrielli Separation from Service

On October 3, 2020, Mr. Gabrielli left the Company.

Mr. Gabrielli and A&F Management entered into a separation agreement, effective July 2, 2020 (the “Separation Agreement). Under the terms of his Separation Agreement, Mr. Gabrielli remained a full-time employee and continued to be compensated during the transition period through October 3, 2020 (the “Transition Period”) at his then current base salary at an annualized rate of $600,000. Under the terms of his Separation Agreement, since Mr. Gabrielli executed a release of claims acceptable to the Company on October 3, 2020 (the “Separation Date”), Mr. Gabrielli is entitled to receive the severance benefits contemplated under the terms of his Severance Agreement, as modified by his Separation Agreement. In accordance with his Severance Agreement, as modified by his Separation Agreement, from and after the Separation Date, Mr. Gabrielli is entitled to receive:

•	payment at the annualized rate of $600,000 (the “Severance Base Salary”) in bi-weekly installments for a period of 18 months following the Separation Date;

•

reimbursement during the 18 months following the Separation Date for 100% of the monthly premium costs of continuation coverage under COBRA, subject to Mr. Gabrielli’s election of such coverage and satisfaction of the additional eligibility requirements set forth in his Severance Agreement; and

•

a pro-rated annual cash incentive (based on the number of days from February 2, 2020 through the Separation Date) for the Fiscal 2020, based on (and subject to) actual Fiscal 2020 performance under the Company’s Short-Term Cash Incentive Plan and Mr. Gabrielli’s target bonus opportunity of 75% of the Severance Base Salary, which annual cash incentive was to be paid to Mr. Gabrielli at the same time as those executive officers who are actively employed by the Company received their annual cash incentives.

The PSAs granted to Mr. Gabrielli on March 27, 2018 and March 26, 2019 will each vest in accordance with the terms of the respective related award agreements on a pro-rata basis based on Mr. Gabrielli’s continued employment through the Separation Date and subject to the Company’s actual performance through the end of the applicable performance period. Any other remaining unvested equity awards previously granted to Mr. Gabrielli were forfeited in accordance with the terms of the respective related award agreements.

Under his Separation Agreement, Mr. Gabrielli reaffirms the restrictive covenants specified in his Severance Agreement, including non-competition, non-solicitation, non-disparagement and confidentiality covenants, which remain in effect in accordance with their terms. The non-competition covenant prohibits Mr. Gabrielli from engaging in certain activities during his employment with the Company and for a period of 12 months after such employment is terminated. The non-solicitation covenant prohibits Mr. Gabrielli from engaging in certain solicitation activities during his employment with the Company and for a period of 24 months after his employment with the Company is terminated.

Clawback Policy

Each of the plans pursuant to which annual and long-term incentive compensation is or will be paid to the Company’s executive officers (i.e., the A&R Short-Term Cash Incentive Plan, the Long-Term Cash Incentive Compensation Performance Plan, the Abercrombie & Fitch Co. 2005 Long-Term Incentive Plan (the “2005 LTIP”), the Amended and Restated Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates (the “2016 Associates LTIP”)) includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid. Each of the plans provides that if (i) a participant (including one or more NEOs) has received payments under the plan pursuant to the achievement of a performance goal and (ii) our Compensation and Organization Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such payment would not have been made given the correct data, then such portion of any such payment made to the participant must be repaid by such participant to the Company, without any requirement of misconduct on the part of the participant. In addition, an amendment included in the A&R Short-Term Cash Incentive Plan expands the clawback provision to allow our Compensation and Organization Committee to clawback payouts under additional circumstances, including pursuant to any clawback policies that may be adopted from time to time by the Board or our Compensation and Organization Committee.

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Stock Ownership Guidelines

The Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all executive officers and directors effective as of November 12, 2009, which were further amended effective as of December 15, 2015. The Company posts the stock ownership guidelines on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. Ownership multiples for NEOs and directors are:

Population	Multiple	Includes

Chief Executive Officer	5x annual base salary

Shares owned directly by the executive officer or director or his/ her immediate family members in the same household

Shares held in trust for the benefit of the executive officer or director or his/ her immediate family members

Other NEOs	2x annual base salary	Shares of restricted stock or time-vested RSUs, vested or unvested Shares of stock-settled SARs which are vested and in-the-money

Non-Associate Directors	5x annual cash retainer	Shares credited to bookkeeping accounts pursuant to one of the Company’s deferred compensation plans

The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the guidelines were most recently amended (i.e., December 15, 2015) or the date the person was first designated as an executive officer by the Board. The guidelines may be re-calculated, at the discretion of our Nominating and Board Governance Committee, when an individual changes pay grade (e.g., from senior vice president to executive vice president) and otherwise from time to time.

Until the guideline is achieved, an executive officer is required to retain an amount equal to 50% of the net shares received as a result of the exercise of stock options or stock-settled SARs or the vesting of restricted stock or RSUs. “Net shares” for purposes of the guidelines are those shares that remain after shares are sold or netted to pay (i) the exercise price of stock options or SARs (if applicable) and any withholding taxes associated with such exercise or (ii) withholding or other taxes payable upon vesting of restricted stock or RSUs.

Failure to meet or, in unique circumstances, to show sustained progress toward meeting the stock ownership guidelines may be a factor considered by our Compensation and Organization Committee in determining future long-term incentive equity grants and/or appropriate levels of incentive compensation.

At the time of the Company’s Fiscal 2020 annual review of stock ownership compliance, all executive officers and non-associate directors either: (i) had satisfied their applicable guideline; (ii) were on track to satisfy their applicable guideline; or (iii) were otherwise compliant with the Company’s policies (i.e., were in compliance with the applicable retention requirement until such time that their ownership guideline was met).

Tax Deductibility of Compensation under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies (such as the Company) for compensation paid to certain “covered employees” in excess of $1,000,000 per covered employee in any year.

Neither our Compensation and Organization Committee nor the full Board has adopted a formal policy regarding tax deductibility of compensation paid to the Company’s executive officers. While our Compensation and Organization Committee carefully considers the net cost and value to the Company of maintaining the deductibility of all compensation, it also desires the flexibility to reward the Company’s executive officers in a manner that enhances the Company’s ability to attract and retain individuals as well as to create longer term value for our stockholders. Thus, income tax deductibility is only one of several factors our Compensation and Organization Committee considers in making decisions regarding the Company’s executive compensation program. Our Compensation and Organization Committee may authorize compensation that might not be deductible, if our Compensation and Organization Committee determines that such compensation decision is in the best interest of the Company.

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Compensation Considerations Related to Accounting

When determining amounts of long-term incentive grants to executive officers and other associates, our Compensation and Organization Committee examines the accounting cost associated with the grants. Under GAAP, grants of options, SARs, RSUs, PSAs and other share-based payments result in an accounting charge taken by the Company. Our Compensation and Organization Committee considers the accounting implications of the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation as well as the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718.

Report of the Compensation and Organization Committee on Executive Compensation

Our Compensation and Organization Committee reviewed the “COMPENSATION DISCUSSION AND ANALYSIS” and discussed it with management of the Company. Based on such review and discussion, our Compensation and Organization Committee recommended to the full Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement.

Submitted by the Compensation and Organization Committee: Helen E. McCluskey (Chair), Felix J. Carbullido, James A. Goldman, Michael E. Greenlees and Charles R. Perrin

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Executive Officer Compensation

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by the NEOs for Fiscal 2020, Fiscal 2019 and Fiscal 2018 in accordance with the rules promulgated by the SEC.

Fiscal 2020 Summary Compensation Table

Name and Principal Position During Fiscal 2020	Fiscal Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)

Fran Horowitz, Chief Executive Officer	2020	$1,143,667	$—	$6,864,973	$3,900,000	$14,443	$26,608	$11,949,691
	2019	$1,297,000	$—	$5,641,102	$1,384,500	$5,228	$61,197	$8,389,027
	2018	$1,281,731	$—	$5,054,578	$2,078,700	$1,455	$65,278	$8,481,742

Scott Lipesky, Senior Vice President, Chief Financial Officer	2020	$600,500	$—	$2,862,578	$1,300,000	$5,172	$17,587	$4,785,837
	2019	$631,760	$—	$1,025,668	$364,832	$1,125	$44,969	$2,068,354
	2018	$569,202	$—	$781,656	$459,713	$158	$33,245	$1,843,974

Kristin Scott, President, Global Brands(6)	2020	$857,404	$—	$5,270,161	$2,127,500	$11,828	$19,770	$8,286,663
	2019	$922,865	$—	$3,076,956	$656,750	$3,750	$63,135	$4,723,456
	2018	$813,452	$—	$2,084,366	$960,531	$753	$77,721	$3,936,823

Gregory J. Henchel, Senior Vice President, General Counsel and Corporate Secretary	2020	$534,308	$—	$1,045,038	$862,500	$—	$2,417	$2,444,263
	2019	$567,308	$—	$512,834	$214,674	$—	$2,640	$1,297,456
	2018	$190,385	$—	$132,161	$121,770	$—	$623	$444,939

John M. Gabrielli, Former Senior Vice President, Chief Human Resources Officer(7)	2020	$359,077	$—	$247,814	$605,700	$32,055	$956,307	$2,200,953
	2019	$593,183	$—	$769,253	$319,500	$11,972	$66,232	$1,760,140

(1)

The amounts shown in this column represent the grant date fair value of the PSAs and RSUs granted to each NEO, computed in accordance with GAAP. The actual number of PSAs and RSUs granted in Fiscal 2020 to each NEO is shown in the “Fiscal 2020 Grants of Plan-Based Awards” table on page 57 of this Proxy Statement. Pursuant to the applicable SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The maximum grant date fair value related to the PSAs granted in Fiscal 2020 (the NEOs can earn from 0% to 200% of target) was as follows:

Name	Maximum Grant Date Fair Value

Fran Horowitz	$ 4,122,670

Scott Lipesky	$ 824,537

Kristin Scott	$ 1,978,893

Gregory J. Henchel	$ 329,818

John M. Gabrielli	N/A

For a discussion of valuation assumptions, see “Note 14. Share-Based Compensation” of the Notes to Consolidated Financial Statements included within “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2020 Form 10-K.

(2)	The annual cash incentive compensation awards for Fiscal 2019 for Mr. Lipesky and Mr. Henchel took into account, on a pro-rata basis, their respective base salary increases effective May 26, 2019.

(3)

The amounts shown in this column for Fiscal 2020, Fiscal 2019 and Fiscal 2018 represent the above-market earnings on the NEOs’ respective Nonqualified Savings and Supplemental Retirement Plan balances. Above-market earnings is defined as earnings in excess of 120% of the monthly applicable federal long-term rate (APR). The APR for January 2021 was 1.61%.

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(4)	The amounts shown in this column included the following for Fiscal 2020:

NEO	Company Contributions to 401(k) Plan (a)	Company Contributions to Nonqualified Savings and Supplemental Retirement Plan (b)	Life and Long-Term Disability Insurance Premiums Paid (c)	Severance (d)	Total

Fran Horowitz	$14,250	$—	$12,358	$—	$26,608

Scott Lipesky	$14,250	$—	$3,337	$—	$17,587

Kristin Scott	$14,500	$—	$5,270	$—	$19,770

Gregory J. Henchel	$—	$—	$2,417	$—	$2,417

John M. Gabrielli	$12,173	$23,189	$4,791	$916,154	$956,307

(a)	For each NEO, the amount shown in this column represents the aggregate amount of Company matching contributions to her or his accounts under the Company’s 401(k) Plan during Fiscal 2020.

(b)

For each NEO, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to her or his accounts under the Company’s Nonqualified Savings and Supplemental Retirement Plan during Fiscal 2020.

(c)	For each NEO, the amount shown in this column represents life and long-term disability insurance premiums paid for by the Company during Fiscal 2020.

(d)

The amount shown in this column represents the cash severance payments to Mr. Gabrielli under his Severance Agreement, as amended by his Separation Agreement, made in Fiscal 2020 consisting of (i) the amount paid for the continuation of Mr. Gabrielli’s base salary for a period of 18 months following October 3, 2020 and (ii) a lump-sum cash payment in the amount of $16,154 for earned and unused vacation time. The amount in this column differs from that reflected in the table under the section captioned “EXECUTIVE OFFICER COMPENSATION – Potential Payments Upon Termination or Change of Control – Other Arrangements” on page 62 of this Proxy Statement because the amount shown in this column includes only the portion of Mr. Gabrielli’s salary continuation benefit that was paid in Fiscal 2020. For additional discussion of Mr. Gabrielli’s severance benefits, see the section captioned “COMPENSATION DISCUSSION ANALYSIS – Executive Severance Agreements and Change-in-Control Benefits – Gabrielli Separation from Service.”

(5)	The amounts shown in this column for each fiscal year may differ from the sum of the amounts shown in the other columns for such fiscal year due to the rounding convention used.

(6)	On November 28, 2018, Ms. Scott was appointed President, Global Brands of the Company. Ms. Scott had served as Brand President of Hollister from August 30, 2016 to November 30, 2018.

(7)

On June 12, 2019, Mr. Gabrielli was appointed as an executive officer of the Company. He subsequently left the Company on October 3, 2020. As a result, the table shows information for Mr. Gabrielli only for Fiscal 2020 and Fiscal 2019.

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Grants of Plan-Based Awards

The following table sets forth information regarding cash and stock-based incentive awards granted to the NEOs during Fiscal 2020.

Fiscal 2020 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value per Share of Stock Awards	Grant Date Fair Value of Stock Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Fran Horowitz	Fiscal 2020	$—	$1,950,000	$3,900,000

	3/24/2020							240,701	$7.55	$1,817,293
	8/28/2020				—	253,859	507,718		$16.24	$4,122,670
	8/28/2020							75,143	$12.31	$925,010

Scott Lipesky	Fiscal 2020	$—	$650,000	$1,300,000

	3/24/2020							54,705	$7.55	$413,023
	8/28/2020				—	50,772	101,544		$16.24	$824,537
	8/28/2020							10,155	$12.31	$125,008
	8/28/2020							121,853	$12.31	$1,500,010

Kristin Scott	Fiscal 2020	$—	$1,063,750	$2,127,500

	3/24/2020							131,292	$7.55	$991,255
	8/28/2020				—	121,853	243,706		$16.24	$1,978,893
	8/28/2020							24,371	$12.31	$300,007
	8/28/2020							162,470	$12.31	$2,000,006

Gregory J. Henchel	Fiscal 2020	$—	$431,250	$862,500

	3/24/2020							21,882	$7.55	$165,209
	8/28/2020				—	20,309	40,618		$16.24	$329,818
	8/28/2020							4,062	$12.31	$50,003
	8/28/2020							40,618	$12.31	$500,008

John M. Gabrielli	Fiscal 2020	$—	$450,000	$900,000

	3/24/2020							32,823	$7.55	$247,814

(1)

These columns show the potential cash payouts under the Company’s Short-Term Cash Incentive Plan for Fiscal 2020. These estimated future payouts reflect the full annualized amounts. Refer to the discussion beginning at page 43 of this Proxy Statement for the performance metrics related to the annual cash incentive program for Fiscal 2020. If threshold performance was not satisfied, then the payouts for all associates, including the NEOs, would be zero.

(2)

Represents the threshold, target and maximum number of PSAs granted under the Company’s 2016 Associates LTIP, which could be earned depending upon the Company’s achievement against the three-year performance metric of Relative TSR compared to the S&P Retail Select Industry Index.

(3)

Represents the grant date fair value of the RSU or PSA award, as appropriate, determined in accordance with GAAP. The grant date fair values for service-based RSUs and performance-based PSA awards are calculated using the closing price of the Company’s Common Stock on the grant date adjusted for anticipated dividend payments during the vesting period. The grant date fair values for market-based PSA awards are calculated using a Monte Carlo simulation.

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Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by the NEOs at the end of Fiscal 2020.

Outstanding Equity Awards at Fiscal 2020 Year-End

	Option/SAR Awards					Stock Awards
Name	Option/ SAR Grant Date	Number of Shares Underlying Unexercised Options/SARs Exercisable	Number of Shares Underlying Unexercised Options/SARs Unexercisable	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Fran Horowitz	12/3/2014	24,483	—	$28.81	12/3/2024
	3/24/2015	67,568	—	$22.46	3/24/2025
						3/21/2017				46,479	(2)	$1,072,271
						3/27/2018				48,469	(3)	$1,118,180
						3/27/2018	51,399	(4)	$1,185,775
						3/26/2019				130,229	(5)	$3,004,383
						3/26/2019	57,880	(6)	$1,335,292
						3/24/2020	240,701		$5,552,972
						8/24/2020	75,143		$1,733,549
						8/24/2020				253,859	(7)	$5,856,527
Scott Lipesky						10/11/2017				3,740	(2)	$86,282
						3/27/2018				7,496	(3)	$172,933
						3/27/2018	7,949	(4)	$183,383
						3/26/2019				23,678	(5)	$546,251
						3/26/2019	10,524	(6)	$242,789
						3/24/2020	54,705		$1,262,044
						8/24/2020	10,155		$234,276
						8/24/2020	121,853		$2,811,149
						8/24/2020				50,772	(7)	$1,171,310
Kristin Scott						3/21/2017				16,405	(2)	$378,463
						3/27/2018				19,988	(3)	$461,123
						3/27/2018	21,196	(4)	$488,992
						3/26/2019				71,034	(5)	$1,638,754
						3/26/2019	31,571	(6)	$728,343
						3/24/2020	131,292		$3,028,906
						8/24/2020	24,371		$562,239
						8/24/2020	162,470		$3,748,183
						8/24/2020				121,853	(7)	$2,811,149
Gregory J. Henchel						11/19/2018	4,670		$107,737
						3/26/2019				11,839	(5)	$273,126
						3/26/2019	5,262	(6)	$121,394
						3/24/2020	21,882		$504,818
						8/24/2020	4,062		$93,710
						8/24/2020	40,618		$937,057
						8/24/2020				20,309	(7)	$468,529
John M. Gabrielli						3/27/2018				6,678	(3)	$154,061
						3/26/2019				9,906	(5)	$228,531

(1)

Market value represents the product of the closing price of a share of the Company’s Common Stock on January 30, 2021 (the last business day of Fiscal 2020), which was $23.07, multiplied by the number of RSUs or PSAs.

(2)

Each of these RSU awards vests in four equal annual installments beginning on the first anniversary of the grant date, contingent upon the Company’s achievement of positive EBIT at the end of the fiscal year immediately preceding the date that the tranche vests. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

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(3)

Each of these PSA awards granted for the Fiscal 2018 to Fiscal 2020 performance period was earned at 47.2% of the target number of PSAs based on the Company’s achievement of the performance metrics for Relative TSR and Average ROIC. For a discussion of the Company’s level of achievement with respect to such performance metrics, see “COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Equity Incentives – Completed and Outstanding Performance Share Award Cycles.” These PSAs vested on March 29, 2021.

(4)	Each of these RSU awards vests in four equal annual installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment with the Company.

(5)

The number shown assumes that the PSAs granted for the Fiscal 2019 to Fiscal 2021 performance period will be earned at the target number based on the Company achieving the target metrics for Net Sales CAGR, Average ROIC and Relative TSR.

(6)	Each of these RSU awards vests in four equal installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment with the Company.

(7)

The number shown assumes that the PSAs granted for the Fiscal 2020 to Fiscal 2022 performance period will be earned at the target number based on the Company achieving the target metrics for Relative TSR. See the “Estimated Future Payouts under Equity Incentive Plan Awards” columns of the “Fiscal 2020 Grants of Plan-Based Awards” table on page 57 of this Proxy Statement for the threshold, target and maximum numbers of PSAs that can be earned.

Restricted Stock Units Vested and Performance Share Awards Earned

The following table provides information regarding the gross number of shares received and the aggregate dollar value realized by the NEOs in connection with the vesting of RSUs during Fiscal 2020. The earning of PSAs granted for the Fiscal 2018 to Fiscal 2020 performance period appears in the “Outstanding Equity Awards at Fiscal 2020 Year-End” table on page 58 of this Proxy Statement as those awards did not vest until March 29, 2021. No stock options or SARs were exercised by any of the NEOs during Fiscal 2020.

Fiscal 2020 Restricted Stock Units Vested

	Stock Awards
Name	Number of RSU Shares Acquired on Vesting / Being Earned(1)	Value Realized on Vesting / Being Earned(2)(3)
Fran Horowitz	603,573	$ 6,314,784
Scott Lipesky	12,976	$ 153,899
Kristin Scott	146,596	$ 1,396,236
Gregory J. Henchel	4,966	$ 74,107
John M. Gabrielli	49,938	$ 466,730

(1)

The number of RSU shares shown reflects the gross number of shares received upon the vesting of RSUs during Fiscal 2020. The number of shares earned in connection with the Fiscal 2018 to Fiscal 2020 PSAs appear in the “Outstanding Equity Awards at Fiscal 2020 Year-End” table on page 58 of this Proxy Statement as those awards did not vest until March 29, 2021.

(2)

Value realized on the vesting of RSU awards is calculated by multiplying the number of shares of the Company’s Common Stock underlying the vested portion of each RSU award by the closing price of a share of Common Stock on the vesting date. The number of shares actually received by the NEOs on the vesting of RSU awards was reduced in each case by the withholding of shares to pay income taxes associated with the value realized on the vesting of the RSU awards, with the net number of shares received by each of the NEOs as follow:

NEO	Net Shares Received on Vesting
Fran Horowitz	332,034
Scott Lipesky	9,101
Kristin Scott	85,629
Gregory J. Henchel	3,483
John M. Gabrielli	34,922

(3)

The PSAs granted for the Fiscal 2017 to Fiscal 2019 performance period were settled during Fiscal 2020 and the terms of the earning of the PSAs were reflected in the Proxy Statement for the 2020 Annual Meeting. The gross value realized upon vesting of the Fiscal 2017 to Fiscal 2019 PSAs for each NEO was: $4,138,807 for Ms. Horowitz, $0 for Mr. Lipesky, $885,800 for Ms. Scott, $0 for Mr. Henchel and $295,276 for Mr. Gabrielli.

Nonqualified Deferred Compensation

The Company maintains the Nonqualified Savings and Supplemental Retirement Plan for associates, with participants generally at management levels and above, including the NEOs. The Nonqualified Savings and Supplemental Retirement Plan allows a participant to defer up to 75% of base salary each year and up to 75% of

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cash payouts to be received by the participant under the Company’s A&R Short-Term Cash Incentive Plan. Previously, the Company matched the first 3% of participants’ deferrals on a dollar-for-dollar basis but ceased to provide such matching contributions for base salary earned after December 31, 2019 and with respect to bonus payments for periods ending after the end of Fiscal 2019. However, for eligible associates who most recently began participation prior to January 1, 2014, if the participant has made the maximum pre-tax deferrals permitted under the Company’s 401(k) Plan, which was $19,500 in calendar 2020, the Company will make an additional matching contribution equal to 3% of the amount by which the participant’s base salary and cash payouts to be received under the Company’s A&R Short-Term Cash Incentive Plan (after reduction by the participant’s deferral) exceed the annual maximum compensation limits imposed on the Company’s 401(k) Plan (the “IRS Compensation Limit”), which was $285,000 in calendar 2020. Further, also for eligible associates who most recently began participation prior to January 1, 2014, if the participant defers at least 3% of base salary to the Nonqualified Savings and Supplemental Retirement Plan, the Company will make a matching contribution equal to 3% of the dollar amount the participant has deferred to the Nonqualified Savings and Supplemental Retirement Plan for the plan year. These additional matching contributions are not available for associates who most recently commenced participation on or after January 1, 2014. Mr. Gabrielli is the only NEO who began participation in the Nonqualified Savings and Supplemental Retirement Plan prior to January 1, 2014.

The Nonqualified Savings and Supplemental Retirement Plan allows for a variable earnings rate on participant account balances as determined by the committee which administers the Nonqualified Savings and Supplemental Retirement Plan. The earnings rate for all account balances was fixed at 5% per annum for Fiscal 2020. Participants are 100% vested in their deferred contributions, and earnings on those contributions, at all times. Participants who most recently began participation prior to January 1, 2014 become vested in Company bi-weekly matching contributions and earnings on those matching contributions ratably over a five-year period from date of hire. Participants who most recently began participation on or after January 1, 2014 become vested in Company bi-weekly matching contributions and earnings on those matching contributions after five years of service (i.e., there is a five-year cliff vesting period).

The following table provides information regarding the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for participant deferral contributions and Company matching contributions for Fiscal 2020.

Nonqualified Deferred Compensation for Fiscal 2020

Name	Executive Contributions in Fiscal 2020	Company Contributions in Fiscal 2020	Aggregate Earnings in Fiscal 2020	Aggregate Withdrawals/ Distributions	Aggregate Balance as of January 30, 2021

Fran Horowitz	$34,400	$0	$21,303	$0	$455,487

Scott Lipesky	$60,522	$0	$7,629	$0	$182,685

Kristin Scott	$45,489	$0	$17,446	$0	$377,360

Gregory J. Henchel	$0	$0	$0	$0	$0

John M. Gabrielli	$49,646	$23,189	$47,278	$0	$1,004,947

Payouts under the Nonqualified Savings and Supplemental Retirement Plan are based on the participant’s election at the time of deferral and may be made in a single lump sum or in annual installments over a five-year or ten-year period. If there is no distribution election on file, the payment will be made in ten annual installments. Regardless of the election on file, if the participant terminates employment with the Company before retirement, dies or becomes disabled, the benefit will be paid in a single lump sum. However, if the participant dies while receiving annual installments, the beneficiary will continue to receive the remaining installment payments. The committee which administers the Nonqualified Savings and Supplemental Retirement Plan may permit hardship withdrawals from a participant’s account under the Nonqualified Savings and Supplemental Retirement Plan in accordance with defined guidelines, including the IRS definition of an unforeseeable emergency.

Participants’ rights to receive their account balances from the Company are not secured or guaranteed. However, during the third quarter of Fiscal 2006, the Company established its Rabbi Trust, the purpose of which is to be a source of funds to match respective funding obligations to participants in the Nonqualified Savings and Supplemental Retirement Plan and the Supplemental Executive Retirement Plan for the Company’s former Chief Executive Officer.

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In the event of a change in control of the Company, the Company’s Board has the authority to terminate the Nonqualified Savings and Supplemental Retirement Plan and accelerate the payment of the aggregate balance of each participant’s account.

The Nonqualified Savings and Supplemental Retirement Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section  409A.

Potential Payments Upon Termination or Change of Control

The following tables describe: (i) the approximate payments that would have been made to the current NEOs pursuant to agreements, plans or individual award agreements in effect on January 30, 2021, the last day of Fiscal 2020, in the event of the termination of employment of these NEOs under the circumstances described below, assuming such termination took place on January 30, 2021; and (ii) the approximate payments that have been and will be made to John M. Gabrielli as a result of his separation from service as an associate of the Company. The table captioned “Outstanding Equity Awards at Fiscal 2020 Year-End” beginning on page 58 of this Proxy Statement contains more information regarding the vested SARs held by the NEOs as of the end of Fiscal 2020.

Executive Severance Agreements

On May 10, 2017, A&F Management, executed and entered into the May 2017 Agreements with each of Fran Horowitz, Kristin Scott and John Gabrielli. In anticipation of his rejoining the Company, effective as of September 7, 2017, A&F Management executed and entered into the Lipesky Agreement with Scott Lipesky. In anticipation of his joining the Company, effective as of September 13, 2018, A&F Management executed and entered into the Henchel Agreement with Gregory J. Henchel.

The Severance Agreements have an initial two-year term, followed by automatic renewal on an annual basis, unless otherwise determined by the Company or the NEO by providing notice to the contrary at least 90 days prior to the date on which the additional term would have automatically begun. However, if a change of control (as defined in the Severance Agreements) occurs during the original term or an additional term, the term of the Severance Agreements will extend until the later of the expiration of the original term or the additional term, as applicable, or the 18-month anniversary of such change in control.

The Severance Agreements impose various restrictive covenants on the NEOs, including non-competition, non-solicitation, non-disparagement and confidentiality covenants. The non-competition covenant prohibits the NEOs from engaging in certain activities with identified competitors of the Company during their employment and for a period of 12 months after the termination of their employment. The non-solicitation covenant prohibits the NEOs from engaging in certain solicitation activities during their employment and for a period of 24 months after the termination of their employment.

The discussion of the terms of the Severance Agreements which follows does not include Mr. Gabrielli. The consequences of Mr. Gabrielli’s separation from service as an associate of the Company are discussed separately under the section captioned “COMPENSATION DISCUSSION AND ANALYSIS — Executive Severance Agreements and Change-in-Control Benefits — Gabrielli Separation from Service” beginning on page 52 of this Proxy Statement.

If the employment of an NEO terminates during the term of the NEO’s Severance Agreement, the Company will, in all cases, pay to the NEO all accrued but unpaid compensation earned by the NEO through the date of the NEO’s termination.

If the employment of an NEO is terminated by the Company without “cause” (as defined in the Severance Agreements) or by the NEO for “good reason” (as defined in the Severance Agreements) during the term (other than during the three months prior to, or the 18 months following, a change of control of the Company) and the NEO executes a release of claims acceptable to the Company:

•	The Company will continue to pay the NEO’s base salary in bi-weekly installments for 18 months following the termination date;

•

The Company will pay the NEO, at the time specified in the NEO’s Severance Agreement, a pro-rated portion of the NEO’s bonus under the short-term cash bonus plan of the Company in which the NEO would have been eligible to participate in the year of the NEO’s termination date, based on the Company’s actual

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performance during the applicable bonus period and the number of days in such bonus period that would have elapsed prior to the termination date;

•

The Company will reimburse the NEO during the 18 months following the termination date for 100% of the monthly premium costs of continuation coverage under COBRA, subject to the NEO’s election of such coverage and satisfaction of the additional eligibility requirements set forth in the NEO’s Severance Agreement; and

•	The outstanding equity awards held by the NEO will vest (if at all) in accordance with the terms of the NEO’s award agreements.

If the employment of an NEO is terminated by the Company without cause (other than as a result of the NEO’s death or disability) or by the NEO for good reason during the three months prior to, or the 18 months following, a change of control of the Company and the NEO executes a release of claims acceptable to the Company:

•	In the case of Ms. Horowitz, the Company will continue to pay her base salary in bi-weekly installments for 18 months following the termination date;

•

In the case of Mr. Lipesky, Ms. Scott and Mr. Henchel, the Company will pay them, at the time specified in their respective Severance Agreements, a lump-sum amount equal to 18 months of their respective base salaries;

•

The Company will pay the NEO, at the time specified in the NEO’s Severance Agreement, a lump-sum payment in an amount equal to 1.5 times the NEO’s target bonus opportunity under the Company’s short-term cash bonus plan in which the NEO would have been entitled to participate in respect of the Company’s fiscal year in which the termination date occurred;

•

The Company will reimburse the NEO during the 18 months following the termination date for 100% of the monthly premium costs of continuation coverage under COBRA, subject to the NEO’s election of such coverage and satisfaction of the additional eligibility requirements set forth in the NEO’s Severance Agreement; and

•	The outstanding equity awards held by the NEO will vest (if at all) in accordance with the terms of the NEO’s award agreements.

In the case of Ms. Horowitz, these change of control benefits will be provided in lieu of the amounts payable under her offer letter with respect to a “Change of Control.”

If the employment of an NEO is terminated by reason of the NEO’s disability, the NEO will be entitled to receive any benefits available under the Company’s long-term disability plan (if any). If the employment of an NEO is terminated by the Company for cause, by the NEO without good reason or by reason of the NEO’s death or disability, the outstanding equity awards held by the NEO would vest (if at all) in accordance with the terms of the NEO’s award agreements.

Other Arrangements

If the employment of an NEO is terminated by reason of the NEO’s disability, the NEO will be entitled to receive any benefits available under the Company’s long-term disability plan (if any). If the employment of an NEO is terminated by the Company for cause, by the NEO without good reason, or by reason of the NEO’s death or disability, the outstanding equity awards held by the NEO will vest (if at all) in accordance with the terms of the NEO’s award agreements. Our typical treatment of unvested equity awards upon various termination scenarios is captured in the table below (although individual equity awards may be subject to different treatment under their respective award agreements):

Award Type	Voluntary Termination	Involuntary Termination (Without Cause)	Death/ Disability	For Good Reason	Change of Control / Double- Trigger

PSAs	Forfeited	Pro-Rated	Accelerated	Forfeited	Pro-Rated(1)

RSUs	Forfeited	Forfeited	Accelerated	Forfeited	Accelerated(2)

SARs	Forfeited	Forfeited	Accelerated	Forfeited	Accelerated(2)

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(1)

In the case of a “double-trigger” event, within three months prior to or 18 months after a change of control (excluding voluntary resignation, retirement and termination due to death or disability), outstanding PSAs with respect to which more than 50% of the performance period has elapsed as of the date of the change of control would be paid, on a pro-rated basis, based on the performance achieved by the Company through a date occurring within three months of the change of control, as determined by our Compensation and Organization Committee prior to the change of control.

Outstanding PSAs with respect to which less than 50% of the performance period has elapsed as of the date of the change of control would be paid, on a pro-rated basis, at the target level of achievement.

(2)

In the case of a “double-trigger” event, defined as an involuntary termination of employment without cause, within three months prior to or 18 months after a change of control (excluding voluntary resignation, retirement and termination due to death or disability), in addition to the benefits under the plans mentioned in the paragraph following this table, the vesting of outstanding SARs and RSUs held by the NEO would accelerate.

Each NEO will receive the value of the NEO’s accrued benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan in the event of any termination of employment (e.g., death, disability, termination by the Company with or without cause, or voluntary termination by the NEO).

The following table describes the approximate payments that would have been made to the current NEOs pursuant to agreements, plans or individual award agreements in effect on January 30, 2021, the last day of Fiscal 2020, in the event of the termination of employment of these NEOs under the circumstances described below, assuming such termination took place on January 30, 2021. The table captioned “Outstanding Equity Awards at Fiscal 2020 Year-End” beginning on page 58 of this Proxy Statement contains more information regarding the vested SARs held by the NEOs as of the end of Fiscal 2020.

	Voluntary Termination		Involuntary Termination (Without Cause)			Death (1) / Disability (2)			For Good Reason		Change of Control / Double-Trigger
Fran Horowitz

Cash Severance (3)	$			$5,850,000		$				$5,850,000		$4,875,000	(4)
Benefits Continuation (5)	$			$42,973		$				$42,973		$42,973
Equity Value	$			$5,074,194	(7)		$20,858,948	(6)	$			$13,696,006	(8)
Retirement Plan Value (9)		$790,430		$790,430			$790,430			$790,430		$790,430

Total		$790,430		$11,757,597			$21,649,378			$6,683,403		$19,404,409
Scott Lipesky

Cash Severance (3)	$			$2,275,000		$				$2,275,000		$1,950,000	(4)
Benefits Continuation (5)	$			$29,473		$				$29,473		$29,473
Equity Value	$			$927,704	(7)		$6,710,417	(6)	$			$5,477,961	(8)
Retirement Plan Value (9)		$329,195		$329,195			$329,195			$329,195		$329,195

Total		$329,195		$3,561,372			$7,039,612			$2,633,668		$7,786,629
Kristin Scott

Cash Severance (3)	$			$3,515,000		$				$3,515,000		$2,983,125	(4)
Benefits Continuation	$			$35,846		$				$35,846		$35,846
Equity Value	$			$2,491,175	(7)		$13,846,153	(6)	$			$10,558,847	(8)
Retirement Plan Value (9)		$330,778		$330,778			$330,778			$330,778		$330,778

Total		$330,778		$6,372,799			$14,176,931			$3,881,624		$13,908,596
Gregory J. Henchel

Cash Severance (3)	$			$1,725,000		$				$1,725,000		$1,509,375	(4)
Benefits Continuation	$			$16,896		$				$16,896		$16,896
Equity Value	$			$338,343	(7)		$2,506,371	(6)	$			$1,995,323	(8)
Retirement Plan Value (9)	$		$			$			$		$

Total	$			$2,080,239			$2,506,371			$1,741,896		$3,521,594

(1)

Although not shown in the above table, the NEOs listed participate in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if an NEO passed away, the NEO’s beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If an NEO’s death were accidental as defined by the plan, the NEO’s beneficiaries would receive an additional $2,000,000.

(2)

Although not shown in the above table, the NEOs listed also participate in the Company’s Long-Term Disability Plan, which is generally available to all full-time associates, and the Executive Long-Term Disability Plan, which is generally available to all salaried associates

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whose annual base salary is more than $200,000. The Company’s Long-Term Disability Plan and the Executive Long-Term Disability Plan would together pay an annual benefit of $330,000 for each of Ms. Horowitz and Ms. Scott and $240,000 for the remaining NEOs for the duration of the disability period.

(3)

Under her or his Severance Agreement, if the employment of an NEO listed in the table above is terminated by the Company without cause or by an NEO for good reason, subject to the NEO executing a Release, the Company would be required to continue the NEO’s base salary for a period of 18 months. The Company would also be required to pay the NEO a pro-rated portion of the NEO’s annual cash incentive opportunity under the Short-Term Cash Incentive Plan (as in effect on January 30, 2021) based on actual performance in the year of termination, subject to the discretion of our Compensation and Organization Committee.

(4)

Under her or his Severance Agreement, if the employment of an NEO listed in the table above is terminated by the Company without cause or by an NEO for good reason, during the three months prior to, or the 18 months following, a change of control, subject to the NEO executing a Release, the Company would be required, with respect to each NEO listed other than Ms. Horowitz, to pay the NEO a lump-sum payment equal to 18 months of the NEO’s base salary or, in the case of Ms. Horowitz, to continue to pay her base salary in bi-weekly installments for 18 months following the termination date. The Company would also be required to pay the NEO a lump-sum payment equal to 1.5 times the NEO’s target annual cash incentive opportunity under the Short-Term Cash Incentive Plan (as in effect on January 30, 2021).

(5)

Under her or his Severance Agreement, the Company would be required to continue an NEO’s medical, dental and other associate welfare benefits for a time period of 18 months, subject to the NEO’s election of such coverage and the additional eligibility requirements set forth in the NEO’s Severance Agreement.

(6)

The value of equity holdings relates to unvested RSUs, unearned PSAs and unvested SARs at January 30, 2021 and is calculated as the sum of: (a) the product of (i) the number of unvested RSUs multiplied by (ii) $23.07 (the market price of the Company’s Common Stock as of January 29, 2021 (the last business day of Fiscal 2020)) plus (b) the product of (i) the number of unearned target PSAs multiplied by (ii) $23.07 (the market price of the Company’s Common Stock as of January 29, 2021 (the last business day of Fiscal 2020)).

(7)

The value of equity holdings relates to unearned PSAs at January 30, 2021 and is calculated as the product of: (a) the number of pro-rated unearned target PSAs multiplied by (b) $23.07 (the market price of the Company’s Common Stock as of January 29, 2021 (the last business day of Fiscal 2020)).

(8)

The value of equity holdings relates to unvested RSUs, unearned PSAs and unvested SARs at January 30, 2021 and is calculated as the sum of: (a) the product of (i) the number of unvested RSUs multiplied by (ii) $23.07 (the market price of the Company’s Common Stock as of January 29, 2021 (the last business day of Fiscal 2020)) plus (b) the product of (i) the number of pro-rated unearned target PSAs multiplied by (ii) $23.07 (the market price of the Company’s Common Stock as of January 29, 2021 (the last business day of Fiscal 2020)).

(9)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

The following table details payments due to John M. Gabrielli as a result of his leaving the Company on October 3, 2020.

John M. Gabrielli	Payments Due to Separation from Service
Cash Severance (1)	$916,154
Equity Value (2)	$382,593
Retirement Plan Value (3)	$1,971,339

Total (4)	$3,270,086

(1)

Under Mr. Gabrielli’s Severance Agreement, as amended by his Separation Agreement, the Company is required to continue his base salary for a period of 18 months after October 3, 2020. The Company is also required to pay Mr. Gabrielli a pro-rata portion of his annual cash incentive opportunity under the Short-Term Cash Incentive Plan (as in effect on January 30, 2021), based on the Company’s actual performance in Fiscal 2020, subject to the discretion of our Compensation and Organization Committee.

(2)

Represents the value of Mr. Gabrielli’s equity holdings and relates to unvested PSAs at January 30, 2021. This is the sum of the number of pro-rated unvested target PSAs multiplied by $23.07 (the market price of the Company’s Common Stock as of January 29, 2021 (the last business day of Fiscal 2020)).

(3)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

(4)

Total amount does not include $35,029 representing the reimbursement during the 18 months following October 3, 2020 for 100% of the monthly premium costs of continuation coverage under COBRA, subject to Mr. Gabrielli’s election of such coverage and satisfaction of the additional eligibility requirements set forth in his Severance Agreement, as amended by his Separation Agreement.

CEO Pay Ratio

The following information about the relationship between the compensation of our associates and the compensation of Ms. Horowitz, our Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of SEC Regulation S-K (“Item 402(u)”). In Fiscal 2020, the estimated median of the annual total compensation of our associates, excluding Ms. Horowitz, was $1,820.

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In identifying the median of the annual total compensation of all our associates, we used the following methodology, which was identical to the steps we took in Fiscal 2017, Fiscal 2018 and Fiscal 2019. We determined that, as of November 1, 2020, the first day of our fourth fiscal quarter, our associate population was equal to 39,018 individuals. This number includes all the individuals determined to be associates for United States federal income tax purposes, whether full-time, part-time, or temporary as of that date.

Next, we identified the associate receiving the median amount of compensation in our associate population. To do this, we compared the amount of wages and other compensation received by each associate, other than Ms. Horowitz, as reflected in our payroll records and reported to the applicable taxing authority in each country from which we operate, for the calendar year ended December 31, 2020. Compensation values were not annualized for mid-year hires, as we do not use a “standard hour” staffing model in many of our operating jurisdictions. Compensation values for our foreign associates were converted to United States dollars by using the foreign currency exchange rate on December 31, 2020. The median associate we identified for Fiscal 2020 was a different associate from the one identified for Fiscal 2019. As required by Item 402(u), we measured our median associate’s annual total compensation for Fiscal 2020 by adding together the same elements of compensation that are included in Ms. Horowitz’s total Fiscal 2020 compensation, as reported in the “Fiscal 2020 Summary Compensation Table” (beginning on page 55 of this Proxy Statement). Ms. Horowitz’s total compensation for Fiscal 2020, as reported in the “Fiscal 2020 Summary Compensation Table”, was $11,949,691.

The resulting estimated ratio of the annual total compensation of Ms. Horowitz to the median of the annual total compensation of all associates (other than Ms. Horowitz) was 6,565 to 1, which was calculated in a manner consistent with Item 402(u). As additional context, the magnitude of our ratio is influenced by our store staffing model which relies on a significant number of part-time, temporary, and seasonal associates. This approach to store staffing provides flexible, entry-level employment opportunities to students — many of whom are among our core customer demographic — that can become the foundation for a career at the Company. As a result, we maintain a “promote from within” mentality, and we provide opportunities for students to shape themselves into top candidates and potential future leaders of the Company. Students and young professionals who are motivated, creative and strategic are natural leaders to drive results in our team-based culture. For reference, our median associate is a part-time associate and full-time student who worked for, on average, seven hours a week for a period of six months.

Further, other public companies will use methods and assumptions that differ from those we have chosen, but that are appropriate for their circumstances. Therefore, it may be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

Ownership of Our Shares

The following table furnishes, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such beneficial owner, the number of shares of Common Stock reported as beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by such beneficial owner in the most recent Schedule 13G/A filed with the SEC and the percentage such shares comprised of the outstanding shares of Common Stock of the Company as of April 12, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,539,210(2)	15.4%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,385,985(3)	10.3%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,765,948(4)	7.7%

(1)	The percent of class is based upon 61,934,503 shares of Common Stock outstanding on April 12, 2021.

(2)

Based on information contained in a Schedule 13G/A, dated January 26, 2021, and filed by BlackRock, Inc. with the SEC on that date to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2020, and, consequently, the beneficial

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ownership of BlackRock, Inc. may have changed prior to the printing of this Proxy Statement. In the Schedule 13G/A, BlackRock, Inc. reported that, through its subsidiaries (BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors (which was reported to beneficially own 5% or more of the outstanding shares of Common Stock); BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC, BlackRock, Inc. is deemed to be the beneficial owner of 9,539,210 shares of Common Stock. BlackRock, Inc. reported sole voting power as to 9,440,689 shares of Common Stock and sole dispositive power as to 9,539,210 shares of Common Stock.

(3)

Based on information contained in a Schedule 13G/A, dated February 8, 2021, and filed by The Vanguard Group with the SEC on February 10, 2021 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2020, and, consequently, the beneficial ownership of The Vanguard Group may have changed prior to the printing of this Proxy Statement. In the Schedule 13G/A, The Vanguard Group reported that, through its subsidiaries (Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited), The Vanguard Group is deemed to be the beneficial owner of 6,385,985 shares of Common Stock. The Vanguard Group reported shared voting power as to 66,675 shares of Common Stock, sole dispositive power as to 6,273,390 shares of Common Stock and shared dispositive power as to 112,595 shares of Common Stock.

(4)

Based on information contained in a Schedule 13G/A filed by Dimensional Fund Advisors LP, a registered investment adviser, with the SEC on February 12, 2021, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2020, and, consequently, the beneficial ownership of Dimensional Fund Advisors LP may have changed prior to the filing of this Proxy Statement. The Schedule 13G/A reported that Dimensional Fund Advisors LP had sole voting power as to 4,607,132 shares of Common Stock and sole dispositive power as to 4,765,948 shares of Common Stock, all of which shares of Common Stock were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP or one of its subsidiaries furnishes investment advice and of certain other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors LP or one of its subsidiaries serves as investment manager or sub-adviser. The shares of Common Stock reported were owned by the investment companies, commingled funds, group trusts and separate accounts and Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported shares of Common Stock.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by each of the current directors, by each of the director Nominees, by each of the named executive officers, and by all of the current directors and executive officers as a group, as of April 12, 2020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class (3)
Kerrii B. Anderson(4)	37,602	*
Terry L. Burman	89,852	*
Felix J. Carbullido(4)	20,728	*
Susie Coulter	15,375	*
John M. Gabrielli(5)	69,758	*
Sarah M. Gallagher(4)	49,079	*
James A. Goldman(4)	13,205	*
Michael E. Greenlees(4)	24,554	*
Archie M. Griffin(4)	38,527	*
Gregory J. Henchel	10,944	*
Fran Horowitz	874,110	1.4%
Scott Lipesky	40,515	*
Helen E. McCluskey	25,498	*
Charles R. Perrin(4)	54,346	*
Kenneth B. Robinson(6)	0	*
Kristin Scott	58,222	*
Nigel Travis	28,415	*
Current directors and executive officers as a group (17 persons)	1,380,972	2.2%

*	Less than 1%.

(1)

Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse.

Abercrombie & Fitch Co. 2021 Proxy Statement	66

Includes the following number of shares of Common Stock issuable by June 11, 2021 upon vesting of RSUs by June 11, 2021 or the exercise of outstanding in-the-money SARs which are currently exercisable or will become exercisable by June 11, 2021:

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Issuable(a)

Kerrii B. Anderson	13,205

Terry L. Burman	22,008

Felix J. Carbullido	13,205

Susie Coulter	13,205

John M. Gabrielli	0

Sarah M. Gallagher	13,205

James A. Goldman	13,205

Michael E. Greenlees	13,205

Archie M. Griffin	13,205

Gregory J. Henchel	0

Fran Horowitz	92,051

Scott Lipesky	0

Helen E. McCluskey	13,205

Charles R. Perrin	13,205

Kenneth B. Robinson	0

Kristin Scott	0

Nigel Travis	13,205

Current directors and executive officers as a group (17 persons)	246,109

(a)

The Company has included for this purpose the gross number of shares of Common Stock deliverable upon the vesting of RSUs or the exercise of outstanding in-the-money SARs, but the actual number of shares received will be less as a result of the payment of applicable withholding taxes. The numbers reported do not include any unvested RSUs or any unvested in-the-money SARs held by directors or executive officers (other than those specified in this footnote).

(2)

The actual number of shares of Common Stock that would be acquired upon exercise of SARs will vary depending on the fair market value of the Company’s Common Stock at the time of exercise and the payment of applicable withholding taxes.

Not included in the table are shares underlying SARs which are currently exercisable or will become exercisable by June 11, 2021 but as to which the base price is greater than the $39.85 fair market value of a share of Common Stock at April 12, 2021. The numbers reported do not include any unvested options or SARs held by executive officers (other than those specified in this footnote).

(3)

The percent of class is based upon the sum of 61,934,503 shares of Common Stock outstanding on April 12, 2021 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership by June 11, 2021, either (i) through the vesting of RSUs or (ii) upon the exercise of SARs which are currently exercisable or will become exercisable by June 11, 2021, assuming the $39.85 fair market value of a share of Common Stock at April 12, 2021 and base prices of the SARs is less than such fair market value.

(4)

The “Amount and Nature of Beneficial Ownership” does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan or that will be credited to such bookkeeping accounts by June 11, 2021 as a result of the deferral of RSUs which are to vest by June 11, 2021: Ms. Anderson — 1,374 shares; Mr. Carbullido — 2,151 shares; Ms. Gallagher — 12,868 shares; Mr. Goldman — 3,771 shares; Mr. Greenlees — 51,505 shares; Mr. Griffin — 77,191 shares; Mr. Perrin — 5,598 shares; and all current directors as a group — 154,458 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) is to receive a distribution of the whole shares of Common Stock represented by the share equivalent credited to his or her bookkeeping account (plus cash representing the value of fractional shares) in accordance with the terms of the Directors’ Deferred Compensation Plan.

(5)

Mr. Gabrielli, former Senior Vice President and Chief Human Resources Officer, left the Company on October 3, 2020. Shares of Common Stock were calculated based on the Company’s stock records as of October 3, 2020. No further ownership information was available to the Company after Mr. Gabrielli ceased to be a Section 16 reporting person.

(6)	Kenneth B. Robinson became a director of the Company on February 4, 2021.

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Equity Compensation Plans

The Company has two primary share-based compensation plans: (i) the 2016 Long-Term Incentive Plan for Directors (the “2016 Directors LTIP”) (with 900,000 shares of the Company’s Common Stock currently authorized for issuance), under which the Company is authorized to grant stock options, SARs, restricted stock, RSUs and deferred stock awards to non-associate directors of the Company; and (ii) the 2016 Associates LTIP (with 9,250,000 shares of the Company’s Common Stock currently authorized for issuance), under which the Company is authorized to grant stock options, SARs, restricted stock, RSUs and PSAs to associates of the Company and its subsidiaries. The Company also has four other share-based compensation plans under which the Company granted stock options, SARs, RSUs and PSAs to associates of the Company and its subsidiaries and stock options and RSUs to non-associate directors of the Company in prior years: (i) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (the “1998 Director Stock Plan”); (ii) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (iii) 2005 LTIP; and (iv) the 2007 LTIP. Since June 16, 2016, the Company has only issued awards under the 2016 Associates LTIP and the 2016 Directors LTIP.

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors under the Directors’ Deferred Compensation Plan will be distributed: (i) under the 2016 Directors LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on and after June 16, 2016; (ii) under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between August 1, 2005 and June 15, 2016; (iii) under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005; and (iv) under the 1998 Director Stock Plan in respect of deferred compensation allocated to the non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Director Stock Plan, the 2005 LTIP, the 2007 LTIP, the 2016 Associates LTIP and the 2016 Directors LTIP, all stockholder-approved plans, as a group, and for the 2003 Director Stock Plan, a non-stockholder-approved plan, in each case as of January 30, 2021:

Plan Category	Number of Shares to be Issued Upon Exercise/Vesting of Outstanding Options, Restricted Stock Units, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in column (a)) (c)

Equity compensation plans approved by stockholders(1)	4,627,279(3)	$33.04(4)	3,262,020(5)

Equity compensation plans not approved by stockholders(2)	2,604(6)	$0.00(7)	—(8)

Total	4,629,883	$33.04	3,262,020

(1)

The 1998 Director Stock Plan was terminated as of May 22, 2003 in respect of future grants of options and issuances and distributions of shares of Common Stock other than issuances of shares of Common Stock upon the exercise of options granted under the 1998 Director Stock Plan which remained outstanding as of May 21, 2003 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) as of May 21, 2003. As of January 30, 2021, no options granted under the 1998 Director Stock Plan remained outstanding. The 2005 LTIP was terminated as of June 15, 2015 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than issuances of shares of Common Stock upon the exercise of options and SARs and the vesting of RSUs and PSAs granted under the 2005 LTIP which remained outstanding as of June 15, 2015 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) as of June 15, 2016 and distributable in the form of shares of Common Stock. The 2007 LTIP was terminated as of June 16, 2016 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than issuances of shares of Common Stock upon the exercise of options and SARs and the vesting of RSUs and PSAs granted under the 2007 LTIP which remained outstanding as of June 16, 2016.

(2)

The 2003 Director Stock Plan was terminated as of June 13, 2007 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than: (a) issuances of shares of Common Stock upon the exercise of options or the vesting of stock units granted under the 2003 Director Stock Plan; and (b) issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) as of July 31, 2005 and distributable in the form of shares of Common Stock. As of January 30, 2021, no options or stock units granted under the 2003 Director Stock Plan remained outstanding.

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(3)

Represents the number of underlying shares of Common Stock associated with outstanding SARs, RSUs, PSAs and share equivalents under stockholder-approved plans and includes 2,539 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 1998 Director Stock Plan, 24,483 SARs granted under the 2005 LTIP, 90,702 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 2005 LTIP, 1,560 RSUs granted under the 2007 LTIP, 360,274 SARs granted under the 2007 LTIP, 2,881,480 RSUs granted under the 2016 Associates LTIP, 1,019,095 PSAs granted under the 2016 Associates LTIP (including 213,433 PSAs granted in Fiscal 2018 for the Fiscal 2018 to Fiscal 2020 PSA cycle (the Relative TSR tranche of these PSAs was earned at 94% of target but not distributed as of January 30, 2021 and the minimum threshold for payout for the Average ROIC tranche of these PSAs was not met)), 154,058 RSUs granted under the 2016 Directors LTIP and 93,088 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 2016 Directors LTIP. Outstanding PSAs granted under the 2016 Associates LTIP reflect actual or target award amounts as of January 30, 2021. Of the PSAs that were outstanding as of January 30, 2021, a maximum of 1,711,639 PSAs can be earned under the 2016 Associates LTIP.

(4)

Represents the weighted-average exercise price of SARs outstanding under the 2005 LTIP, the 2007 LTIP and the 2016 Associates LTIP and the weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 1998 Director Plan, the 2005 LTIP or the 2016 Directors LTIP. See note (3) above with respect to RSUs and PSAs granted under the 2005 LTIP, the 2007 LTIP, the 2016 Associates LTIP and the 2016 Directors LTIP. The weighted-average exercise price does not take these awards into account.

(5)

Represents the number of shares of Common Stock remaining available for future issuance under stockholder-approved equity compensation plans and is comprised of 2,993,240 shares of Common Stock remaining available under the 2016 Associates LTIP and 268,780 shares of Common Stock remaining available under the 2016 Directors LTIP. Under the 2016 Associates LTIP and the 2016 Directors LTIP, shares of Common Stock available for future issuance are reduced by the maximum number of PSAs which may be earned under each outstanding award.

Under the 2016 Associates LTIP and the 2016 Directors LTIP, shares of Common Stock available for future issuance are measured net of shares of Common Stock expected to be retained by the Company to cover tax withholdings upon vesting or exercise, which have been calculated using an estimated tax rate of 35%. On a net basis, as of January 30, 2021, there were 4,600,944 shares of Common Stock available for future issuance under the 2016 Associates LTIP and 268,780 shares of Common Stock available for future issuance under the 2016 Directors LTIP.

Except as described in footnote (3) to this table, no further shares of Common Stock may be issued or distributed under the 1998 Director Stock Plan, the 2005 LTIP or the 2007 LTIP.

(6)

Includes 2,604 outstanding share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to pervious deferrals) and distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(7)

Represents the weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(8)	Except as described in footnote (6) to this table, no further shares of Common Stock may be issued or distributed under the 2003 Director Stock Plan.

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Proposal 3 — Approval of an Amendment to the Abercrombie  & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 1,100,000 Additional Shares

Background of the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates

The purpose of the 2016 Associates LTIP is to promote our long-term financial success and increase stockholder value by continuing to motivate performance by our associates through incentive compensation. We believe that equity-based awards are a competitive necessity in our industry and are essential to our continued ability to recruit and retain the individuals needed to successfully execute our business plan. The 2016 Associates LTIP serves these purposes by making equity-based awards available for grant to eligible participants in the form of (i) nonqualified stock options to purchase shares of Common Stock (“NQSOs”), (ii) incentive stock options to purchase shares of Common Stock (“ISOs” and, together with NQSOs, “Options”), (iii) SARs, (iv) restricted shares of Common Stock (“Restricted Stock”), and (v) RSUs, in each case, together with related rights and interests therein.

The 2016 Associates LTIP includes a number of provisions that we believe reflect best practices and protect the interests of our stockholders. These provisions include:

•	No Discounted Options or SARs - Options and SARs may not be granted with an exercise price less than the fair market value of our Common Stock on the date of grant.

•

No Repricing Without Stockholder Approval - At any time when the exercise price of an Option or an SAR is above the market price of our Common Stock, we cannot, without stockholder approval, “reprice” such Option or SAR by reducing the exercise price or exchanging such Option or SAR for cash or other awards (including a new Option or SAR) at a reduced exercise price.

•

Independent Committee Administration - The 2016 Associates LTIP is administered by our Compensation and Organization Committee, whose members satisfy the NYSE Rules for independence, the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m).

•

Minimum Vesting Requirements - All Restricted Stock and RSUs must meet minimum vesting requirements, subject to certain limited exceptions. For Restricted Stock or RSUs that are performance-based, performance must be measured over a period of at least one year and Restricted Stock or RSUs that are not performance-based must vest over a period of at least three years, in each case with certain limited exceptions. For example, vesting may occur earlier in the event of an associate’s death or total disability or termination of an associate’s employment in connection with a change of control of the Company. In addition, up to 5% of the shares of Common Stock reserved under the 2016 Associates LTIP may be issued with a shorter vesting schedule.

•

No Annual “Evergreen” Provision - The 2016 Associates LTIP provides a specific maximum share limitation and does not provide for an annual, automatic increase in the number of shares of Common Stock available for future awards.

•	Annual Limit on Awards to Participants - Participants under the 2016 Associates LTIP are subject to an annual limitation on the value of awards that may be granted to them.

Certain milestones of the 2016 Associates LTIP are as follows:

•

On April 4, 2016, the Board unanimously adopted, subject to approval by our stockholders, the 2016 Associates LTIP. At the 2016 Annual Meeting, our stockholders approved the 2016 Associates LTIP, as proposed, including approval of a reserve of 3,500,000 shares of Common Stock available for the grant of awards under the 2016 Associates LTIP.

•

On August 31, 2016, the Board amended the 2016 Associates LTIP to allow our Compensation and Organization Committee to delegate authority to grant awards under the 2016 Associates LTIP within limits established by our Compensation and Organization Committee and subject to the other requirements of the 2016 Associates LTIP.

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•

On April 3, 2017, the Board unanimously adopted, subject to approval by our stockholders, amendments to the 2016 Associates LTIP authorizing 1,200,000 additional shares of Common Stock and explicitly prohibiting the current payment of dividends in any form on unvested equity awards. At the 2017 Annual Meeting, our stockholders approved the proposed amendments.

•

On April 9, 2018, the Board unanimously adopted, subject to approval by our stockholders, an amendment to the 2016 Associates LTIP authorizing 2,200,000 additional shares of Common Stock. At the 2018 Annual Meeting, our stockholders approved the proposed amendment.

•

On April 8, 2019, the Board unanimously adopted, subject to approval by our stockholders, an amendment to the 2016 Associates LTIP authorizing 2,200,000 additional shares of Common Stock. At the 2019 Annual Meeting, our stockholders approved the proposed amendment.

•

On March 28, 2020, the Board unanimously adopted, subject to approval by our stakeholders, an amendment to the 2016 Associates LTIP authorizing 150,000 additional shares of Common Stock. At the 2020 Annual Meeting, our stockholders approved the proposed amendment.

If the proposed amendment to authorize an additional 1,100,000 shares of Common Stock is approved by our stockholders at the Annual Meeting, there will be an aggregate of 10,350,000 shares of Common Stock available for the grant of awards under the 2016 Associates LTIP, which may consist of: (i) treasury shares; (ii) authorized but unissued shares of Common Stock not reserved for any other purpose; or (iii) shares of Common Stock purchased by us in the open market for such purpose.

Reasons to Approve the Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates

Additional shares of Common Stock are needed under the 2016 Associates LTIP to continue to make grants to associates of the Company and its subsidiaries consistent with historic grant practices. On April 17, 2021, based upon the recommendation of our Compensation and Organization Committee, the Board unanimously adopted, subject to approval by our stockholders, an amendment to the 2016 Associates LTIP which would authorize 1,100,000 additional shares of Common Stock for delivery in connection with awards under the 2016 Associates LTIP.

No changes to the 2016 Associates LTIP are proposed for consideration by our stockholders at the Annual Meeting other than the increase in the authorized number of shares of Common Stock by 1,100,000 additional shares of Common Stock.

As of April 12, 2021, shares of Common Stock which may be delivered under all six of the Company’s equity compensation plans, including (i) the 1998 Director Stock Plan; (ii) the 2003 Director Stock Plan; (iii) the 2005 LTIP; (iv) the 2007 LTIP; (v) the 2016 Directors LTIP; and (vi) the 2016 Associates LTIP, are shown below:

Use Of Shares Which May Be Delivered Under All Equity Compensation Plans	Number of Shares as of April 12, 2021

Total outstanding SARs, with a weighted-average exercise price of $32.53 per share and a weighted-average remaining term of 3.1 years — SARs are held solely by associates	296,230

Total unvested RSUs and PSAs, reflecting the maximum number of shares which may be earned under each award — performance-based PSAs are held solely by associates	4,837,678

Total shares available for future grants under the 2016 Directors LTIP	268,780

Total shares available for future grants under the 2016 Associates LTIP	2,416,999

As of the end of Fiscal 2020, the Company’s three-year average burn rate was as follows:

Fiscal Year	Service-Vested RSUs Granted	Performance- Vested RSUs Granted	PSAs Earned	Weighted Average Number of Shares Outstanding	Burn Rate	Burn Rate (ISS methodology) (1)

2020	2,299,339	519,905	100,634	62,550,955	4.51%	5.76%

2019	731,886	350,222	829,175	64,427,620	1.68%	3.63%

2018	796,624	345,020	18,125	67,350,065	1.70%	1.81%

3-Year Average					2.63%	3.73%

(1)	Multiplies the number of service-vested RSUs, performance-vested RSUs and PSAs by a factor of 1.5 when calculating burn rate.

Abercrombie & Fitch Co. 2021 Proxy Statement	71

Summary of the 2016 Associates LTIP, as Proposed to be Amended

The material features of the 2016 Associates LTIP, as it is proposed to be amended, are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2016 Associates LTIP, as it is proposed to be amended, which is attached to this Proxy Statement as Appendix A.

Administration

Our Compensation and Organization Committee administers the 2016 Associates LTIP. Our Compensation and Organization Committee is comprised of at least two directors, each of whom must be independent under the applicable NYSE Rules, an “outside director” (within the meaning of Section 162 (m)) and a “non-employee” director (within the meaning of Rule 16b-3 under the Exchange Act).

In its capacity as plan administrator, our Compensation and Organization Committee determines which participants are granted awards, the type of each award granted and the terms and conditions of each award. Our Compensation and Organization Committee also has full power and authority to: (i) establish, amend and rescind rules and regulations relating to the 2016 Associates LTIP; (ii) interpret the 2016 Associates LTIP and all related award agreements; and (iii) make any other determinations that our Compensation and Organization Committee deems necessary or desirable for the administration of the 2016 Associates LTIP. Any action taken by our Compensation and Organization Committee is final, binding and conclusive on all persons interested in the 2016 Associates LTIP.

The 2016 Associates LTIP specifies the conditions under which our Compensation and Organization Committee may act through subcommittees or delegate the administration of the 2016 Associates LTIP to one or more officers or associates of the Company.

With respect to each award granted under the 2016 Associates LTIP, the Company has entered and will continue to enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (i) the type of award and when and how it may be exercised or earned; (ii) any exercise price associated with the award; (iii) how the award will or may be settled; and (iv) any other applicable terms and conditions affecting the award.

Available Shares of Common Stock

Subject to the adjustments discussed below, the aggregate number of shares of Common Stock available for the grant of awards under the 2016 Associates LTIP, if the proposed amendment to authorize an additional 1,100,000 shares of Common Stock is approved by our stockholders at the Annual Meeting, will be 10,350,000 shares of Common Stock.

Our Compensation and Organization Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments as described below. Except as described below, the following shares of Common Stock will not be counted against the number of shares available for the grant of awards under the 2016 Associates LTIP:

•

Shares retained by the Company, or tendered by an associate, in connection with an award that expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to the associate, settled only in cash, or settled by the issuance of fewer shares than the number underlying the award;

•

Shares that are withheld from an award of Restricted Stock or RSUs to cover withholding tax obligations related to that award or shares that are separately tendered by an associate (either by delivery or attestation) in payment of such taxes; and

•

Shares issued or issuable in connection with an award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction.

Shares that are withheld, or that are tendered by an associate (either by delivery or attestation), in connection with an award of Options or SARs to cover tax obligations related to that award or the exercise price of that award, will be deemed to constitute shares delivered to the associate and will not be available for future grants under the 2016 Associates LTIP. For clarity, upon the exercise of an Option or SAR, the gross number of shares exercised, and not

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solely the net number of shares delivered upon such exercise, will be treated as issued pursuant to the 2016 Associates LTIP and the shares subject to the exercised Option or SAR that are not issued or delivered upon such exercise will not be available for future grants under the 2016 Associates LTIP.

The minimum vesting and minimum exercisability conditions described below with respect to each type of award need not apply with respect to up to an aggregate of 5% of the shares authorized under the 2016 Associates LTIP, which may be granted (or regranted upon forfeiture) in any form permitted under the 2016 Associates LTIP without regard to such minimum vesting or minimum exercisability requirements.

During any calendar year during any part of which the 2016 Associates LTIP is in effect, our Compensation and Organization Committee may not grant any participant one or more awards of any type covering more than 1,000,000 shares of Common Stock.

In the event of any Common Stock dividend, Common Stock split, recapitalization, merger, reorganization, consolidation, combination, spin-off, special and non-recurring distribution of assets to stockholders, exchange of shares of Common Stock or any other corporate transaction or event affecting the Common Stock, our Compensation and Organization Committee will make such substitutions and adjustments as our Compensation and Organization Committee deems equitable and appropriate to: (i) the number of shares of Common Stock that may be issued under the 2016 Associates LTIP; (ii) any Common Stock-based limits imposed under the 2016 Associates LTIP; and (iii) the exercise price, number of shares of Common Stock and other terms or limitations applicable to outstanding awards.

In addition, our Compensation and Organization Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or non-recurring events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

Our Compensation and Organization Committee may select any of our associates and those of the Company’s subsidiaries or affiliates to receive awards under the 2016 Associates LTIP. As of April 12, 2021, there were approximately 260 associates of the Company and its subsidiaries or affiliates eligible to participate in the 2016 Associates LTIP.

Types of Awards

Options

Our Compensation and Organization Committee may grant Options at any time during the term of the 2016 Associates LTIP in such number, and upon such terms and conditions, as our Compensation and Organization Committee determines. The exercise price of any Option will be at least equal to the fair market value of the underlying shares of Common Stock (i.e., the closing price per share of the Common Stock on NYSE, which was $39.85 as of April 12, 2021) on the date the Option is granted, and may be paid: (i) in cash; (ii) by tendering previously-acquired shares of Common Stock; (iii) by a cashless exercise; (iv) by tendering other awards previously granted under the 2016 Associates LTIP or under other plans of the Company or any subsidiary or affiliate of the Company; and/or (v) through any other method approved by our Compensation and Organization Committee. Our Compensation and Organization Committee will also determine the term of the Option (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (subject to a minimum vesting period of one year), and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. The award agreement will specify whether the Option is intended to be an ISO or an NQSO. Our Compensation and Organization Committee may grant up to 500,000 of the shares of Common Stock available for issuance under the 2016 Associates LTIP with respect to ISOs. However, ISOs will be subject to certain additional restrictions, including, without limitation, compliance with the requirements of Section 422 of the Internal Revenue Code. As of April 12, 2021, no Options have been granted under the 2016 Associates LTIP.

SARs

Our Compensation and Organization Committee may grant SARs at any time during the term of the 2016 Associates LTIP in such number, and upon such terms and conditions, as our Compensation and Organization Committee determines. SARs may be granted by our Compensation and Organization Committee to a participant either as a

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freestanding award under the 2016 Associates LTIP or in tandem with or as a component of another award under the 2016 Associates LTIP. The exercise price of any SAR will be at least equal to the fair market value of the underlying shares of Common Stock on the date the SAR is granted. Our Compensation and Organization Committee will also determine the term of the SAR (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (subject to a minimum vesting period of one year), and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of an SAR, a participant will be entitled to receive an amount equal to the difference between: (i) the fair market value of a share of Common Stock on the exercise date; and (ii) the exercise price per share of Common Stock, multiplied by the number of shares of Common Stock with respect to which the SAR is exercised. Each SAR will be settled in shares of Common Stock.

Restricted Stock and RSUs

Our Compensation and Organization Committee may grant shares of Restricted Stock or RSUs at any time during the term of the 2016 Associates LTIP in such number, and upon such terms and conditions, as our Compensation and Organization Committee determines. Restricted Stock consists of shares of Common Stock and RSUs consist of units, each of which represents a share of Common Stock. Both Restricted Stock and RSU awards are issued to a participant subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (i) a requirement that the participant pay a purchase price for each share of Restricted Stock or RSU; (ii) restrictions based on the achievement of specific performance goals; (iii) time-based restrictions; or (iv) holding requirements or sale restrictions upon vesting and settlement. Our Compensation and Organization Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock and/or RSU award, all of which will be reflected in the related award agreement. Except as otherwise set forth in the 2016 Associates LTIP or described in the related award agreement, in connection with a participant’s termination due to death, disability or Retirement (as such term is defined in the 2016 Associates LTIP): (i) no condition on vesting of Restricted Stock or RSUs that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year; and (ii) no condition on vesting of Restricted Stock or RSUs that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than in pro rata installments over a period of three years from the date of grant, with the first installment vesting no sooner than the first anniversary of the date of grant of the Restricted Stock or RSUs.

During the period that shares of Restricted Stock remain subject to forfeiture: (i) we may retain the certificates representing such shares; (ii) a participant may not sell or otherwise transfer such shares; and (iii) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to such shares (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to such shares). During the period that RSUs remain subject to forfeiture, a participant will have no rights as a stockholder (e.g., no right to vote or receive dividends), unless our Compensation and Organization Committee grants dividend equivalent rights as part of the RSU award.

At the end of the restriction period: (i) the participant will forfeit the shares of Restricted Stock and/or the RSUs if all terms, conditions and restrictions specified in the related award agreement have not been met; or (ii) we will distribute the shares of Restricted Stock to the participant and/or settle the RSUs if all terms, conditions and restrictions specified in the related award agreement have been met.

Performance-Based Awards

Under the terms of the 2016 Associates LTIP, our Compensation and Organization Committee may grant performance-based Restricted Stock and RSUs for which the grant, vesting, exercisability and/or settlement of such performance-based awards are conditioned on the attainment of performance goals during a specified performance period. Our Compensation and Organization Committee will base the performance goals on one or more of the performance criteria enumerated in the 2016 Associates LTIP.

As determined by our Compensation and Organization Committee, the selected performance criteria (i) may relate to the individual participant, the Company, one or more subsidiaries or affiliates of the Company and/or one or more divisions or business units of the Company, its subsidiaries or affiliates, (ii) may be measured either annually or cumulatively over a period of years, and (iii) may be applied on an absolute basis and/or be relative to one or more peer group companies or indices.

Our Compensation and Organization Committee will establish in writing the applicable performance goals, performance period and formula for computing the performance-based award while the outcome of the applicable

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performance goals is substantially uncertain. After the end of each performance period, our Compensation and Organization Committee will certify in writing whether the performance goals and other material terms imposed on the performance-based award have been satisfied. Our Compensation and Organization Committee has the authority to exercise negative discretion and reduce (but, to the extent that a performance-based award may be deductible under Section 162(m), as amended by the Tax Cuts and Jobs Act, not increase) the amount of a performance-based award actually paid to a participant.

No Dividends Payable with Respect to Unvested Awards

The 2016 Associates LTIP prohibits the payment of dividends or dividend equivalents with respect to any shares of Common Stock underlying an award granted under the 2016 Associates LTIP until such underlying shares of Common Stock have vested.

Clawback

If at any time after the date on which a 2016 Associates LTIP participant has been granted or becomes vested in an award pursuant to the achievement of a performance goal, our Compensation and Organization Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such award would not have been granted, vested or paid, given the correct data, then (i) such portion of the award that was granted will be forfeited and any related shares of the Company’s Common Stock (or if such shares were disposed of, the cash equivalent) will be returned to the Company as provided by our Compensation and Organization Committee, (ii) such portion of the award that became vested will be deemed to not be vested and any related shares of the Company’s Common Stock (or if such shares were disposed of, the cash equivalent) must be returned to the Company as provided by our Compensation and Organization Committee, and (iii) such portion of the award paid to the 2016 Associates LTIP participant must be repaid by the participant to the Company upon notice from the Company as provided by our Compensation and Organization Committee.

Termination of Employment

Our Compensation and Organization Committee will determine the extent to which each award granted under the 2016 Associates LTIP will vest and the extent to which a participant will have the right to exercise and/or settle the award in connection with a participant’s termination of employment. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. The minimum vesting and minimum exercisability conditions described above with respect to each type of award need not apply in the case of the death, disability or retirement of an associate or termination of employment of an associate in connection with a change of control.

Additional Forfeiture Provisions

Each award granted under the 2016 Associates LTIP is subject to additional restrictions contained in the plan document. These restrictions are applicable during the time of a participant’s employment by the Company or a subsidiary or affiliate of the Company, and during the one-year period following termination of the participant’s employment. These additional restrictions include: (i) a covenant that includes non-competition with the Company or any subsidiary or affiliate of the Company, as well as non-solicitation of customers, associates and suppliers of the Company or any subsidiary or affiliate of the Company; (ii) a covenant to protect any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company; (iii) a covenant to cooperate with the Company or any subsidiary or affiliate of the Company with regard to any action, suit or proceeding arising during the participant’s employment; and (iv) a covenant not to interfere with or harm the relationship of the Company or any subsidiary or affiliate of the Company with any person who at any time was a customer or supplier of, or otherwise had a business relationship with, the Company or any subsidiary or affiliate of the Company.

To the extent that a participant violates one or more of the additional restrictions described above, unless otherwise determined by our Compensation and Organization Committee, the following will apply to any award granted under the 2016 Associates LTIP:

•	The unexercised portion of each Option and each SAR held by the participant, whether or not vested, and any other award not then settled will be immediately forfeited and cancelled; and

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•

The participant will be obligated to repay to the Company, in cash, the total amount of any gain realized by the participant upon each exercise of an Option or an SAR or settlement of an award that occurred within any of the timeframes described in the 2016 Associates LTIP.

Change of Control

Except as otherwise provided by the Board or by our Compensation and Organization Committee in the related award agreement or at any time prior to a Change of Control (as such term is defined in the 2016 Associates LTIP), in the event of a Change of Control, with respect to an Option, an SAR, shares of Restricted Stock or RSUs, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time, which (i) is assumed by the acquiring or surviving company upon the Change of Control and there is an involuntary termination without cause of a participant within the three months prior to or 18 months following the Change of Control or (ii) is not assumed by the acquiring or surviving company upon the Change of Control:

•

In the case of an Option or SAR, the participant will have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of (a) the expiration of the Option or SAR under its original term, and (b) the date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following any involuntary termination without cause of the participant; and

•	In the case of Restricted Stock or RSUs, the award will become fully vested and will be settled in full.

Except as otherwise provided in the related award agreement, in the event of a Change of Control, with respect to any Restricted Stock or RSU, the grant, issuance, retention, vesting and/or settlement of which is based in whole or in part on the performance criteria and level of achievement versus such criteria, the following will apply:

•

In the case of an award in which fifty percent (50%) or more of the performance period applicable to the award has elapsed as of the date of the Change of Control, the participant will be entitled to payment, vesting or settlement of such award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by our Compensation and Organization Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such award was granted and the date of the Change of Control; and

•

In the case of an award in which less than fifty percent (50%) of the performance period applicable to the award has elapsed as of the date of the Change of Control, the participant will be entitled to payment, vesting or settlement of the target amount of such award, as determined by our Compensation and Organization Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such award was granted and the date of the Change of Control.

Transferability

Except as otherwise provided in a related award agreement: (i) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (ii) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award. Any award or other right (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the life of a participant, and may be exercised by such transferee(s) in accordance with the terms of the award, but only if and to the extent such transfer is permitted by our Compensation and Organization Committee, subject to any terms and conditions as our Compensation and Organization Committee may impose on such transfer in the applicable award agreement.

Tax Withholding and Tax Offset Payments

The Company and any subsidiary or affiliate of the Company is authorized to withhold from awards and related payments (including Common Stock distributions) amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an award by withholding Common Stock or other property, requiring a participant to remit to the Company an amount in cash or other property (including Common Stock) to satisfy such withholding requirements or by taking certain other actions. The Company can delay the delivery to a participant of Common Stock under any award to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

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Awards to Participants Outside the United States

Our Compensation and Organization Committee may modify the terms of any award under the 2016 Associates LTIP made to or held by a participant who is then resident or primarily employed outside of the United States in any manner deemed by our Compensation and Organization Committee to be necessary or appropriate in order that such award will conform to the laws, regulations and customs of the country in which the participant is then resident or primarily employed, or so that the value and other benefits of the award to the participant, as affected by foreign tax laws and other restrictions applicable as a result of the participant’s residence or employment abroad, will be comparable to the value of such an award to a participant who is resident or primarily employed in the United States. An award may be modified in a manner that is inconsistent with the express terms of the 2016 Associates LTIP, so long as such modification will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the participant whose award is modified.

No Rights as a Stockholder

Except as otherwise provided in the 2016 Associates LTIP or in a related award agreement, a participant will not have any rights as a stockholder with respect to shares of Common Stock covered by an award unless and until the participant becomes the record holder of such shares of Common Stock.

No Repricing

The 2016 Associates LTIP expressly prohibits the Board or our Compensation and Organization Committee, without stockholder approval, from amending or replacing previously granted Options or SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of Options or SARs in exchange for other Options or SARs with a lower exercise price, cancellation of Options or SARs for cash, or cancellation of Options or SARs for another grant if the exercise price of the cancelled Options or SARs is greater than the fair market value of the shares of Common Stock subject to the cancelled Options or SARs at the time of cancellation, other than in conjunction with a change of control or other adjustment expressly permitted under the 2016 Associates LTIP, or any other “repricing” as that term is used in Section 303A.08 of the NYSE Listed Company Manual.

Effective Date and Term

The 2016 Associates LTIP became effective on June 16, 2016 upon the approval of the 2016 Associates LTIP by our stockholders at the 2016 Annual Meeting. Unless earlier terminated by the Board, the authority of our Compensation and Organization Committee to make grants under the 2016 Associates LTIP will terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the 2016 Associates LTIP. Approval of the proposed amendment to the 2016 Associates LTIP at the Annual Meeting will extend the term of the 2016 Associates LTIP for ten years after the date of the Annual Meeting, which is June 9, 2021.

Amendment or Termination

The Board may amend, suspend or terminate the 2016 Associates LTIP at any time, except that no amendment or termination may be made without stockholder approval if: (i) such approval is required by any federal or state law or regulation or NYSE Rules or the rules of any other stock exchange or automated quotation system on which the Common Stock of the Company may then be listed or quoted; (ii) the amendment would materially increase the number of shares reserved for issuance and delivery under the 2016 Associates LTIP; (iii) the amendment would alter the provisions of the 2016 Associates LTIP restricting the Company’s ability to grant Options or SARs with an exercise price that is less than the fair market value of the underlying shares of Common Stock; or (iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “re-pricing” as such term is used in Section 303A.08 of the NYSE Listed Company Manual (or a successor provision).

New Benefits Under the 2016 Associates LTIP

The associates to be granted awards and the amount and nature of awards to be granted to a particular associate under the 2016 Associates LTIP are within the discretion of our Compensation and Organization Committee. Therefore, the associates who will become participants in the 2016 Associates LTIP in the future and the amount and nature of awards to be granted to any individual participant cannot be determined at this time.

None of the current non-associate directors has been or will be granted any awards under the 2016 Associates LTIP.

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United States Federal Income Tax Consequences

The following is a brief summary of the general United States federal income tax consequences relating to participation in the 2016 Associates LTIP. This summary is based on United States federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the United States federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant will be advised to consult with his or her tax advisor concerning the United States federal income tax and other tax consequences of participating in the 2016 Associates LTIP.

Incentive Stock Options

The Company intends for ISOs to qualify for the special treatment available under Section 422 of the Internal Revenue Code. A participant will not recognize taxable income when an ISO is granted, and we will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an ISO, provided that the participant was, without a break in service, an associate of the Company or a subsidiary of the Company during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to disability).

If a participant does not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the shares, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the shares of Common Stock in an amount equal to the lesser of: (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. We will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m)” below). Any amount realized in excess of the value of the shares of Common Stock on the date of exercise will be taxed as a capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Nonqualified Stock Options

A participant will not recognize any income when an NQSO is granted, and we will not receive a deduction at that time. However, when an NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares of Common Stock that the participant purchased on the date of exercise over the exercise price. If a participant uses shares of Common Stock or a combination of shares and cash to pay the exercise price of an NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of shares that the participant purchases over the number of shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When an NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognized (subject to the limitation described under “Section 162(m)” below).

If the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an NQSO is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an NQSO is less than the sum of the aggregate exercise price the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO.

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Stock Appreciation Rights

A participant will not recognize taxable income when an SAR is granted, and we will not receive a deduction at that time. When an SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the shares of Common Stock the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m)” below). If the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR.

Restricted Stock

Unless a participant makes an election under Section 83(b) of the Internal Revenue Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying shares of Common Stock are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the shares of Common Stock that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock. We generally will be entitled to a deduction equal to the income that the participant recognized (subject to the limitation described under “Section 162(m)” below).

If the amount a participant receives upon disposition of these shares of Common Stock is greater than the fair market value of the shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these shares of Common Stock is less than the fair market value of the shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the Restricted Stock vested.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the shares of Common Stock subject to the Restricted Stock award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognized at that time (subject to the limitation described under “Section 162(m)” below). However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the shares of Common Stock subject to a Restricted Stock award, any appreciation between the grant date and the date the participant disposes of the shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these shares of Common Stock is less than the fair market value of the shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.

Restricted Stock Units

A participant will not recognize taxable income when a RSU is granted, and we will not receive a deduction at that time. When a RSU vests and is settled, the participant will recognize ordinary income equal to the cash and/or the fair market value of the shares of Common Stock the participant receives at the time of settlement, and we will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m)” below).

If the amount a participant receives upon disposition of the shares of Common Stock received upon settlement of a RSU is greater than the fair market value of the shares of Common Stock at the time the participant recognized

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ordinary income with respect to the RSU, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares of Common Stock for more than one year after that time. Conversely, if the amount the participant receives upon disposition of these shares of Common Stock is less than the fair market value of the shares of Common Stock at the time the participant recognized ordinary income with respect to the RSU, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares of Common Stock for more than one year after that time.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-traded companies for compensation, including stock awards, in excess of $1,000,000 for certain “covered employees” in any year. The Company expects that a portion of the compensation expense related to awards under the 2016 Associate LTIP will not be deductible.

Section 409A

Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the 2016 Associates LTIP to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.

OUR COMPENSATION AND ORGANIZATION COMMITTEE AND THE FULL BOARD

UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR”

THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 2016 ASSOCIATES LTIP.

The approval of this proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

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Audit and Finance Committee Matters

Report of the Audit and Finance Committee for Fiscal 2020

The Audit and Finance Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is organized and conducts its business pursuant to a written charter, a copy of which is posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com.

The Audit and Finance Committee currently consists of five independent directors, each of whom has been determined by the Board to meet the heightened independence and financial literacy and expertise criteria for Audit and Finance Committee members under the NYSE Rules and applicable SEC rules. The Board has also designated each member of the Audit and Finance Committee as an “audit committee financial expert” as defined under the applicable SEC rules.

The Audit and Finance Committee’s responsibility is to provide independent, objective oversight of:

•	The integrity of the Company’s consolidated financial statements, including the review of major issues regarding accounting principles and financial statement presentation;

•

The effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting, including reviewing and discussing with management of the Company, the Company’s independent registered public accounting firm PricewaterhouseCoopers LLP (“PwC”), and the Company’s head of the Internal Audit Department, significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls, and any special audit steps adopted in response to such significant deficiencies or material weaknesses;

•	The compliance by the Company and its subsidiaries with legal and regulatory requirements, including the financial reporting and disclosure process;

•	The qualifications and independence of the Company’s independent registered public accounting firm;

•

The performance of the Company’s internal audit function and the Company’s independent registered public accounting firm, including the resolution of disagreements between management of the Company and the Company’s independent registered public accounting firm regarding financial reporting;

•	Compliance with the Company’s Code of Business Conduct & Ethics;

•

The Company’s enterprise risk management framework, the risk tolerance of the Company, the Company’s major financial risk exposures, including those related to cybersecurity and the impact of the COVID-19 pandemic, and the steps management had taken to monitor and control such exposures;

•	The appointment, compensation and retention of the chief audit executive, the head of the Company’s internal audit function;

•	The annual independent audit of the Company’s consolidated financial statements; and

•	The review and approval, as appropriate, of the financial plans and policies of the Company.

In fulfilling its oversight responsibilities, the Audit and Finance Committee engages in the review of the presentation of non-GAAP measures and metrics to understand how they are used to evaluate performance and whether they are consistently prepared and presented from period to period in accordance with the Company’s related policies and disclosure controls and procedures and in compliance with SEC rules and interpretations.

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting.

The Audit and Finance Committee is responsible for authorizing the appointment, compensation, and retention of, and overseeing the work of, the Company’s independent auditor. On an annual basis, the Audit and Finance Committee evaluates the qualifications, performance, tenure and independence of PwC and determines, after also considering the impact of a change in the Company’s independent auditor, whether to re-engage PwC. PwC has been the Company’s independent auditor since 1996. PwC rotates its lead audit engagement partner every five years and the Audit and Finance Committee takes a lead role in the process for evaluating and selecting the new lead audit

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engagement partner. PwC’s lead audit engagement partner will rotate for Fiscal 2021. The Audit and Finance Committee believes there are benefits to having an independent auditor with an extensive history with the Company, including higher quality audit work and accounting advice due to PwC’s institutional knowledge of the Company’s business and operations, accounting policies and financial systems, and internal control framework, as well as operational efficiencies.

PwC is subject to independence controls that mitigate the risks that may be associated with long auditor tenure. The Audit and Finance Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding PwC’s communications with the Audit and Finance Committee concerning independence, and has discussed with PwC that firm’s independence. The Audit and Finance Committee has concluded that PwC’s provision of permitted non-audit services to the Company and its subsidiaries is compatible with maintaining PwC’s independence. The Audit and Finance Committee has considered PwC’s provision of permitted non-audit services to the Company and its subsidiaries and concluded that the provision of such services has been compatible with maintaining PwC’s independence.

PwC is responsible for auditing and reporting on the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

In fulfilling its oversight responsibilities, the Audit and Finance Committee met with management of the Company, the Company’s Chief Audit Executive and PwC throughout the year. The Audit and Finance Committee met with the Company’s Chief Audit Executive and PwC, with and without management of the Company present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and PwC’s reports thereon which communicated a material weakness in the Company’s internal control over financial reporting, and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit and Finance Committee met with the Company’s Chief Financial Officer to review the process undertaken to evaluate the accuracy and fair presentation of the Company’s consolidated financial statements. The Audit and Finance Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any significant deficiencies or material weaknesses discovered, and the resulting plans for remediation of the identified material weakness in the Company’s internal control over financial reporting. In addition, the Audit and Finance Committee reviewed and discussed with PwC all matters required by PCAOB standards, including PwC’s audit report and expected critical audit matter (“CAM”) to understand the nature of the CAM, PwC’s basis for determining the CAM, and the expected description of the CAM in PwC’s audit report.

Management of the Company and PwC have represented to the Audit and Finance Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended January 30, 2021 were prepared in accordance with GAAP, and the Audit and Finance Committee has reviewed and discussed those audited consolidated financial statements with management of the Company and PwC.

As previously disclosed within “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2020 Form 10-K, a classification error was identified within the Company’s Condensed Consolidated Statements of Cash Flows in the Condensed Consolidated Financial Statements as of and for the periods ended May 2, 2020, August 1, 2020, and October 31, 2020, related to the presentation of the withdrawal of excess funds from the Company’s Rabbi Trust that occurred during the fiscal quarter ended May 2, 2020. This withdrawal was originally presented incorrectly as a cash inflow from operating activities, rather than as a cash inflow from investing activities. The effects of the classification error on the Condensed Consolidated Statement of Cash Flows were disclosed in “Note 21. Correction of Error in Previously Reported Interim Financial Statements (Unaudited)” of the Notes to Consolidated Financial Statements included within “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2020 Form 10-K. As previously disclosed within “ITEM 9A. CONTROLS AND PROCEDURES” of the Company’s Fiscal 2020 Form 10-K, management of the Company evaluated the effectiveness of the Company’s internal control over financial reporting and concluded that a material weakness existed in the Company’s internal control over financial reporting as of January 30, 2021, that the Company did not maintain effective internal control over financial reporting and that the Company’s disclosure controls and procedures were not effective as of January 30, 2021.

The Audit and Finance Committee met with PwC and management of the Company to discuss the material weakness identified and management’s efforts to remediate the material weakness. In PwC’s “Report of Independent

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Registered Public Accounting Firm” included within “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2020 Form 10-K, PwC reported that that the material weakness was considered by PwC in determining the nature, timing and extent of audit tests applied in PwC’s audit of the Company’s consolidated financial statements as of and for the fiscal year ended January 30, 2021, and that in PwC’s opinion, the Company did not maintain effective internal control over financial reporting and PwC’s opinion regarding the effectiveness of the Company’s internal control over financial reporting did not affect PwC’s opinion on those consolidated financial statements, which opinion was unqualified.

The Audit and Finance Committee is monitoring management’s activities to remediate the material weakness. Management of the Company has already commenced implementing new procedures that were designed as part of the Company’s remediation efforts, which include procedures designed to research and apply relevant accounting guidance regarding the classification of cash flow activities associated with new transaction types and to document conclusions of the Company’s management with respect to such analysis. The Audit and Finance Committee has received and will continue to receive updates on the Company’s remediation efforts, including regarding the testing status of the implemented procedures. Management of the Company has advised the Audit and Finance Committee that management believes these procedures will remediate the material weakness, but the material weakness will not be considered remediated until the controls related to these procedures operate for a sufficient period to allow for testing to determine the operating effectiveness of the controls. The Audit and Finance Committee is committed to ensuring management’s implementation of measures that are designed to remediate the internal control deficiency which was determined to be a material weakness.

Based on the Audit and Finance Committee’s (i) discussions with management of the Company and PwC and (ii) review of the report of PwC to the Audit and Finance Committee, the Audit and Finance Committee unanimously recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Fiscal 2020 Form 10-K filed on March 29, 2021.

Submitted by the Audit and Finance Committee: Kerrii B. Anderson (Chair), Michael E. Greenlees, Helen E. McCluskey, Kenneth B. Robinson and Nigel Travis

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Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

As noted above, PwC served as the Company’s independent registered public accounting firm during Fiscal 2020 and, in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended January 30, 2021 and internal control over financial reporting as of January 30, 2021.

On an annual basis in deciding whether to retain our current independent registered public accounting firm or engage a different independent registered public accounting firm (also referred to as the “Company’s independent audit firm”), our Audit and Finance Committee reviews the Company’s current independent audit firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. As part of this evaluation, factors considered by our Audit and Finance Committee include: PwC’s capabilities and expertise; the recent performance of PwC on the Company’s audit; management’s assessment of PwC’s performance; external data on audit quality, including results of recent PCAOB reports on PwC and its peers; PwC’s independence; the terms of the audit engagement; and the quality and candor of PwC’s communications to our Audit and Finance Committee. Subject to ratification by the stockholders of the Company, our Audit and Finance Committee has unanimously reappointed PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for Fiscal 2021. Although the Company’s governing documents do not require the submission of PwC’s appointment to the Company’s stockholders for ratification, the Company believes it is desirable to do so. If the appointment of PwC is not ratified, our Audit and Finance Committee will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

Fees billed for services rendered by PwC for each of Fiscal 2020 and Fiscal 2019 were as follows:

Type of Service	Fiscal 2020	Fiscal 2019(4)

Audit Fees (1)	$3,424,384	$3,238,689
Audit-Related Fees	$—	$—
Tax Fees (2)	$19,269	$19,037
All Other Fees (3)	$23,615	$ 29,363

Total	$3,467,268	$3,287,087

(1)

Audit Fees represent fees for Fiscal 2020 and Fiscal 2019 for professional services rendered by PwC in connection with the integrated audit of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q of $2,201,318 and $1,996,573, respectively, statutory audits of $1,213,000 and $1,235,668, respectively, and other services provided in connection with statutory and regulatory filings or engagements of $10,066 and $6,448, respectively.

(2)	Tax Fees for Fiscal 2020 and Fiscal 2019 represent fees relating to tax compliance matters.

(3)

All Other Fees for Fiscal 2020 and Fiscal 2019 represent fees for services other than those included above, including non-financial attestation services and payments made to PwC related to the use of accounting regulatory and disclosure databases.

(4)	The previously presented Fiscal 2019 fees were revised to reflect actual fees associated with the services rendered by PwC to the Company and its subsidiaries for Fiscal 2019.

Under applicable SEC rules, our Audit and Finance Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent audit firm in order to ensure that the provision of these services does not impair the independence of the Company’s independent audit firm from the Company and its subsidiaries. Annually, the Company’s management and the Company’s independent audit firm must jointly submit to our Audit and Finance Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit and non-audit services for the upcoming fiscal year. Our Audit and Finance Committee reviews each Pre-Approval Request with both the Company’s management and the Company’s independent audit firm.

During the course of the year, there may be additional audit or non-audit services that are identified by the Company’s management and are desired but were not contained in the annual Pre-Approval Request. Our Audit and Finance Committee will designate one or more of its members to have the authority to pre-approve interim requests for additional audit or non-audit services. These interim pre-approval procedures are to be used only for services that

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are less than $100,000 and requests for services greater than $100,000 must be approved by the full Audit and Finance Committee.

All of the services rendered by PwC to the Company and its subsidiaries during Fiscal 2020 and Fiscal 2019 were pre-approved by our Audit and Finance Committee.

OUR AUDIT AND FINANCE COMMITTEE AND THE FULL BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC.

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for Fiscal 2021 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will not be treated as votes cast.

Stockholder Proposals for 2022 Annual Meeting

Any stockholder of the Company seeking to present a proposal pursuant to Exchange Act Rule 14a-8 to be considered for inclusion in the Company’s proxy statement for the 2022 Annual Meeting, must submit the proposal in accordance with Exchange Act Rule 14a-8 and deliver it to the Company at the address set forth below no later than the close of business on December 27, 2021. Only those proposals that comply with the requirements of Exchange Act Rule 14a-8 will be included in the Company’s proxy statement for the 2022 Annual Meeting.

Stockholders of the Company seeking to bring business before the 2022 Annual Meeting outside of Exchange Act Rule 14a-8, or to nominate candidates for election as directors at the 2022 Annual Meeting, must provide timely written notice to the Company and comply with certain other requirements specified in the Company’s Amended and Restated Bylaws. The notice of a proposing stockholder must be in writing and delivered in person or by United States certified mail, postage prepaid, and received by the Corporate Secretary of the Company, at the address set forth below, not less than 120 days nor more than 150 days prior to the June 9, 2022 anniversary date of the Annual Meeting. As a result, notices with respect to proposed business outside of Exchange Act Rule 14a-8, or nominations for election as directors, for the 2022 Annual Meeting must be received no earlier than the close of business on January 10, 2022 and not later than the close of business on February 9, 2022. The notice requirements applicable to nominations are described above in the “PROPOSAL 1 — ELECTION OF DIRECTORS — Director Nominations” section of this Proxy Statement beginning on page 8.

Under Section 1.09 of the Company’s Amended and Restated Bylaws, a stockholder wishing to bring business (other than nominations for election to the Board) before the 2022 Annual Meeting must be a stockholder of record on both the date of the giving of the required notice of proposed business and the record date for determining the stockholders entitled to notice of and to vote at the 2022 Annual Meeting. The notice to be submitted by a proposing stockholder must include the following information:

•

as to each matter the stockholder proposes to bring before the 2022 Annual Meeting (other than nominations for election to the Board), a brief description of the business desired to be brought before the 2022 Annual Meeting, including the complete text of any resolutions to be presented, and the reasons for conducting such business at the 2022 Annual Meeting;

•	as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made:

–	the name and address of each such person;

–

(A) the class and number of all shares of the Company owned beneficially or of record by such person and any affiliates or associates of such person; (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder; (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to the shares of the Company; and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of

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the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company;

–

a description of all agreements, arrangements or understandings (written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person, or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person;

–	a representation that the stockholder giving notice intends to appear in person or by proxy at the 2022 Annual Meeting to bring the business described in the stockholder’s notice; and

–

any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person pursuant to the SEC’s proxy rules.

Proposals by stockholders intended to be presented at the 2022 Annual Meeting and/or considered for inclusion in the Company’s proxy statement for the 2022 Annual Meeting must be delivered or mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Corporate Secretary.

Questions and Answers About Our Annual Meeting and Voting

When will the Annual Meeting be held?

The Annual Meeting will be held virtually via a live webcast on Wednesday, June 9, 2021, at 10:00 a.m., Eastern Daylight Time.

Why am I being provided with access to this Proxy Statement?

We are required by the SEC to give you, or provide you access to, this Proxy Statement because the Board is soliciting your proxy to vote your shares of Common Stock at the Annual Meeting. This Proxy Statement summarizes the information you need in order to vote at the Annual Meeting.

What is a proxy?

A proxy is your designation of another person to vote shares of Common Stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy, a form of proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Scott Lipesky and Gregory J. Henchel have been designated on behalf of the Board as the proxies to cast the vote of the Company’s stockholders at the Annual Meeting.

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What are the voting requirements for the proposals to be acted upon at the Annual Meeting and discussed in this Proxy Statement?

Proposal	Voting Standard	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1 – Election of Eleven Directors	Majority of votes cast	No effect	No effect

Proposal 2 – Non-Binding Advisory Resolution to Approve Executive Compensation (1)	Majority of votes cast	No effect	No effect

Proposal 3 – Approval of an Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 1,100,000 Additional Shares	Majority of votes cast	Treated as vote against	No effect

Proposal 4 – Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending January 29, 2022	Majority of votes cast	No effect	Your broker, bank or nominee may vote in its discretion

(1)

As an advisory vote, the proposal to approve executive compensation is not binding upon the Company but the Board and our Compensation and Organization Committee will give careful consideration to the results of voting on this proposal.

What are the Board’s recommendations for the proposals to be acted upon at the Annual Meeting and how will my shares be voted?

Subject to revocation, all forms of proxy that are properly completed and timely received will be voted in accordance with the instructions you give. If no instructions are given (except in the case of broker non-votes), the persons named as proxies will vote the shares of Common Stock in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. The Board’s recommendations are summarized in the table below.

Proposal	Board Vote Recommendation	For More Information, See Page

Proposal 1 – Election of Eleven Directors	FOR each director nominee	8

Proposal 2 – Non-Binding Advisory Resolution to Approve Executive Compensation	FOR	36

Proposal 3 – Approval of an Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 1,100,000 Additional Shares	FOR	70

Proposal 4 – Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending January 29, 2022	FOR	84

Who can vote at the Annual Meeting?

Only holders of shares of the Company’s Common Stock of record at the close of business on April 12, 2021 or such stockholders’ proxies are entitled to receive notice of, and vote at, the Annual Meeting. At the close of business on April 12, 2021, there were 61,934,503 shares of Common Stock outstanding and entitled to vote. There are no other voting securities of the Company outstanding. Each stockholder is entitled to one vote on each matter voted upon at the Annual Meeting for each share of Common Stock held. To be able to vote your shares at the Annual Meeting, the records of the Company must show that you held your shares at the close of business on April 12, 2021.

How do I attend the Annual Meeting?

You can attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/ANF2021. You will not be able to attend the Annual Meeting in person. The live webcast of the Annual Meeting will begin promptly at 10:00 a.m., Eastern Daylight Time, on Wednesday, June 9, 2021. All stockholders may attend and listen to the live webcast of the Annual Meeting. If you are a stockholder of record, you may electronically vote your shares and submit questions at the Annual Meeting by using the 16-digit control number that is printed in the box

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on your Notice of Internet Availability of Proxy Materials or proxy card (if you received a printed copy of the proxy materials). We recommend that you log in at least 15 minutes before the Annual Meeting to ensure ample time to complete the check-in procedures. A replay of the Annual Meeting audio webcast will be available on our website for approximately one year following the Annual Meeting.

You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed in this Proxy Statement.

What is a Notice of Internet Availability of Proxy Materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Stockholders, this Proxy Statement and our Annual Report 2020, which includes our Fiscal 2020 Form 10-K, by providing access to such documents over the Internet. Generally, stockholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability of Proxy Materials that provides instructions for accessing our proxy materials over the Internet was mailed directly to registered stockholders. The Notice of Internet Availability of Proxy Materials also provides instructions regarding how registered stockholders may vote their shares over the Internet. Registered stockholders who prefer to receive a paper or e-mail copy of our proxy materials must follow the instructions provided in the Notice of Internet Availability of Proxy Materials for requesting such materials.

The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote.

A notice that directs beneficial owners of our shares to the website where they can access our proxy materials is to be forwarded to each beneficial stockholder by the brokerage firm, bank or other holder of record that is considered the registered owner with respect to the shares of the beneficial stockholder. Such brokerage firm, bank or other holder of record is to also provide each beneficial owner of our shares with instructions on how the beneficial stockholder may request a paper or e-mail copy of our proxy materials.

To enroll in the electronic delivery service for future stockholder meetings, use your Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is the difference between holding shares as a holder of record and as a beneficial owner?

If, at the close of business on April 12, 2021, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered a holder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. As a holder of record, you may vote your shares electronically at the Annual Meeting or by proxy.

If, at the close of business on April 12, 2021, your shares were held in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and a notice directing you to the website where you can access our proxy materials is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting other than the ratification of the appointment of the Company’s independent registered public accounting firm. Please direct your broker how to vote your shares following the instructions provided by your broker.

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How do I vote my shares?

If you are a registered stockholder (i.e., you hold your shares of record), you may vote your shares using one of the following methods (please also see the information provided above and below concerning the difference in how to vote if you hold shares beneficially through a brokerage firm, bank or other nominee instead of as the registered holder — beneficial holders should follow the voting instructions provided by their respective nominees):

•	Over the Internet. Go to www.proxyvote.com.

Have available the information that is printed in the box on your Notice of Internet Availability of Proxy Materials and visit www.proxyvote.com. You can use the Internet 24 hours a day, seven days a week, to submit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on June 8, 2021. Have your proxy card (if you requested a printed copy of the proxy materials) or Notice of Internet Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

•	By telephone. Call 1-800-690-6903.

You can use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 8, 2021. Have your proxy card (if you requested a printed copy of the proxy materials) or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.

•	By e-mail. E-mail sendmaterial@proxyvote.com.

If you wish to request proxy materials by e-mail, please send a blank e-mail including in the subject line the information that is printed in the box on your Notice of Internet Availability of Proxy Materials. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 26, 2021 to facilitate timely delivery of the proxy materials.

•

By mail. If you received a printed copy of the proxy materials, you may submit your vote by completing, signing, dating, and mailing your proxy card and returning it in the postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 8, 2021 to be voted at the Annual Meeting.

•	During the Annual Meeting. Visit www.virtualshareholdermeeting.com/ANF2021

Registered stockholders may attend the Annual Meeting via the Internet and vote electronically during the Annual Meeting. Have available the information that is printed in the box on your Notice of Internet Availability of Proxy Materials or your proxy card (if you requested a printed copy of the proxy materials) in hand when you access the website and follow the instructions to vote during the Annual Meeting.

If, prior to the Annual Meeting, you vote over the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated, and returned a proxy card. If, prior to the Annual Meeting, you vote over the Internet or by telephone, do not return a proxy card unless you intend to revoke your previously submitted proxy.

If I am a stockholder holding shares in “street name,” how do I vote?

If you hold your shares in “street name” with a brokerage firm, bank or other nominee, the holder of record will send you instructions as to how to instruct the holder of record to vote your shares. Your broker is permitted to vote your shares with respect to the “routine” proposal to ratify the appointment of the Company’s independent registered public accounting firm without your instruction as to how to vote but will not be permitted to vote your shares with respect to any of the other proposals at the Annual Meeting without your instructions as to how to vote.

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If you hold your shares in “street name,” you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the brokerage firm, bank or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker or other nominee.

What is a “broker non-vote”?

A “broker non-vote” occurs when a stockholder holds our shares of Common Stock in “street name” through a broker or similar organization, and the stockholder does not provide the broker or other organization with instructions within the required timeframe before the Annual Meeting as to how to vote the shares on “non-routine” matters. The only proposal this year which is considered “routine” is the ratification of the appointment of the Company’s independent registered public accounting firm. Under the NYSE Rules, your broker cannot vote your shares on non-routine matters unless your broker receives instructions from you as to how to vote.

How can I revoke my proxy or change my vote?

If you are a registered stockholder, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	Signing and returning a new proxy card with a later date — only your latest-dated proxy card received by June 8, 2021, will be counted;

•	Submitting a later-dated vote by telephone or over the Internet — only your latest telephone or Internet proxy received by 11:59 p.m., Eastern Daylight Time, on June 8, 2021, will be counted;

•	Participating in the Annual Meeting live via the Internet and voting again; or

•	Delivering a written revocation to our Corporate Secretary at 6301 Fitch Path, New Albany, Ohio 43054, to be received no later than June 8, 2021.

If you hold your shares in “street name,” you must contact the broker or other nominee holding your shares and follow the instructions of the broker or other nominee for revoking or changing your vote.

Who is paying for the cost of this proxy solicitation?

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability of Proxy Materials (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Stockholders, the proxy card and our Annual Report 2020, which includes our Fiscal 2020 Form 10-K) to registered stockholders as of the close of business on April 12, 2021, the brokers, banks and other nominees holding our shares for beneficial owners must provide a notice as to where the beneficial owners can access our proxy materials to the beneficial owners for whom they hold our shares in order that such shares may be voted. Solicitation may also be made by our directors, officers and select other Company associates telephonically, electronically or by other means of communications. Directors, officers and associates who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. In addition, the Company has retained Innisfree to aid in the solicitation of proxies for a fee of $15,000, plus out-of-pocket expenses.

The Company will reimburse Innisfree, as well as brokerage firms, banks and other custodians, fiduciaries and nominees, who are record holders of shares of our Common Stock not beneficially owned by them for their reasonable costs in sending proxy materials to stockholders who beneficially own our shares. The Company will bear the costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access or telephone usage fees which may be charged to stockholders.

What is householding?

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to send: (i) a single annual report (including our Annual Report on Form 10-K) and/or a single proxy statement or (ii) a single Notice of Internet Availability of Proxy Materials to multiple registered stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. A registered stockholder at a shared address may call Broadridge, toll free, 1-866-540-7095, or write to Broadridge, Householding

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Department, 51 Mercedes Way, Edgewood, New York 11717, to: (i) request additional copies of this Proxy Statement and the Company’s Annual Report 2020, which includes our Fiscal 2020 Form 10-K, or the Notice of Internet Availability of Proxy Materials; (ii) notify the Company that such registered stockholder wishes to receive a separate annual report (including our Annual Report on Form 10-K) to stockholders, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future; or (iii) notify the Company that such registered stockholders sharing an address which to receive a single annual report (including our Annual Report on Form 10-K) to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, if such stockholders are currently receiving multiple copies. If you hold shares of Common Stock in street name, you may revoke your consent to householding by notifying your broker.

Are there any cumulative voting rights in the election of directors?

No.

What constitutes a quorum to hold and transact business at the Annual Meeting?

A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock. If you are a registered stockholder and submit a proxy, your shares of Common Stock will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this Proxy Statement and listed on the form of proxy. If your shares of Common Stock are held in the name of your broker or other nominee, and you do not instruct your broker or other nominee how to vote your shares of Common Stock, these shares will still be counted for purposes of determining the presence or absence of a quorum for the transaction of business if your broker or other nominee submits a proxy.

How are votes tabulated?

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting.

How do I nominate a director using the “Proxy Access” provisions under the Company’s Amended and Restated Bylaws?

The Company’s “Proxy Access” for director nominations bylaw permits a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of the Company’s Common Stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in Section 2.04 of the Company’s Amended and Restated Bylaws.

A nominating stockholder must be a stockholder of record on both the date of the giving of the required notice of proposed nomination and the record date for determining the stockholders entitled to notice of and to vote at the relevant meeting of the stockholders. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation. The recommendation must also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, must accompany any such recommendation.

The informational requirements for stockholders with respect to the nomination of director candidates are detailed and include the disclosure of all derivative and synthetic instruments and short interests held by the nominating stockholder and such stockholder’s affiliates or associates as well as by any proposed nominees.

The notice of a nominating stockholder in respect of an annual meeting of stockholders must be in writing and delivered in person or by United States certified mail, postage prepaid, and received by the Corporate Secretary of the Company, at the Company’s principal executive offices at 6301 Fitch Path, New Albany, Ohio 43054, not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, which, for purposes of the Company’s 2022 Annual Meeting, means no earlier than the close of business on January 10, 2022 and no later than the close of business on February 9, 2022.

A stockholder providing notice of any nomination proposed to be made at an annual meeting of stockholders must update and supplement such notice, if necessary, so that the information provided is true and correct as of the record date for determining the stockholders entitled to receive notice of and vote at the relevant annual meeting of stockholders, with such update and supplement to be received by the Company’s Corporate Secretary, at the Company’s principal executive offices, not later than five business days after such record date.

Abercrombie & Fitch Co. 2021 Proxy Statement	91

What should I do if I have other questions or if I require technical support during the Annual Meeting?

If you have any questions or require any assistance with voting your shares, please contact Innisfree, our proxy solicitor, using the contact information listed below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)

Stockholders May Call: (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be provided on the Annual Meeting website log-in page.

Other Matters

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

Abercrombie & Fitch Co. 2021 Proxy Statement	92

APPENDIX A

ABERCROMBIE & FITCH CO.

2016 LONG-TERM INCENTIVE PLAN FOR ASSOCIATES

(as proposed to be amended)

[NOTE: Strike-out text proposed to be deleted; double-

underlined text proposed to be added.]

1. Purpose. The purpose of this 2016 Long-Term Incentive Plan for Associates (the “Plan”) is to aid Abercrombie & Fitch Co., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding certain associates of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders of the Company by closely aligning the interests of Participants with those of stockholders. The Plan authorizes equity-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Limit” shall have the meaning specified in Section 5(b).

(b) “Award” means any Option, SAR, Restricted Stock or Restricted Stock Unit, together with any related right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(d) “Board” means the Company’s Board of Directors.

(e) “Change of Control” has the meaning specified in Section 9.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and the Internal Revenue Service.

(g) “Committee” means the Compensation and Organization Committee of the Board, the composition and governance of which is established in the Committee’s charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s charter or the Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, in which case the term “Committee” shall refer to the Board.

(h) “Covered Associate” means an Eligible Person who is a Covered Associate as specified in Section 11(j).

(i) “Effective Date” means the effective date specified in Section 11(q).

(j) “Eligible Person” has the meaning specified in Section 5.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(l) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such Fair Market Value is being determined or, if there is no closing price on that day, then the closing price on the last previous day on which a closing price was reported.

(m) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(n) “Option” means a right, granted under the Plan, to purchase Stock.

(o) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(p) “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and to a risk of forfeiture.

(q) “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.

(r) “Retirement” means, unless otherwise stated by the Committee (or the Board) in an applicable Award agreement, a Participant’s voluntary termination of employment after achieving 65 years of age.

(s) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(t) “Share Pool” has the meaning specified in Section 4.

(u) “Stock” means the Company’s Class A Common Stock, par value $0.01 per share, and any other equity securities of the Company or another issuer that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(v) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

3.	Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto (including outstanding Awards); to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders of the Company.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as “performance-based compensation”, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or associates of the Company, and such administrator(s) may have the authority to grant Awards under the Plan, as may be determined by the Committee from time to time, to execute and distribute Award agreements or other documents evidencing or relating to Awards granted by the Committee under the Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company or that would cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (ii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iii) to make any determination required to be made by the Committee under the New York Stock Exchange corporate governance standards applicable to listed company compensation committees (currently, Rule 303A.05). Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in the Plan to the Committee shall include any such administrator. The Committee established pursuant to Section 3(a) and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or associate of the Company or a subsidiary or affiliate of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or associate of the Company or a subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 10,350,000~~9,250,000~~ (the “Share Pool”). Subject to limitations provided in Section 6(b)(iv), up to 500,000 authorized shares may be granted as ISOs under the Plan. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). (i) Except as set forth below, to the extent that an Award granted under the Plan expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to the Participant, settled only in cash or settled by the issuance of fewer shares than the number underlying the Award, the shares retained by or tendered to the Company will be available under the Plan. (ii) Shares that are withheld from an Award of Restricted Stock or RSUs granted under the Plan to cover withholding tax obligations related to that Award or shares that are separately tendered by the Participant (either by delivery or attestation) in payment of such taxes shall be deemed to constitute shares not delivered to the Participant and will be available for future grants under the Plan. (iii) Shares that are withheld from, or that are tendered by a Participant (either by delivery or attestation) in connection with, an Award of Options or SARs granted under the Plan to cover withholding tax obligations related to that Award or the exercise price of that Award, shall be deemed to constitute shares delivered to the Participant and shall not be available for future grants under the Plan. For purposes of clarity, upon the exercise of an Option or SAR, the gross number of shares exercised, and not solely the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan and the shares subject to the exercised Option or SAR that are not issued or delivered upon such exercise will not be available for future grants under the Plan. (iv) In addition, in the case of any Award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, shares issued or issuable in connection with such substitute Award shall not be counted against the Share Pool.

5.	Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an associate of the Company or any subsidiary or affiliate of the Company, including any person who has been offered employment by the Company or a subsidiary or affiliate of the Company, provided that such prospective associate may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate of the Company. An associate on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate of the Company for purposes of eligibility for participation in the Plan, if so determined by the Committee. For purposes of the Plan, a joint venture in which the Company or a subsidiary of the Company has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, who will become Eligible Persons are eligible for grants of substitute awards granted through the assumption of, or in substitution for, such outstanding awards previously granted, under the Plan in connection with such transaction, if so determined by the Committee.

(b) Per-Person Award Limitations. During any calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under Section 6(b), Section 6(c), Section 6(d), or Section 6(e) up to the Annual Limit (such Annual Limit to apply in the aggregate for all types of Award authorized under the Plan). A Participant’s Annual Limit, in any calendar year during any part of which the Participant is then eligible under the Plan, shall equal 1,000,000 shares, subject to adjustment as provided in Section 11(c).

6.	Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e) and Section 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan. The minimum vesting and minimum exercisability conditions described below need not apply (i) in the case of the death, disability or Retirement of the Participant or termination of employment of a Participant in connection with a Change of Control, and (ii) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) in any form permitted under the Plan without regard to such minimum vesting or minimum exercisability requirements.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary, such exercise price shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date. Notwithstanding the foregoing, any substitute award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, may be granted with an exercise price per share of Stock other than as required above.

(ii) No Repricing. Without the approval of stockholders of the Company, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an Option or exchange for another Option with a lower exercise price, cancellation of an Option for cash, or cancellation of an Option for another grant if the exercise price of the cancelled Option is greater than the Fair Market Value of the shares of Stock subject to the cancelled Option at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).

(iii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, provided that, notwithstanding anything contained herein to the contrary, the sole and exclusive basis for determining both the vesting and exercisability of an Option will be the passage of a specific period of time (which at a minimum shall be a period of one year) or the occurrence or non-occurrence of certain specific performance related or non-performance related events (e.g., death, disability or termination of employment in connection with a Change of Control). In addition, the Committee shall determine the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k) and Section 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iv) ISOs. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an ISO: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant, and (B) termination of employment will occur when the person to whom an Award was granted ceases to be an associate (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (X) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (Y) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom the SAR is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change of Control Price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6 (b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem with an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (X) fixed as of the grant date, and (Y) not less than the Fair Market Value of a share of Stock on the grant date.

(ii) No Repricing. Without the approval of stockholders of the Company, the Committee will not amend or replace previously granted SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an SAR in exchange for another SAR with a lower exercise price, cancellation of an SAR for cash, or cancellation of an SAR for another grant if the exercise price of the cancelled SAR is greater than the Fair Market Value of the shares of Stock subject to the cancelled SAR at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).

(iii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on future service requirements which at a minimum shall be a period of one year), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not an SAR shall be freestanding or in tandem or combination with any other Award. Limited SARs, that may only be exercised in connection with a Change of Control or termination of service following a Change of Control as specified by the Committee, may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Subject to Section 6(d)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Upon any forfeiture of Restricted Stock, a Participant shall cease to have any rights of a stockholder of the Company and shall return any certificates representing such Restricted Stock to the Company.

(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which they relate. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i) Award and Restrictions. Subject to Section 6(e)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder of the Company, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(e)(iii) below.

(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Stock covered by an Award of RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

7.	Performance-Based Compensation.

(a) Performance Goals Generally. If the Committee specifies that any Restricted Stock or RSU Award is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, issuance, vesting and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7. The performance goal for such Awards shall consist of one or more business criteria and the level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7. The performance goal shall be an objective business criteria enumerated under Section 7(c) and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”. Performance goals may differ for Awards granted to any one Participant or to different Participants.

(b) Timing for Establishing Performance Conditions. A performance goal shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such performance-based Award or (ii) the time 25% of such performance period has elapsed.

(c) Business Criteria. For purposes of the Plan, a “performance goal” shall mean any one or more of the following business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:

(i) gross sales, net sales, comparable store sales or comparable sales;

(ii) gross margin, cost of goods sold, mark-ups or mark-downs;

(iii) selling, general and administrative expenses;

(iv) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or special items;

(v) net income or net income per common share (basic or diluted);

(vi) inventory turnover or inventory shrinkage;

(vii) return on assets, return on investment, return on capital, or return on equity;

(viii) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(ix) economic profit or economic value created;

(x) stock price or total stockholder return; and

(xi) market penetration, geographic expansion or new concept development; customer satisfaction; staffing; diversity; training and development; succession planning; associate satisfaction; or acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance conditions, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified performance conditions relating to such Awards, and the amount of any final Award shall be recorded in writing in the case of Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each such Award granted to a Covered Associate, that the performance objective relating to the performance-based Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(e) Settlement of Performance-Based Awards; Other Terms. Settlement of performance-based Awards shall be in cash or Stock, in the Committee’s discretion. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of a Participant’s death, disability or Retirement, in connection with a Change of Control or, subject to the one-year performance condition set forth in Section 6(d)(ii) and Section 6(e)(ii), in connection with any other termination of employment prior to the end of a performance period or settlement of such Awards.

(f) Right of Recapture. If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 7(c), the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

8.	Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, and Tandem Awards. Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate of the Company, or any business entity to be acquired by the Company or a subsidiary or affiliate of the Company, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate of the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(iii) and Section 6(c)(iii) or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards. Subject to the terms of the Plan (including Section 11(k) and Section 11(l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events, subject to Section 6(b)(iv), Section 11(k) and Section 11(l).

(d) No Dividends Payable with Respect to Unvested Awards. Notwithstanding anything in the Plan to the contrary, with respect to any Award under the Plan, no dividends (or dividend equivalents) shall be payable with respect to any shares of Stock underlying an Award until such underlying shares of Stock have vested.

9.	Change of Control.

(a) Impact of Event. Unless the Board or the Committee provides otherwise (either at the time of grant of an Award or thereafter) prior to a Change of Control, this Section 9(a) shall govern the treatment of any Option, SAR, Restricted Stock or RSU, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control assumes upon and maintains following the Change of Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change of Control), if there occurs an involuntary termination without cause of the Participant holding such Award (excluding voluntary resignation, death, disability or Retirement) within three months prior to or eighteen months following the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9(a), as applicable. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control does not assume upon the Change of Control, immediately prior to the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9 (a), as applicable. The treatment provided for under this Section 9(a) is as follows:

(i) in the case of an Option or SAR, the Participant shall have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of the expiration of the Option or SAR under its original term and a date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following such date of termination of employment; and

(ii) in the case of Restricted Stock or RSUs, the Award shall become fully vested and shall be settled in full.

The Committee may also, through the terms of an Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a transaction intended to result in a Change of Control, no provision is made in such transaction for the assumption and continuation of outstanding Awards.

(b) Effect of Change of Control upon Performance-Based Awards. Unless the Committee specifies otherwise in the terms of an Award prior to a Change of Control, this Section 9(b) shall control the treatment of any Restricted Stock or RSU if, at the time of the Change of Control, the grant, issuance, retention, vesting and/or settlement of such Award is based in whole or in part on performance criteria and level of achievement versus such criteria. In the case of an Award subject to this Section 9(b) in which fifty percent (50%) or more of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by the Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. In the case of an Award subject to this Section 9(b) in which less than fifty percent (50%) of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. The Committee may determine either in advance or at the time of the Change of Control the treatment of the pro-rata portion of an Award attributable to the portion of the performance period occurring after the date of the Change of Control.

Notwithstanding the foregoing, in no event shall the treatment specified in Section 9(a) and Section 9(b) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change of Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified associates”), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 9(b)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Section 409A(a) (1)(B) of the Code on a Participant holding such Award.

(c) Definition of Change of Control. For purposes of the Plan, the term “Change of Control” shall mean, unless otherwise defined in an Award agreement, an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i) any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

10.	Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate of the Company, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section 10, the term “Award Gain” shall mean (X) in respect of a given Option exercise, the product of (1) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (2) the number of shares as to which the Option was exercised at that date, and (Y) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to the Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during a Participant’s employment by the Company or a subsidiary or affiliate of the Company, or during the one-year period following termination of such employment:

(i) The Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee (associate), employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company or a subsidiary or affiliate of the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate of the Company; (B) induces any customer or supplier of the Company or a subsidiary or affiliate of the Company, with which the Company or a subsidiary or affiliate of the Company has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate of the Company; or (C) induces, or attempts to influence, any associate of or service provider to the Company or a subsidiary or affiliate of the Company to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company and the subsidiaries and affiliates of the Company conduct on any particular date and which third parties may reasonably be deemed to be in competition with the Company or a subsidiary or affiliate of the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity.

(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate of the Company, any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company, including but not limited to information regarding the Company’s and its subsidiaries’ and affiliates’ current and potential customers, organization, associates, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by the Participant’s breach of this provision), except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, associates, advisors, businesses or reputations, except as required by law or pursuant to legal process.

(iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.

(iv) The Participant, alone or in conjunction with another person, (A) interferes with or harms, or attempts to interfere with or harm, the relationship of the Company or any subsidiary or affiliate of the Company with any person who at any time was a customer or supplier of the Company or any subsidiary or affiliate of the Company or otherwise had a business relationship with the Company or any subsidiary or affiliate of the Company; or (B) hires, solicits for hire, aids in or facilitates the hire, or causes to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company or any subsidiary or affiliate of the Company.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity set forth in Section 10(b)(i), including but not limited to competition with the Company and its subsidiaries and affiliates. The non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and a Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and Section 10(b).

(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section 10, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11.	General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Committee may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse Stock split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, including the share limits, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(k) and Section 11(l)) or other Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets affecting any performance conditions), or in response to changes in applicable laws, regulations, or accounting principles; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, Restricted Stock or RSUs granted under the Plan to Participants designated by the Committee as Covered Associates and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Associates and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the

Committee, or in satisfaction of other tax obligations. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders of the Company or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:

(i) if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or

(ii) if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan; or

(iii) if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or

(iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

The Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders of the Company for approval; and provided further, that, without the consent of an affected Participant, no such Board (or any Committee) action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such actions result in an income tax penalty on the Participant). With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff. The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. In addition, nothing herein shall prevent the Committee from authorizing the payment in cash of any amounts with respect to forfeited Awards. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Associates and other Awards designated as Awards to Covered Associates subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Section 7, including the definitions of Covered Associate and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Associate with respect to a fiscal year that has not yet been completed, the term Covered Associate as used herein shall mean only a person designated by the Committee as likely to be a Covered Associate with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, any Award that is deferred compensation within the meaning of Code Section 409A shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(l) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Section 8(c), Section 11(c) and Section 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to “equity” accounting with a measurement date at the date of grant under applicable accounting standards shall not become subject to “liability” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “liability” accounting.

(m) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(n) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(o) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken thereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate of the Company, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate of the Company to terminate any Eligible Person’s or Participant’s employment at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and associates, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(p) Severability; Entire Agreement. If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(q) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved the Plan in accordance with applicable law and stock exchange requirements (such date, the “Effective Date”). Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

2021 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ABERCROMBIE & FITCH CO. P.O. BOX 182168 COLUMBUS, OH 43218 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m., Eastern Daylight Time, on June 8, 2021. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ANF2021 You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Daylight Time, on June 8, 2021. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions. VOTE BY MAIL If you received a printed copy of the proxy materials, mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D43637-P53517 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ABERCROMBIE & FITCH CO. The Board of Directors recommends you vote "FOR" the election of each of the following nominees: 1. Election of Directors Nominees: For Against Abstain 1a. Kerrii B. Anderson 1b. Terry L. Burman 1c. Felix J. Carbullido 1d. Susie Coulter 1e. Sarah M. Gallagher 1f. James A. Goldman 1g. Michael E. Greenlees 1h. Fran Horowitz 1i. Helen E. McCluskey 1j. Kenneth B. Robinson 1k. Nigel Travis The Board of Directors recommends you vote "FOR" the proposals under Items 2, 3 and 4: For Against Abstain 2. Approval of a non-binding advisory resolution to approve executive compensation. 3. Approval of an amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to authorize 1,100,000 additional shares. 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2022. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation, partnership or other entity, please sign in full entity name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, JUNE 9, 2021, AT 10:00 A.M., EASTERN DAYLIGHT TIME Access to this year's virtual Annual Meeting of Stockholders will be available at www.virtualshareholdermeeting.com/ANF2021. A replay of the Annual Meeting of Stockholders will be available for one year. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on June 9, 2021: Letter to Stockholders, Abercrombie & Fitch Co.'s Notice of Annual Meeting of Stockholders and Proxy Statement, and Abercrombie & Fitch Co.'s Annual Report 2020 are available at www.proxyvote.com. D43638-P53517 ABERCROMBIE & FITCH CO. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE VIRTUAL ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2021 Each holder of shares of Class A Common Stock of Abercrombie & Fitch Co. (the "Company") identified on this proxy card hereby constitute(s) and appoint(s) Scott Lipesky and Gregory J. Henchel, or either of them, the proxy or proxies of the stockholder(s), with full power of substitution in each, to attend the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held via live webcast only at www.virtualshareholdermeeting.com/ANF2021, on Wednesday, June 9, 2021, at 10:00 a.m., Eastern Daylight Time, and to vote all of the shares of the Company which the stockholder(s) is/are entitled to vote at such Annual Meeting as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority, to the extent permitted by applicable law, on all other business (none known by the Company at the time of solicitation of this proxy) that may properly come before the Annual Meeting. This proxy, when properly executed, will be voted in the manner you specify. If no specification is made, except in the case of broker non-votes, the persons named herein as proxies will vote "FOR" the election of each of the director nominees listed in Item 1, "FOR" the approval of the non-binding advisory resolution to approve executive compensation under Item 2, "FOR" the proposals under Items 3 and 4, and in accordance with the recommendations of the Company's Board of Directors. All proxies previously given or executed by each stockholder identified on this proxy card are hereby revoked. Continued and to be signed and dated on the reverse side